As filed with the Securities and Exchange Commission on January 27, 2000
                                                  Registration No. 333-


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                       __________________________________


                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                       __________________________________


                           WESTELL TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)



            DELAWARE                       3661                  36-3154957
(State or other jurisdiction   (Primary Standard Industrial   (I.R.S. Employer
     of incorporation          Classification Code Number)   Identification No.)
     or organization)


                             750 NORTH COMMONS DRIVE
                             AURORA, ILLINOIS 60504
                                 (630) 898-2500

   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                       __________________________________

                                   MARC ZIONTS
                             CHIEF EXECUTIVE OFFICER
                           WESTELL TECHNOLOGIES, INC.
                             750 NORTH COMMONS DRIVE
                             AURORA, ILLINOIS 60504
                                 (630) 898-2500
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                       __________________________________

                                   Copies To:

        Helen R. Friedli, P.C.                          Jodi A. Simala
       McDermott, Will & Emery                          Jenner & Block
  227 West Monroe Street, Suite 3100               One IBM Plaza, 40th Floor
     Chicago, Illinois 60606-5096                   Chicago, Illinois 60611
             312-372-2000                                312-222-9350

                       __________________________________

APPROXIMATE  DATE OF  COMMENCEMENT  OF PROPOSED  SALE OF THE  SECURITIES  TO THE
PUBLIC: As soon as practicable after the effective date of this registration statement and the effective time of the merger described in this registration statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. |_|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|______

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| __________

----------------------------------------------------------------------------------------------------------------------------------
                                                 CALCULATION OF REGISTRATION FEE

==================================================================================================================================

Title of each class of securities       Amount to be          Proposed maximum          Proposed maximum           Amount of
to be registered                       registered (1)        offering price per        aggregate offering      registration fee
                                                                  share(2)                  price(2)
----------------------------------- --------------------- ------------------------- ------------------------- --------------------

Class A Common Stock (par value      19,267,337 shares             $13.33                 $256,897,828              $67,821
$0.01 per share)
----------------------------------- --------------------- ------------------------- ------------------------- --------------------

(1) Based upon the number of shares of common stock, par value $.01 per share, of Teltrend Inc. outstanding on January 25, 2000, which shares will be exchanged for shares of Class A Common Stock, par value $0.01 per share, of Westell Technologies, Inc. pursuant to the proposed merger described herein at an exchange ratio of 3.3 shares of Westell
         Class A Common Stock for each share of Teltrend common stock.

(2)      Calculated in accordance  with Rule 457(f)(1)  under the Securities Act
         of  1933,  and  estimated   solely  for  purposes  of  calculating  the
         registration  fee. The proposed  maximum  aggregate  offering price was calculated by taking the average high and low prices of Teltrend common stock as reported on the Nasdaq  National  Market on January 21,  2000,
         and multiplying  such number by the number of shares of Teltrend common stock to be  exchanged  pursuant to the merger.  The  proposed  maximum offering  price per share  was  calculated  by  dividing  the  proposed maximum  aggregate  offering  price by the  number of shares of Westell
         Class A Common Stock to be registered hereunder.


         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

[WESTELL LOGO]                                                   [TELTREND LOGO]



                 MERGER PROPOSED -- YOUR VOTE IS VERY IMPORTANT

       TO THE STOCKHOLDERS OF WESTELL TECHNOLOGIES, INC. AND TELTREND INC.

         The boards of directors of Westell Technologies, Inc. and Teltrend Inc. have unanimously approved a merger of Teltrend with a wholly-owned subsidiary of Westell, pursuant to which Teltrend would become a wholly-owned subsidiary of Westell.

         Upon completion of the merger, Teltrend stockholders will receive 3.3 shares of Westell Class A Common Stock in exchange for each share of Teltrend common stock they own, subject to provisions regarding payment of cash in lieu of fractional shares. The exchange ratio is fixed and will not change based on any changes in the value of Westell's Class A Common Stock or Teltrend's common stock. Westell's stockholders will continue to own their existing shares of Westell Class A Common Stock and Class B Common Stock. After the merger, the Teltrend stockholders will hold approximately 34% of Westell's outstanding Class A Common Stock and Class B Common Stock, considered together, or approximately 17% of the total voting power of Westell. Assuming the exercise of all outstanding options and warrants to purchase Class A Common Stock and the conversion of Westell's outstanding convertible debentures at their current conversion price, these percentages would be approximately 29% and 16%, respectively.

         The merger requires the stockholders of Teltrend to adopt the merger agreement and the stockholders of Westell to approve the stock issuance in the merger and a related amendment to Westell's Amended and Restated Certificate of Incorporation to increase the number of shares of authorized Westell Class A Common Stock. We have scheduled meetings for our stockholders to vote on these matters.

         Regardless of the number of shares you own or whether you plan to attend a meeting, it is important that your shares be represented and voted. We ask that you take the time to vote by completing and mailing the enclosed proxy card promptly. Voting instructions are inside.

         The dates, times and places of the meetings are as follows:

        FOR WESTELL STOCKHOLDERS:                  FOR TELTREND STOCKHOLDERS:
             March __, 2000                              March __, 2000
         10:00 a.m., local time                      10:00 a.m., local time
    Westell's Corporate Headquarters           Teltrend's Corporate Headquarters
         750 North Commons Drive                       620 Stetson Avenue
         Aurora, Illinois 60504                   St. Charles, Illinois 60174

         This document provides detailed information about the merger. In addition, you can find more information about Westell and Teltrend in the documents each company has filed with the Securities and Exchange Commission. Instructions on how to obtain these documents are included in this joint proxy statement/prospectus. Westell's Class A Common Stock is listed on the Nasdaq National Market under the symbol "WSTL".

         Thank you.

          Marc Zionts                          Howard L. Kirby, Jr.
    Chief Executive Officer      Chairman, President and Chief Executive Officer
  Westell Technologies, Inc.                      Teltrend Inc.

FOR A DISCUSSION OF RISKS YOU SHOULD CONSIDER IN EVALUATING THE MERGER, SEE RISK FACTORS BEGINNING ON PAGE I-13.


--------------------------------------------------------------------------------
NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE MERGER DESCRIBED IN THIS JOINT PROXY STATEMENT/PROSPECTUS OR THE WESTELL CLASS A COMMON STOCK TO BE ISSUED IN THE MERGER, NOR HAVE THEY DETERMINED IF THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------
This joint proxy statement/prospectus is dated February ____, 2000 and is first being mailed to stockholders on or about February __, 2000.

                      REFERENCES TO ADDITIONAL INFORMATION

         This document incorporates by reference important business and financial information about our companies from documents that we have filed with the SEC but have not included or delivered with this document. If you write or call us, we will send you these documents, excluding exhibits unless they are specifically incorporated by reference into these documents, without charge. You may contact us:

        Westell Technologies, Inc.                        Teltrend Inc.
           Attention: Investor                        Attention: [Investor
          Relations Department                        Relations Department]
          750 North Commons Drive                       620 Stetson Avenue
          Aurora, Illinois 60504                      St. Charles, Illinois
      Tel.: 800-323-6883 (toll free)                    Tel.: 630-377-1700

         PLEASE REQUEST DOCUMENTS FROM EITHER COMPANY NO LATER THAN __________, 2000 TO ENSURE TIMELY DELIVERY. See "Where You Can Find More Information" on page VI-1 for more information about the documents incorporated by reference into this document.

                           WESTELL TECHNOLOGIES, INC.
                              750 N. COMMONS DRIVE
                             AURORA, ILLINOIS 60504

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO THE STOCKHOLDERS OF
WESTELL TECHNOLOGIES, INC.:

         Westell Technologies, Inc. will hold a special meeting of its stockholders on March __, 2000, at 10:00 a.m., local time, at Westell's corporate headquarters, 750 North Commons Drive, Aurora, Illinois 60504, for the following purposes:

         (1) To consider and act upon a proposal to approve the issuance of shares of Westell's Class A Common Stock, in accordance with the agreement and plan of merger dated December 13, 1999 among Westell, Theta Acquisition Corp., a wholly owned subsidiary of Westell, and Teltrend Inc. as we describe in the attached joint proxy statement/prospectus;

         (2) To consider and act upon a proposal to amend Westell's Amended and Restated Certificate of Incorporation to increase to 85 million from 65.5 million the total number of shares of Westell Class A Common Stock that Westell is authorized to issue, effective as of the effective time of the proposed merger; and

         (3) To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

         The close of business on ____________, 2000 is the record date for the Westell special meeting. Holders of Westell's Class A Common Stock and Class B Common Stock on the record date will be entitled to vote at the meeting. On the record date, there were _____ shares of Westell Class A Common Stock and ____ shares of Westell Class B Common Stock outstanding. Each share of Westell Class A Common Stock entitles its holder to one vote and each share of Westell Class B Common Stock entitles its holder to four votes.

         Each proposal will be voted upon separately by Westell's stockholders, with the holders of shares of Class A Common Stock and Class B Common Stock voting together as a single class with respect to each proposal. The merger will not be completed unless each proposal is approved by the required vote. The affirmative vote of a majority of the total votes cast is required to approve the issuance of shares of Westell's Class A Common Stock in the merger and the affirmative vote of a majority of the total votes outstanding on the record date is required to approve the amendment to Westell's Amended and Restated Certificate of Incorporation. The co-trustees of the Westell Technologies, Inc. Voting Trust, who beneficially own approximately 80% of the voting power of Westell, have agreed to vote in favor of these proposals if a majority of
Westell's non-affiliated, public stockholders so vote. In addition, the co-trustees may also vote in favor of the proposals even if a majority of the non-affiliated, public stockholders reject the proposals. The co-trustees have indicated their current intention to vote as the majority of Westell's non-affiliated, public stockholders vote with respect to the proposals. The voting agreement is described in more detail in the attached joint proxy statement/prospectus.

         Westell's Board of Directors believes that the merger will provide significant benefits to Westell's stockholders, customers and employees. Westell's Board of Directors has unanimously approved the merger and the proposals to be presented at the meeting and recommends that Westell stockholders vote in favor of the proposals.

         PLEASE SIGN AND PROMPTLY RETURN THE PROXY CARD IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU EXPECT TO ATTEND THE WESTELL SPECIAL MEETING. A PROMPT RESPONSE IS HELPFUL, AND YOUR COOPERATION WILL BE APPRECIATED. A stockholder who executes a proxy may revoke it any time before it is exercised by giving written notice of revocation to the corporate secretary of Westell, by subsequently filing another later-dated proxy or by attending the Westell special meeting and voting in person.

                                 By Order of the Board of Directors,

                                 /s/ Nicholas C. Hindman, Sr.

                                 Nicholas C. Hindman, Sr.
                                 Acting Vice President, Secretary, Treasurer and Chief Financial Officer

                              TELTREND CORPORATION
                               620 STETSON AVENUE
                           ST. CHARLES, ILLINOIS 60174

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO THE STOCKHOLDERS
OF TELTREND INC.:

         Teltrend Inc. will hold a special meeting of its stockholders on ___________ ___, 2000 at 10:00 a.m., local time, at Teltrend's corporate headquarters, 620 Stetson Avenue, St. Charles, Illinois 60174, for the following purposes:

         (1) To consider and vote upon a proposal to adopt the agreement and plan of merger dated December 13, 1999 among Teltrend, Westell Technologies, Inc., and Theta Acquisition Corp., a wholly owned subsidiary of Westell, as we describe in the attached joint proxy statement/prospectus. If the merger is consummated:

     o Teltrend stockholders will receive 3.3 shares of Westell Class A Common Stock for each share of Teltrend common stock that they own, subject to provisions regarding payment of cash in lieu of fractional shares; and
     o    Teltrend will become a wholly-owned subsidiary of Westell.

         (2) To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

         The close of business on _______________, 2000 is the record date for the Teltrend special meeting. Holders of Teltrend's common stock on the record date will be entitled to vote at the meeting. On the record date, there were ______ shares of Teltrend common stock outstanding (excluding treasury shares), each of which is entitled to one vote.

         The affirmative vote of a majority of the shares of Teltrend common stock outstanding on the record date is required to adopt the merger agreement. Detailed information concerning the merger agreement and the merger is contained in the attached joint proxy statement/prospectus, which you are urged to read carefully.

         Teltrend's Board of Directors has unanimously determined that the merger is fair to, and in the best interests of, the Teltrend stockholders, has approved the merger agreement and the merger, and recommends that the Teltrend stockholders vote to adopt the merger agreement at the Teltrend special meeting.

         PLEASE SIGN AND PROMPTLY RETURN THE PROXY CARD IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU EXPECT TO ATTEND THE TELTREND SPECIAL MEETING. A PROMPT RESPONSE IS HELPFUL, AND YOUR COOPERATION WILL BE APPRECIATED. A stockholder who executes a proxy may revoke it any time before it is exercised by giving written notice of revocation to the corporate secretary of Teltrend, by subsequently filing another later-dated proxy or by attending the Teltrend special meeting and voting in person.

         STOCKHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES WHEN RETURNING THEIR PROXIES. If the merger agreement is adopted and the merger is consummated, stockholders will be notified and furnished instructions on how and when to surrender their stock certificates.

                                   By Order of the Board of Directors,

                                   /s/ Douglas P. Hoffmeyer
                                   Douglas P. Hoffmeyer
                                   Sr. Vice President, Finance; Chief Financial
                                   Officer; Secretary and Treasurer

                                TABLE OF CONTENTS




CHAPTER ONE:  OVERVIEW
     Questions and Answers About the Merger.....I-1
     Summary....................................I-3
         The Companies..........................I-3
         Reasons for the Merger.................I-3
         Recommendations to Stockholders........I-3
         The Merger.............................I-4
         Comparative Per Share Market
         Price Information......................I-4
         Ownership of Westell After the Merger..I-4
         Stockholders Meetings..................I-4
         Stockholder Vote Required..............I-4
         Opinions of Financial Advisors.........I-5
         Interests of Officers and Directors
         in the Merger..........................I-5
         Comparison of Rights of Teltrend
         and Westell Stockholders ..............I-6
         Accounting Treatment...................I-6
         Material Federal Income Tax
         Consequences ..........................I-6
         No Appraisal Rights....................I-6
         Regulatory Approval....................I-6
         Termination of the Merger Agreement;
         Termination Fees.......................I-6
     Summary Selected Historical Consolidated
       And Pro Forma Financial Data.............I-8
         How We Prepared the Financial
         Statements ............................I-8
         Accounting Treatment of the Merger.....I-8
         Merger-Related Expenses................I-8
         Selected Historical Consolidated
         Financial Data of Westell..............I-9
         Selected Historical Consolidated
         Financial Data of Teltrend............I-10
         Selected Unaudited Pro Forma
         Consolidated Financial Information....I-11
         Unaudited Comparative Per Share Data..I-12
     Risk Factors..............................I-13
         Since the market price of the Westell
         Class A Common Stock fluctuates,
         Teltrend stockholders cannot be
         sure of the market price of the Westell
         Class A Common Stock they will receive
         in the merger.........................I-13
         We may not be able to successfully
         integrate our operations..............I-13
         Westell has incurred and continues
         to expect losses......................I-14
         Westell is controlled by a limited
         number of stockholders, whose actions
         from time to time could limit
         the rights of Teltrend stockholders
         as holders of Westell Class A
         Common Stock..........................I-14

         Following the merger, Teltrend
         stockholders may be adversely affected
         by future issuances  and sales of
         Westell's Class A Common Stock........I-14
         The combined company will depend on
         digital subscriber line market
         acceptance and growth for future
         success...............................I-16
         Pricing pressures on products may
         adversely affect the combined company's
         profitability.........................I-16
         Evolving industry standards may
         adversely affect the combined company's
         DSL sales.............................I-17
         The combined company's products will
         face competition from other existing
         products, products under
         development and changing technology,
         and the combined company must develop
         new commercially successful
         products to achieve its business
         goals and generate revenue............I-17
         The combined company may experience
         delays in the deployment of new
         products..............................I-18
         Industry consolidation could make
         competing more difficult..............I-18
         The failure to maintain and further
         develop partners and alliances would
         adversely affect the combined
         company's business....................I-19
         Westell's and Teltrend's lack of
         backlog may affect the combined
         company's ability to adjust to an
         unexpected shortfall in orders........I-19
         The combined company will depend on
         a limited number of customers who
         are able to exert a high degree
         of influence over it..................I-19
         Westell's and Teltrend's customers
         have lengthy purchase cycles which
         affect their ability to sell
         products..............................I-20
         Westell and Teltrend are dependent
         on, and would not be able to compete
         without, third party technologyI-20
         Westell and Teltrend are dependent
         on sole or limited source suppliers
         and could not sell their
         products without these suppliers......I-21

         Westell's and Teltrend's services
         are affected by uncertain government
         regulations and changes in
         current or future laws or regulations
         could restrict the way the combined
         company operates its business.........I-21
         Westell's failure to manage the
         combined company's growth effectively
         could impair its ability to
         supply and support the manufacture
         of large volumes of DSL products......I-22
         The combined company's failure to
         retain key personnel and hire
         additional key personnel could
         adversely affect its ability to
         successfully compete, develop and
         sell new products.....................I-22
         Westell's stock price is volatile.....I-22
         The combined company's quarterly
         operating results are likely to
         fluctuate significantly and should not
         be relied upon as an indication of
         future performance....................I-23
         Conference Plus's large competitors
         could adversely affect Conference
         Plus's ability to maintain or
         increase its market share.............I-23
     Cautionary Note Concerning Forward-Looking
         Statements............................I-24

CHAPTER TWO -- THE TRANSACTION
     The Companies.............................II-1
         Westell Technologies, Inc. ...........II-1
         Teltrend Inc. ........................II-2
         Theta Acquisition Corp. ..............II-2
     The Merger................................II-3
         General...............................II-3
         Background of the Merger..............II-3
         Westell's Reasons for the Merger;
         Recommendation of the Westell Board...II-4
         Teltrend's Reasons For the Merger;
         Recommendation of the Teltrend Board..II-6
         Opinion and Advice of Westell's
         Financial Advisors....................II-7
         Opinion of Teltrend's Financial
         Advisor..............................II-14
         Voting Agreement With Westell
         Controlling Stockholders.............II-18
         Material Federal Income Tax
         Consequences.........................II-18
         Accounting Treatment.................II-19
         Regulatory Approvals.................II-19
         No Appraisal Rights..................II-20
         Restrictions on Resales by
         Affiliates...........................II-20
     Market Prices and Dividends..............II-21

     Westell and Teltrend Unaudited Pro
        Forma Condensed Consolidated
        Financial Data........................II-24
     Interests of Teltrend's Directors
        and Officers in the Merger............II-30
         Teltrend Severance Plan..............II-30
         Teltrend Stock Option Plans..........II-31
         Indemnification and Insurance........II-31
         Directors and Executive Officers
         of Westell Following the Merger......II-32

CHAPTER THREE -- THE MEETINGS AND VOTING
     The Westell Special Meeting..............III-1
         Purpose of the Meeting...............III-1
         Date, Place and Time.................III-1
         Record Date; Stock Outstanding.......III-1
         Votes Required for Approval..........III-2
         Quorum Requirement...................III-2
         Stock Ownership of Management;
          Voting Agreement....................III-2
         Voting and Revocation of Proxies.....III-2
         Solicitation of Proxies..............III-3
     The Teltrend Special Meeting.............III-3
         General..............................III-3
         Purpose of the Meeting...............III-3
         Date, Place and Time.................III-3
         Record Date; Stock Outstanding.......III-3
         Votes Required for Approval..........III-3
         Quorum Requirement...................III-4
         Stock Ownership of Management........III-4
         Voting and Revocation of Proxies.....III-4
         Solicitation of Proxies..............III-4

CHAPTER FOUR -- THE MERGER AGREEMENT
     Terms of the Merger.......................IV-1
     Exchange of Shares........................IV-1
     Treatment of Teltrend Stock Options.......IV-2
     Conditions to the Merger..................IV-2
     Representations and Warranties............IV-3
     Principal Covenants.......................IV-4
     Termination of the Merger Agreement;
     Termination Fees..........................IV-7
     Other Expenses............................IV-9
     Amendment; Waiver........................IV-10

CHAPTER FIVE -- CERTAIN LEGAL INFORMATION
     Material Differences in Rights of
         Teltrend and Westell Stockholders......V-1
         Authorized Capital Stock...............V-1
         Dividends..............................V-1
         Voting Rights..........................V-2
         Convertibility.........................V-2
         Liquidation Rights.....................V-3
         Other Provisions.......................V-3

         Preferred Stock........................V-3
         RightsPlan.............................V-3
         Directors..............................V-4
         Special Meetings.......................V-4
         Amendment to Certificate of
         Incorporation and Bylaws...............V-4
         Stockholder Proposals..................V-5
         Business Combinations..................V-5
         Limitation on Liability and
         Indemnification of Directors
         and Officers...........................V-5
     Experts....................................V-6
     Legal Matters..............................V-7

CHAPTER SIX --  ADDITIONAL
        INFORMATION FOR STOCKHOLDERS
     Submission of Future
     Stockholder Proposals.....................VI-1
     Where You Can Find More Information.......VI-1

Appendix A:    Agreement and Plan of Merger,  dated
         as of December 13, 1999,  by and among Westel
         Technologies,  Inc., Theta Acquisition Corp.
         and Teltrend Inc.

Appendix B:    Opinion of Goldman, Sachs & Co.

Appendix C:    Opinion of SoundView Technology Group, Inc.

                                   CHAPTER ONE
                                    OVERVIEW

                     QUESTIONS AND ANSWERS ABOUT THE MERGER



Q:   WHEN AND WHERE ARE THE STOCKHOLDER MEETINGS?

A: The Westell meeting will take place on March __, 2000 at Westell's corporate headquarters, 750 North Commons Drive, Aurora, Illinois 60504. The Teltrend meeting will take place on March __, 2000 at Teltrend's corporate headquarters, 620 Stetson Avenue, St. Charles, Illinois 60174.

Q:   WHAT DO I NEED TO DO NOW?

A: After carefully reading and considering the information contained in this document, please fill out, sign and mail your signed proxy card in the enclosed return envelope as soon as possible, so that we may vote your shares at the appropriate meeting.

     In order to assure that we obtain your vote, please give your proxy as instructed on your proxy card even if you currently plan to attend the meeting in person.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: If you do not provide your broker with instructions on how to vote your "street name" shares, your broker cannot vote them. You should therefore be sure to provide your broker with instructions on how to vote your shares.

      If you do not give voting instructions to your broker, you will, in effect, be voting against the merger unless you appear in person at the appropriate meeting with a proxy from your broker authorizing you to vote your "street name" shares, and vote in favor of the applicable proposal(s).

Q:    CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: Yes. You can change your vote at any time before your proxy is voted at the applicable stockholder meeting. You can do this in one of three ways:
      (1) you can send a written notice stating that you would like to revoke your proxy, (2) you can complete and submit a new proxy card which bears a later date (if you choose either (1) or (2), you must submit your notice of revocation or your new proxy card to the appropriate corporate secretary), or (3) you can attend your meeting and vote in person. Simply attending the meeting, however, will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

Q:    WHAT WILL TELTREND STOCKHOLDERS RECEIVE FOR THEIR TELTREND SHARES?

A: In the merger, Teltrend stockholders will receive 3.3 shares of Westell Class A Common Stock in exchange for each share of Teltrend common stock they hold. This exchange ratio will not change, even if the market price of Westell or Teltrend shares increases or decreases between now and the date the merger is completed. Because the market price of Westell Class A Common Stock may fluctuate from day to day, Teltrend stockholders cannot be sure of the market value of the Westell Class A Common Stock they will receive in the merger at the time they vote their shares.

      Westell will not issue fractional shares in the merger. The Teltrend stockholders will receive cash in lieu of fractional shares based on the average closing price of the Westell Class A Common Stock during the 10 trading days immediately preceding the merger.

Q.    WILL THE MERGER BE TAXABLE TO ME?

A. We expect that the merger generally will not be taxable to either Westell or Teltrend or Teltrend's stockholders for U.S. federal income tax purposes, except for cash received in lieu of any fractional shares.

Q.    WHAT RISKS SHOULD I CONSIDER?

A. You should review "Risk Factors" beginning on page I-13. You should also review the countervailing factors considered by each company's Board of Directors. See "Westell's Reasons for the Merger; Recommendation of the Westell Board" beginning on page II-4 and "Teltrend's Reasons for the Merger; Recommendation of the Teltrend Board" beginning on page II-6.

Q.    HOW MANY CLASSES OF COMMON STOCK DOES WESTELL HAVE?

A. Westell has two classes of common stock: Class A Common Stock and Class B Common Stock. Generally, both classes vote together as a single class with each share of Class A Common Stock having one vote and each share of Class B Common Stock having four votes. Economically, Westell's Class A Common Stock and Class B Common Stock are equivalent.

Q:    WILL WESTELL STOCKHOLDERS RECEIVE ANY SHARES AS A RESULT OF THE MERGER?

A: No. Westell stockholders will continue to hold the Westell shares they currently own. After the merger, these shares will represent an ownership interest in the combined businesses of Westell and Teltrend.

Q:    SHOULD TELTREND STOCKHOLDERS SEND IN THEIR STOCK CERTIFICATES NOW?

A:    No.   After  we  complete  the  merger,  we  will  send  to  the T eltrend stockholders written instructions to exchange the Teltrend common stock for Westell Class A Common Stock.

Q:    WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We expect to complete the merger as soon as possible after the stockholder meetings, assuming the stockholders of both companies approve the transaction. However, because the merger is subject to certain regulatory approvals and other conditions, we cannot predict the exact timing.

Q:    WHO CAN HELP ANSWER QUESTIONS?

A:    If you have more questions about the merger you should contact:

         If you are a Westell stockholder:
         Westell Technologies, Inc.
         800-323-6883 (toll free)
         630-375-4940 (fax)
         Attn:  Investor Relations Department

         If you are a Teltrend stockholder:
         Teltrend Inc.
         630-377-1700
         630-377-0128 (fax)
         Attn:  ______________________

                                     SUMMARY

This summary highlights selected information from this joint proxy statement/prospectus and may not contain all of the information that is important to you. To understand the merger more fully and for a more complete description of the legal terms of the merger, you should read this entire document and the documents we have referred you to. The merger agreement is attached as Appendix A. We encourage you to read the merger agreement. It is the legal document that governs the merger.


THE COMPANIES

WESTELL TECHNOLOGIES, INC.
750 N. Commons Drive
Aurora, Illinois 60504
800-323-6883

         Since 1980, Westell has developed telecommunications products that address the needs of telephone companies to upgrade their existing network infrastructures in order to deliver advanced data and voice services to their customers. Westell designs, manufactures, markets and services a broad range of digital and analog products used by telephone companies to deliver services primarily over existing copper telephone wires that connect end users to a telephone company's central office. This existing infrastructure is commonly referred to as the local loop or the local access network. Westell also markets its products and services to other telecommunications and information service providers seeking direct access to end user customers. In addition, Conference Plus, Inc., Westell's 88% owned subsidiary, provides audio, video, and data conferencing services. Businesses and individuals use these services to hold voice, video or data conferences with many people at the same time. Conference Plus sells its services directly to large customers, including Fortune 100 companies, and serves customers indirectly through its private reseller program. Westell is currently considering a proposal to spin-off Conference Plus in the next 12 to 24 months.

TELTREND INC.
620 Stetson Avenue
St. Charles, Illinois 60174
630-377-1700

         Teltrend designs, manufactures and markets a broad range of transmission products used by telephone companies to provide voice and data service over the telephone network. Historically, substantially all of Teltrend's products have been sold directly to the regional bell operating companies and their local affiliates (RBOCs) for use with the copper wireline that is generally used to carry voice and data across the local loop. Teltrend's strong reliance on the RBOCs continues, but its purchase of Teltrend Limited in September 1997 expanded its markets and product lines. With the addition of Teltrend Limited, Teltrend has entered the telecommunication signaling interworking market, providing products that interpret and translate transmission signals to allow for interoperability between older-generation and next-generation telecommunications networks. Teltrend Limited sales are primarily targeted in Europe.

REASONS FOR THE MERGER

         Both the Westell Board and the Teltrend Board believe that the combined company will have the potential to realize long-term synergies and improved financial and operating results. We believe that the combined company will be positioned to provide leading network and telecommunication service providers world-wide with digital subscriber line system and technology solutions that meet the standards for network level interoperability.

RECOMMENDATIONS TO STOCKHOLDERS

         Both the Westell Board and the Teltrend Board believe that the merger is in the best interests of their respective companies' stockholders and that the strong management teams from both companies will work to achieve potential long-term synergies and realize growth opportunities.

         TELTREND: The Teltrend Board has unanimously approved the merger and the merger agreement. The Teltrend Board recommends that Teltrend stockholders vote FOR the proposal to adopt the merger agreement, under which a wholly owned subsidiary of Westell will be merged with Teltrend.

         WESTELL: The Westell Board has unanimously approved the merger and the merger agreement. The Westell Board unanimously recommends that Westell stockholders vote FOR the proposals submitted for Westell stockholder approval in connection with the merger.

THE MERGER

         The agreement and plan of merger dated December 13, 1999 among Teltrend, Westell and Theta Acquisition Corp. is the legal document that governs the merger. The merger agreement is attached as Appendix A to this joint proxy statement/prospectus. We encourage you to read the merger agreement carefully.

         In the merger, Teltrend will become a wholly-owned subsidiary of Westell, and each share of Teltrend common stock will be converted into the right to receive 3.3 shares of Westell Class A Common Stock. Cash will be paid in lieu of any fractional shares, based on the average closing price of the Westell Class A Common Stock during the 10 trading days immediately preceding the merger.

         Each option to purchase shares of Teltrend common stock which is unexpired and unexercised as of the effective time will be automatically converted into an option to purchase a number of shares of Westell Class A Common Stock equal to the number of shares of Teltrend common stock subject to such option multiplied by the exchange ratio at an exercise price per share equal to the exercise price in effect under such option immediately prior to the effective time divided by the exchange ratio. See "Treatment of Teltrend Stock Options" on page IV-2.

COMPARATIVE PER SHARE MARKET PRICE INFORMATION

         Both the Westell Class A Common Stock and the Teltrend common stock are quoted on the Nasdaq National Market. An application will be made to quote the Westell Class A Common Stock to be issued in the merger on the Nasdaq National Market. After the merger, shares of Westell Class A Common Stock will continue to be traded on the Nasdaq National Market under the symbol "WSTL."

         On December 10, 1999, the last trading date prior to the public announcement of the proposed merger, the last reported closing price on the Nasdaq National Market for the Westell Class A Common Stock was $10 3/4 and for the Teltrend common stock was $23 1/8. On ____________, 2000, the most recent available date prior to printing this joint proxy statement/prospectus, the last reported closing price on the Nasdaq National Market for the Westell Class A Common Stock was $__________ and for the Teltrend common stock was $__________.

OWNERSHIP OF WESTELL AFTER THE MERGER

         Westell will issue approximately 19 million shares of its Class A Common Stock to Teltrend stockholders in the merger. Upon completion of the merger, this will represent approximately:

o        52% of Westell's outstanding Class A Common Stock;
o 34% of Westell's outstanding Class A Common Stock and Class B Common Stock, considered together; and o 17% of Westell's outstanding voting power.

         This information is based on the number of shares of Westell Class A Common Stock and Class B Common Stock and shares of Teltrend common stock outstanding on ______ __, 2000, and does not take into account stock options, Westell's warrants or Westell's convertible debentures. Assuming the exercise of all outstanding options (including options issued upon conversion of the outstanding Teltrend options) and warrants to purchase Class A Common Stock and the conversion of Westell's outstanding convertible debentures at the current conversion price, upon completion of the merger, the Class A Common Stock to be received by the Teltrend stockholders will represent approximately 40% of the outstanding Class A Common Stock, 29% of the outstanding Class A Common Stock and Class B Common Stock, considered together, and 16% of Westell's outstanding voting power.

STOCKHOLDERS MEETINGS

         Both Teltrend and Westell are holding special meetings at which their stockholders will vote on proposals related to the merger. If you were a record holder of Teltrend common stock at the close of business on __________, 2000, you will be entitled to vote at the Teltrend meeting. If you were a record holder of Westell Class A Common Stock or Westell Class B Common Stock on __________, 2000, you will be entitled to vote at the Westell meeting.

STOCKHOLDER VOTE REQUIRED

         The affirmative vote of a majority of the shares of Teltrend common stock outstanding on the record date is required to adopt the merger agreement. As a result, a Teltrend stockholder that abstains or does not vote on the merger is effectively voting against the merger. Each share of Teltrend common stock is entitled to one vote. On the record date, directors and executive officers of

Teltrend and their affiliates owned and were entitled to vote ____ shares of Teltrend common stock, or approximately ___% of the outstanding shares of Teltrend common stock. These individuals and their affiliates have indicated that they will vote in favor of adoption of the merger agreement.

         The affirmative vote of a majority of the total votes cast is required to approve the issuance of shares of Westell's Class A Common Stock in the merger and the affirmative vote of a majority of the total votes outstanding on the record date is required to approve the amendment to Westell's Amended and Restated Certificate of Incorporation. As a result, a Westell stockholder that abstains or does not vote on the amendment to Westell's Certificate of Incorporation is effectively voting against such amendment. Because Westell does not presently have enough un-reserved shares of Class A Common Stock available to issue in the merger, such a vote is accordingly a vote against the merger.

         Each share of Westell Class A Common Stock entitles its holder to one vote and each share of Westell Class B Common Stock entitles its holder to four votes. On the record date, directors and executive officers of Westell and their affiliates owned and were entitled to vote ___ shares of Westell Class A Common Stock and all outstanding shares of Class B Common Stock, or approximately __% of Westell's outstanding votes. Two of Westell's directors, who are the co-trustees of the Westell Technologies, Inc. Voting Trust, and beneficially own approximately 80% of the voting power of Westell, have agreed to vote in favor of the merger proposals if a majority of Westell's non-affiliated public stockholders so vote. In addition, the co-trustees may also vote in favor of the merger proposals even if a majority of the non-affiliated, public stockholders reject the proposals. The co-trustees have indicated their current intention to vote as the majority of Westell's non-affiliated, public stockholders vote with respect to the proposals. The voting agreement is described in more detail in this joint proxy statement/prospectus. See "Voting Agreement with Westell Controlling Stockholders" on page II-18.

OPINIONS OF FINANCIAL ADVISORS

         In deciding to approve the merger, among the factors that the Westell Board considered was the opinion of its financial advisor, Goldman, Sachs & Co., that, as of December 13, 1999, the exchange ratio of 3.3 shares of Westell Class A Common Stock for each share of Teltrend common stock pursuant to the merger agreement was fair, from a financial point of view, to Westell. The full text of the written opinion of Goldman Sachs, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Appendix B. Goldman Sachs' opinion does not constitute a recommendation as to how any holder of Westell Class A Common Stock should vote with respect to the merger proposals. We encourage Westell stockholders to read the Goldman Sachs opinion. In deciding to approve the merger, the Westell Board also considered the advice of Hambrecht & Quist, an additional financial advisor retained by the Westell Board to provide general advisory services with respect to the merger.

         In deciding to approve the merger, among the factors that the Teltrend Board considered was the opinion of its financial advisor, SoundView Technology Group, Inc., that, as of December 13, 1999, the exchange ratio pursuant to the merger agreement was fair, from a financial point of view, to the holders of Teltrend common stock. The full text of the written opinion of SoundView, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached hereto as Appendix C. We encourage Teltrend stockholders to read the SoundView opinion.

INTERESTS OF OFFICERS AND DIRECTORS IN THE MERGER

         When you consider the Teltrend Board's recommendation that the Teltrend stockholders vote in favor of adoption of the merger agreement, you should be aware that the officers and directors of Teltrend may have interests in the merger that may be different from yours.

         These interests exist because of the rights some of the executive officers have under a severance plan maintained by Teltrend that Westell has agreed to assume upon completion of the merger. This severance plan will provide these officers with severance benefits if their employment is terminated either by Westell or, in certain situations, by the executive, after the merger. If severance benefits were to be paid under this plan at the time of the merger, the executive officers subject to the plan would receive an aggregate of approximately $3.2 million.

         In addition,  Westell's board of directors has agreed to appoint Howard
L. Kirby, Jr. and Bernard F. Sergesketter, currently the chairman of the board and chief executive officer and a director, respectively, of Teltrend to the Westell board upon completion of the merger.

         In addition, under the terms of Teltrend's existing option agreements, all unvested options to purchase Teltrend common stock, including those held by directors and executive officers, will become fully vested and exercisable in connection with the merger. Those options which are not exercised or expired before the merger will be converted into options to purchase Westell's Class A Common Stock.

         Please review the section entitled "Interests of Teltrend's Directors and Officers in the Merger" beginning on page II-29.

COMPARISON OF RIGHTS OF TELTREND AND WESTELL STOCKHOLDERS

         After the merger, Teltrend stockholders will become holders of Westell Class A Common Stock and their rights as stockholders will be governed by the Amended and Restated Certificate of Incorporation and bylaws of Westell. There are some differences between the certificates of incorporation and bylaws of Teltrend and Westell. For example, Westell has two classes of common stock:
Class A Common Stock and Class B Common Stock. Generally, both classes vote together as a single class, with each share of Class B Common Stock having four votes and each share of Class A Common Stock having one vote. In addition, the Class B Common Stock is effectively controlled by two Westell directors as co-trustees of a voting trust. This control gives these individuals approximately 80% of Westell's current voting power and is expected to give them approximately 68% of Westell's voting power upon consummation of the merger. Accordingly, the rights of Teltrend stockholders as stockholders of Westell may be limited from time to time by actions taken by the holders of the Class B Common Stock. For a more complete discussion, see "Material Differences in Rights of Teltrend and Westell Stockholders" beginning on page V-1.

ACCOUNTING TREATMENT

         Westell and Teltrend anticipate that the merger will be accounted for as a purchase. Merger related costs of approximately $5 million will be included in the determination of the purchase price. Please see the section entitled "Westell and Teltrend Unaudited Pro Forma Condensed Consolidated Financial Data" beginning on page II-24.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

         The merger is expected to be tax-free to Westell and Teltrend for U.S. federal income tax purposes. The merger is also expected to be tax-free for U.S. federal income tax purposes to Teltrend stockholders, except with respect to cash these stockholders receive in lieu of fractional shares. Stockholders are urged to consult their own tax advisors.

NO APPRAISAL RIGHTS

         Neither the Teltrend stockholders nor the Westell stockholders are entitled to appraisal rights under Delaware law in connection with the merger.

REGULATORY APPROVAL

         Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, we cannot complete the merger until Westell and Teltrend give information and materials to the U.S. Department of Justice and Federal Trade Commission and wait for a required waiting period to expire or terminate. Westell and Teltrend submitted pre-merger notification and report forms effective January 3, 2000. Unless Westell or Teltrend receives a request for additional information or documentary materials, the waiting period under the HSR Act will expire on February 2, 2000, unless terminated earlier.

TERMINATION OF THE MERGER AGREEMENT; TERMINATION FEES

         Each of Westell and Teltrend can terminate the merger agreement under certain circumstances. You should review the section entitled "The Merger Agreement - Termination of the Merger Agreement; Termination Fees" beginning on page IV-7 for details in that regard.

         Teltrend has agreed to pay to Westell a break-up fee of approximately $7.2 million under the following circumstances:

     o Teltrend terminates the merger agreement as a result of a superior proposal, in accordance with the termination rights described on page IV-8;
     o Westell terminates the merger agreement because the Teltrend Board has resolved to accept a superior proposal or has recommended to the Teltrend stockholders that they tender their shares in a tender offer commenced by a third party; or

     o either Westell or Teltrend terminates the merger agreement because the Teltrend stockholders have not adopted the merger agreement at a duly held meeting, but only if Teltrend enters into a definitive agreement with respect to an acquisition transaction within three months following such termination.

         Westell has agreed to pay to Teltrend a break-up fee of approximately $7.2 million under the following circumstances:

     o either Westell or Teltrend terminates the merger agreement because the Westell Board resolves to accept a superior proposal which requires the merger agreement to be terminated, but only if Westell enters into a definitive agreement with respect to an acquisition transaction within nine months following such termination; or
     o Westell, in the limited circumstances permitted by the merger agreement, does not recommend to its stockholders approval of the proposals described in this joint proxy statement/ prospectus and Teltrend terminates the merger agreement because the Westell stockholders have failed to approve such matters at a duly held meeting called for that purpose, but only if Westell enters into a definitive agreement with respect to an acquisition transaction within three months following such termination.

      SUMMARY SELECTED HISTORICAL CONSOLIDATED AND PRO FORMA FINANCIAL DATA



HOW WE PREPARED THE FINANCIAL STATEMENTS

         We are providing the following information to aid you in your analysis of the financial aspects of the merger. We derived this information from the consolidated financial statements of Westell and of Teltrend. The information is only a summary and you should read it together with Westell's and Teltrend's historical financial statements and related notes contained in the underlying reports and other information that Westell and Teltrend have filed with the SEC and incorporated into this joint proxy statement/prospectus by reference. See "Where You Can Find More Information" on page VI-1.

ACCOUNTING TREATMENT OF THE MERGER

         The merger will be accounted for by Westell as a purchase of a business. This means that, for accounting and financial reporting purposes, the assets and liabilities of Teltrend will be recorded at their fair value, and any excess of Westell's purchase price over the fair value of Teltrend's net assets will be recorded as intangible assets, including goodwill.

         We have presented unaudited pro forma condensed consolidated financial information that reflects the purchase method of accounting to give you a better understanding of what our businesses might have looked like had they been combined since April 1, 1998. The companies may have performed differently had they always been combined. You should not rely on the unaudited pro forma condensed consolidated financial information as being indicative of the historical results that the combined company would have had or the future results that it will experience after the merger.

MERGER-RELATED EXPENSES

         We estimate that merger-related fees and expenses, consisting primarily of fees and expenses of investment bankers, attorneys and accountants, SEC filing fees, fees and expenses of financial printing, and other related charges, will be approximately $ 5.0 million. After the merger, Westell may also incur charges and expenses relating to integrating the operations of Teltrend.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF WESTELL

         In the table below, we provide you with selected historical consolidated financial data of Westell. Westell prepared this information using its consolidated financial statements as of the dates indicated and for each of the fiscal years in the five-year period ended March 31, 1999 and for the six-month periods ended September 30, 1999 and 1998. Westell derived the data below for each of the fiscal years presented from consolidated financial statements audited by Arthur Andersen LLP, independent auditors. Westell derived the data for the six-month periods presented from unaudited consolidated financial statements. In the opinion of Westell's management, the unaudited consolidated interim financial data contain all adjustments, consisting only of normal, recurring accruals unless otherwise indicated, necessary for a fair statement of these interim periods. The information provided below is only a summary and you should read it together with the financial information incorporated by reference in this document. See "Where You Can Find More Information" on page VI-1.



                              WESTELL SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                       SIX MONTHS ENDED
                                                    YEARS ENDED MARCH 31,                                 SEPTEMBER 30,
                              -------------------------------------------------------------------     -----------------------
                                 1995         1996           1997           1998         1999         1998          1999
                                 ----         ----           ----           ----         ----         ----          ----

  OPERATIONS DATA:
     Total revenues.........  $ 74,029      $ 83,236      $  79,385      $  86,351    $ 93,180      $  45,673    $ 49,163
     Gross margin...........    29,535        32,457         21,553  (1)    27,492      24,864         11,512      13,131
     Loss from operations...      (178)       (2,254)       (26,412)       (32,896)    (35,100)       (17,499)     (5,814)
     Net loss...............      (508)       (2,075)       (14,706)       (13,971)    (34,992)       (16,872)     (6,491)
  PER SHARE DATA:
     Net loss per  basic and
      diluted common share..     (0.02)        (0.07)         (0.41)         (0.38)      (0.96)        (0.46)       (0.18)
     Cash dividends ........        -            -              -             -             -            -             -
     Book value per  basic
      and diluted common           0.26         1.26           2.40           2.01         1.07          1.54        0.96
      share.................
     Weighted average basic
      and diluted common
      shares outstanding (2)    28,952        30,846         35,940         36,348      36,427         36,417      36,519

                                                        AS OF MARCH 31,                               AS OF
                              -------------------------------------------------------------------    SEPT. 30,
                                 1995         1996           1997           1998         1999         1999
                                 ----         ----           ----           ----         ----         ----

  SELECTED BALANCE SHEET
  DATA:
     Working capital........  $  1,280      $28,741(3)    $  65,105  (3) $ 47,481     $ 12,213      $ 26,883
     Total assets...........    40,276        64,448        108,049        98,405       64,407        75,355
     Long-term debt,
      including current          4,129         4,427          6,487         4,420        4,814        22,585
      portion...............
     Stockholders' equity...     7,558      38,985(3)        86,188  (3)   73,141       39,124        34,865

  ------------------------------------------------------------------------------------------------------------


(1) Includes a charge for establishment of ADSL piece part inventory reserve in the amount of $5.0 million.
(2) Adjusted to reflect a two-for-one stock split in the form of a 100% stock dividend paid on June 7, 1996 to holders of record on May 20, 1996.
(3) During fiscal years 1996 and 1997, Westell issued approximately 5.7 million and 1.7 million shares of Westell Class A Common Stock, respectively. The number of shares issued during fiscal 1996 has been as adjusted to reflect to the two-for-one stock split described in note 2 above; the issuance in fiscal 1997 occurred after the stock-split. The net proceeds of the offerings ($34.4 million in 1996 and $62.1 million in 1997) were used to reduce debt and for working capital purposes.


 SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF TELTREND

         In the table below, we provide you with selected historical consolidated financial data of Teltrend. Teltrend prepared this information using its consolidated financial statements as of the dates indicated and for each of the fiscal years in the five-year period ended July 31, 1999 and for the three-month periods ended October 30, 1999 and October 31, 1998. Teltrend derived the data below for each of the fiscal years presented from financial statements audited by Ernst & Young, LLP, independent auditors. Teltrend derived the data for the three-month periods presented from unaudited consolidated financial statements. In the opinion of Teltrend's management, the unaudited consolidated interim financial data contain all adjustments, consisting only of normal, recurring accruals unless otherwise indicated, necessary for a fair statement of these interim periods. The information provided is only a summary and you should read it together with the financial information incorporated by reference in this document. See "Where You Can Find More Information" on page VI-1.


                                  TELTREND SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                      THREE MONTHS ENDED
                                                     YEARS ENDED JULY, (1)                                OCTOBER,  (1)
                                                                                                    -------------------
                               ------------------------------------------------------------------
                                1995(2)       1996           1997         1998(4)      1999(5)        1998          1999
                                ----          ----           ----         ----         ----           ----          ----

  OPERATIONS DATA:
     Total revenues.........   $ 62,052     $ 85,913      $  81,243      $  96,762    $107,031      $  30,198    $ 25,989
     Gross margin...........     26,061       39,269         35,947         44,637      48,694         13,927      12,060
     Income from operations.     11,391       19,852         14,433          5,916      10,648          3,700       3,491
     Net income.............      4,330       12,164          9,628          2,239       7,162          2,531       2,467
  PER SHARE DATA:
     Net income per  basic         -          1.94             1.50           0.35         1.20          0.41         0.43
      share.................
     Net income per  diluted       -          1.86             1.45           0.34         1.18          0.41         0.42
      share.................
     Cash dividends per  share    -             -              -             -             -            -             -
     Book value per share...        2.60      6.51             7.88           8.20         8.44         $8.25    $    9.03
     Weighted average basic
      common shares                -          6,261           6,430          6,434        5,965         6,162        5,786
      outstanding ..........
     Weighted average diluted
      common shares                -          6,552           6,654          6,503        6,071         6,205        5,930
      outstanding ..........
        Pro forma earnings per
        share (unaudited) (3)       1.19

        Pro forma average
        common shares
        outstanding
        (unaudited) (3)            5,941

                                                        AS OF JULY, (1)
                               ------------------------------------------------------------------   AS OF OCTOBER,
                                 1995         1996           1997           1998         1999          1999 (1)
                                 ----         ----           ----           ----         ----          --------

  SELECTED BALANCE SHEET DATA:
     Working capital........   $ 10,188     $ 35,901      $  44,088      $ 38,209     $ 38,963      $  41,537
     Total assets...........     28,699       57,284         62,831        69,916       66,983        69,303
     Long-term debt,
      including current             -           -             -              -            -                -
      portion...............
     Stockholders' equity...     15,417       42,645         52,435        53,304       51,239        53,523

  ------------------------------------------------------------------------------------------------------------

(1)  Teltrend's  fiscal year normally  consists of four 13-week  quarters,  with each of the  first  three  quarters  ending  on the last  Saturday  of such quarter and the fourth  quarter  ending on the last  Saturday  in July.  In fiscal 1999,  the first  quarter  consisted  of 14 weeks.  The three months ended October 30 refer to Teltrend's  first fiscal  quarter.  First quarter
     1998 consisted of 14 weeks compared to 13 weeks in first quarter 1999.
(2)  Substantially all of Teltrend's  long-term  indebtedness was repaid in full upon  consummation  of its initial public offering which occurred in fiscal
     1995 in  conjunction  with a  recapitalization  of  Teltrend.  In addition,
     Teltrend  eliminated its valuation allowance for net deferred tax assets of approximately $3.4 million.
(3)  Pro forma  earnings per share and average  number of shares for fiscal 1995 give effect to Teltrend's  initial public offering and the other components of its recapitalization, as if they occurred as of July 31, 1994.
(4)  On  September  18,  1997,  Teltrend  purchased  the  outstanding  shares of
     Securicor 3net Limited (since renamed  Teltrend  Limited).  The transaction was  accounted  for as a purchase  and  therefore  the  results of Teltrend
     Limited are included with the  operations  of Teltrend  since that date. As required by generally accepted accounting  principles,  Teltrend recorded a
     $4.0 million  charge  immediately  after the  acquisition  to write off the portion  of  the  purchase  price  allocated  to  in-process  research  and development costs.
(5)  On May 28, 1999 Teltrend sold substantially all of the assets of its packet
     switched  product  line  to  Contrecom   Systems  Limited  of  England  for
     approximately  $3.1  million.  The sale  resulted in a $1.3  million  loss, composed largely of the write-off of intangible  assets associated with the packet switched product line.


SELECTED UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

         For pro forma purposes, Westell's consolidated statements of operations for the fiscal year ended March 31, 1999 and the unaudited six months ended September 30, 1999, have been combined with the unaudited consolidated statements of operations of Teltrend for the twelve months ended May 1, 1999, and for the six months ended October 30, 1999, respectively, both of which end within 90 days of the Westell fiscal year end and interim reporting period, respectively. In addition, Westell's unaudited consolidated balance sheet as of September 30, 1999 has been combined with Teltrend's unaudited consolidated balance sheet as of October 30, 1999. This selected unaudited pro forma consolidated financial information should be read in conjunction with the separate historical financial statements and accompanying notes of Westell and Teltrend, which are incorporated by reference in this joint proxy statement/prospectus. See "Where You Can Find More Information" on page VI-1. The unaudited pro forma consolidated financial data do not reflect any cost savings anticipated as a result of the merger. You should not rely on the selected unaudited pro forma consolidated financial information as an indication of the results of operations or financial position that would have been achieved if the merger had taken place earlier or of the results of operations or financial position of Westell after the completion of the merger.

         We have included detailed unaudited pro forma condensed consolidated financial data beginning on page II-24.


                                  SELECTED UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA
                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                           Six months ended
                                                                   Year ended             September 30, 1999
                                                                 March 31, 1999    (1)                         (1)
                                                                ------------------       ---------------------
PRO FORMA CONSOLIDATED OPERATIONS DATA:
     Total revenues.......................................      $       201,214          $        101,146
     Operating loss.......................................             (34,190)                   (3,393)
     Net loss.............................................             (33,259)                   (3,496)

PRO FORMA PER SHARE DATA:
     Net loss.............................................               (0.57)                    (0.06)
     Book value...........................................                 4.60                      4.58

EQUIVALENT PER SHARE DATA: (2)
     Net loss.............................................               (1.88)                     (.20)
     Book value..........................................                 15.18                     15.11

                                                                                       September 30, 1999      (1)
                                                                                    --------------------------
PRO FORMA CONSOLIDATED BALANCE SHEET DATA:
     Working capital...........................................................              $     61,220
     Total assets..............................................................                   329,190
     Long term debt, including current portion.................................                    22,585
     Total stockholders' equity................................................                   268,720


----------------------------------------------------------------------------------- -------------------------- -----
(1)  The unaudited  pro forma  consolidated  statements of operations  data give effect to the merger as if it occurred on April 1, 1998,  and the unaudited pro forma  consolidated  balance sheet data give effect to the merger as if it occurred on September  30, 1999.  The merger will be accounted  for as a purchase.  See Note 1 of the  Notes  to Pro  Forma  Condensed  Consolidated
     Financial Data on page II-28 and  "Management's  Discussion and Analysis of
     Financial Condition and Results of Operations" contained in the Westell and
     Teltrend annual and quarterly reports incorporated by reference herein.
(2)  Equivalent pro forma amounts are  calculated by  multiplying  the pro forma net loss per share before  non-recurring  charges directly  attributable to the  transaction and pro forma book value per share by an exchange ratio of
     3.3 so that the per share amounts are equated to be  respective  values for one share of Teltrend common stock.


UNAUDITED COMPARATIVE PER SHARE DATA

         In the table below, we provide you with historical and pro forma per share information for Westell and historical and pro forma equivalent per share information for Teltrend as of and for the six months ended September 30, 1999 and the fiscal year ended March 31, 1999. We have assumed for purposes of the Westell pro forma financial information that the merger had been completed on April 1, 1998 for income statement purposes, and that the merger had been completed on September 30, 1999 for balance sheet purposes. The Teltrend pro forma equivalent information presents Westell pro forma per share data multiplied by the exchange ratio of 3.3.

         The table also sets forth:

          o for December 10, 1999 (the last trading day before the announcement of the merger agreement) and __________________, 2000 (the last practicable trading day before the printing of this joint proxy statement/prospectus), the closing sales prices of a share of Westell Class A Common Stock and Teltrend common stock, as reported on the Nasdaq National Market; and
          o the equivalent pro forma market price per share of Teltrend common stock as of those dates, assuming that the merger had been consummated on those dates. This equivalent pro forma market price was determined by multiplying the exchange ratio of 3.3:1 by the applicable price of Westell Class A Common Stock.

         It is important that when you read this information, you read along with it the separate historical financial statements and accompanying notes of Westell and Teltrend, which are incorporated by reference in this joint proxy statement/prospectus. See "Where You Can Find More Information" on page VI-1. You should not rely on the unaudited selected pro forma per share information as an indication of the results of operations or financial position that would have been achieved if the merger had taken place earlier or of the results of operations or financial position of Westell after the completion of the merger. In addition, no assurances can be given as to the market prices of Westell Class A Common Stock or Teltrend common stock at, or, in the case of Westell Class A Common Stock, after, the effective time of the merger. STOCKHOLDERS ARE ADVISED TO OBTAIN CURRENT MARKET QUOTATIONS FOR WESTELL CLASS A COMMON STOCK AND TELTREND COMMON STOCK.


                                                                                                           Teltrend
                                                               Teltrend        Westell     Westell Pro    Pro Forma
                                                              Historical     Historical       Forma       Equivalent
                                                              ----------     ----------       -----       ----------
Book value per common share:
     September 30, 1999..............................         $   8.91       $   0.96       $   4.58     $   15.16
     March 31, 1999..................................             8.13           1.07           4.60         15.18
Income from continuing operations:
Earnings (loss) per common share -- basic:
     For the six months ended September 30, 1999.....             0.85          (0.18)         (0.06)        (0.20)
     For the fiscal year ended March 31, 1999........             1.11          (0.96)         (0.57)        (1.88)
Earnings (loss) per common share -- diluted:
     For the six months ended September 30, 1999.....             0.83          (0.18)         (0.06)        (0.20)
     For the fiscal year ended March 31, 1999........             1.10          (0.96)         (0.57)        (1.88)
Closing sales price per share, December 10, 1999.....            23.13          10.75          N/A           35.48
Closing sales price per share, February _, 2000......                                          N/A


                                  RISK FACTORS

         Both Teltrend stockholders and Westell stockholders should carefully consider the following important factors, in addition to those discussed elsewhere in this document, and in the documents that Westell and Teltrend have filed with the SEC which are incorporated by reference, to determine whether to vote for the proposals relating to the merger.

SINCE THE MARKET PRICE OF THE WESTELL CLASS A COMMON STOCK FLUCTUATES, TELTREND STOCKHOLDERS CANNOT BE SURE OF THE MARKET VALUE OF THE WESTELL CLASS A COMMON STOCK THEY WILL RECEIVE IN THE MERGER.

         At the time the merger is completed, each share of Teltrend common stock will be converted into the right to receive 3.3 shares of Westell Class A Common Stock. This exchange ratio of shares of Teltrend common stock for shares of Westell Class A Common Stock is fixed and will not be adjusted in the event of any increase or decrease in the market price of either the Teltrend common stock or the Westell Class A Common Stock. The price of either the Teltrend common stock or the Westell Class A Common Stock on the date of the merger may vary from its price on the date of this joint proxy statement/prospectus and on the dates of the stockholder meetings. The variations may be the result of changes in the business, operations or prospects of Teltrend or Westell, market assessments of the likelihood that the merger will be completed and its timing, regulatory considerations, general market and economic conditions and other factors. As a result, the value of the Westell Class A Common Stock received by Teltrend stockholders in the merger may be higher or lower than the market value of the Westell Class A Common Stock at the time you vote or at the date of this joint proxy statement/prospectus.

WE MAY NOT BE ABLE TO SUCCESSFULLY INTEGRATE OUR OPERATIONS.

         In determining that the issuance of shares of Westell Class A Common Stock to the Teltrend stockholders and the merger is fair to and in the best interests of their stockholders, both Boards considered, among other things, the financial benefits, operating efficiencies and synergies expected to result from the completion of the merger.

         A successful combination of the two companies will require, among other things, integration of the two companies' respective:

          o    technological expertise and licensed technologies;
          o    strategic alliances;
          o    products and product development efforts;
          o    sales and distribution channels;
          o    manufacturing and sourcing;
          o    key personnel; and
          o    management information systems.

         Neither company has been involved in a strategic merger of this size, in which effective integration of corporate cultures may be especially important over the long term to achieve the benefits of the merger. This integration may not be successfully accomplished. Moreover, the integration of the operations following the merger will require the dedication of management and other personnel which may distract their attention from the day-to-day business of the combined companies, the development or acquisition of new products and the pursuit of other business acquisition activities. Failure to successfully accomplish the integration of the two companies' operations and technologies, or a prolonged delay in accomplishing a reasonable measure of integration, may have a material adverse effect on the combined company.

         In addition, as a consequence of the merger, both the Westell stockholders and the Teltrend stockholders will lose the opportunity to invest in the development and exploitation of their company's products on a stand-alone basis. Further, with respect to Teltrend, the combined company will have different management than Teltrend's current management, and consequently the management of the combined company may make strategic and operational decisions that differ from those of Teltrend's current management. It is possible that either Westell or Teltrend, if it were to remain independent, could achieve economic performance superior to that of the combined company.


WESTELL HAS INCURRED AND CONTINUES TO EXPECT LOSSES.

        Due to Westell's significant ongoing investment in digital subscriber line technology, which can be used by telephone companies and other service providers to increase the transmission speed and capacity of copper telephone wires, it has incurred and anticipates that its losses may extend through March 31, 2000. To date, Westell has incurred operating losses, net losses and negative cash flow on both an annual and quarterly basis. For the fiscal year ended March 31, 1999, Westell had net losses of approximately $35.0 million. For the six months ended September 30, 1999, Westell had net losses of approximately $6.5 million.

         In addition, Westell expects the combined company to continue to evaluate new product opportunities and engage in extensive research and development activities. As a result, the combined company will continue to invest heavily in research and development and sales and marketing, which will adversely affect its short-term operating results. Westell can offer no assurances that it will achieve profitability in the future.

WESTELL IS CONTROLLED BY A LIMITED NUMBER OF STOCKHOLDERS, WHOSE ACTIONS FROM TIME TO TIME COULD LIMIT THE RIGHTS OF TELTREND STOCKHOLDERS AS HOLDERS OF WESTELL CLASS A COMMON STOCK.

        At _________, 2000, Robert C. Penny III and Melvin J. Simon, as trustees of a voting trust containing Westell Class B Common Stock held for the benefit of the Penny family and the Simon family, had the exclusive power to vote over 80% of the votes entitled to be cast by the holders of Westell common stock. In addition, all members of the Penny family who are beneficiaries under this voting trust are parties to a stock transfer restriction agreement which prohibits them from transferring any Class B Common Stock or their beneficial interests in the voting trust without first offering such to the other Penny family members. Consequently, Westell is effectively under the control of Messrs. Penny and Simon, as trustees, who have sufficient voting power to elect all of the directors and to determine the outcome of most corporate transactions or other matters submitted to the Westell stockholders for approval. This control may have the effect of discouraging transactions involving an actual or potential change of control of Westell, including transactions in which the holders of Westell Class A Common Stock might otherwise receive a premium for their shares over the then-current market price.

         Upon completion of the merger, we expect that Messrs. Penny and Simon, as trustees, will continue to have effective control over Westell as described above. This is because, even after Westell issues approximately 19 million shares of Class A Common Stock to Teltrend stockholders in the merger, Messrs. Penny and Simon will continue to have the exclusive power to vote over 68% of the votes entitled to be cast by the holders of Westell common stock.

         Concurrently with the execution of the merger agreement, Messrs. Penny and Simon, individually and as co-trustees of the voting trust, entered into an agreement with Teltrend under which each of them has agreed to vote all of the capital stock of Westell for which he has the power to vote in favor of the merger proposals if Westell's public stockholders vote in favor. For purposes of the voting agreement, Westell's public stockholders include all holders of Westell Class A Common Stock, other than Messrs. Penny and Simon and members of their families and any officers or directors of Westell. In addition, the co-trustees may also vote in favor of the merger proposals even if a majority of the public stockholders reject the proposals. The co-trustees have indicated their current intention to vote as the majority of Westell's non-affiliated, public stockholders vote with respect to the proposals. For a description of the voting agreement, you should see "Voting Agreement with Westell Controlling Stockholders" on page II-18.

FOLLOWING THE MERGER, TELTREND STOCKHOLDERS MAY BE ADVERSELY AFFECTED BY FUTURE ISSUANCES AND SALES OF WESTELL'S CLASS A COMMON STOCK.

         Sales of substantial amounts of Westell Class A Common Stock in the public market following the merger could adversely affect the market price of the Westell Class A Common Stock. Westell has outstanding the following obligations which require it to issue additional shares of Class A Common Stock:

          o Westell has outstanding options to purchase approximately 3.8 million shares of Westell Class A Common Stock which were granted to employees from time to time as part of Westell's compensation programs. Upon the merger, outstanding options to purchase Teltrend commons stock will be converted into options to purchase Westell Class A Common Stock, resulting in additional options to purchase approximately 3.1 million shares of Westell Class A Common Stock becoming outstanding.
          o Westell has reserved 131,825 shares of Class A Common Stock for issuance under its employee stock purchase plan.
          o The 19,124,869 shares of Westell Class B Common Stock outstanding are convertible into an equal number of shares of Class A Common Stock under circumstances which are under the control of the holders thereof. Messrs. Penny and Simon, as co-trustees of the Westell Technologies, Inc. Voting Trust, are entitled to require Westell to register for sale with the SEC the shares of Class A Common Stock issuable upon conversion of the Class B Common Stock.
          o In April 1999, Westell issued $20 million of debentures that are convertible into shares of Class A Common Stock. Currently, these debentures are convertible into 3,138,731 shares, which upon issuance would represent approximately 18% of Westell's currently outstanding Class A Common Stock and 3% of Westell's current voting power. In addition, in connection with the issuance of the debentures Westell issued warrants to purchase 909,091 shares of Class A Common Stock which currently have an exercise price of $5.92.

         Westell's convertible debentures are convertible into a number of shares of Class A Common Stock determined by dividing the principal amount of the convertible debentures by the lesser of:

          o a variable conversion price which is initially $6.372 per share, but will be increased under the terms of the convertible debentures; and
          o the floating market price of the Class A Common Stock at the time of conversion, except that the market price can be imposed only under specific conditions.

The number of shares of Class A Common Stock that may ultimately be issued upon conversion is presently indeterminable and could fluctuate significantly. To illustrate the potential dilution that may occur upon conversion of the convertible debentures, the following table sets forth the number of shares of Class A Common Stock that are convertible from the convertible debentures if the conversion price is $6.372, which is the initial conversion price, $4 and $2 per share.


                             SHARES ISSUABLE FROM              PRE-MERGER                   PRE-MERGER
                            CONVERTIBLE DEBENTURES       PERCENTAGE OWNERSHIP OF      PERCENTAGE OWNERSHIP OF
CONVERSION PRICE                 AND WARRANTS             CLASS A COMMON STOCK          TOTAL VOTING POWER
----------------                 ------------             --------------------          ------------------
$6.372 (the initial                4,047,822                      18.8%                        4.1%
conversion price)
$4.00                              5,909,091                      25.3%                        5.9%
$2.00                             10,909,091                      38.5%                        10.4%


The variable conversion price formula could affect the Class A Common Stock as follows:

          o If Westell's Class A Common Stock trades at a price less than the variable conversion price, which is initially $6.372 per share, then the convertible debentures will be convertible into shares of Class A Common Stock at variable rates based on future trading prices of the Class A Common Stock and events that may occur in the future. The number of shares of Class A Common Stock issuable upon conversion of the convertible debentures will be inversely proportional to the market price of the Class A Common Stock at the time of conversion.
          o To the extent that the holders of the convertible debentures convert and then sell their Class A Common Stock, the Class A Common Stock price may decrease due to the additional shares in the market, allowing holders to convert the convertible debentures into greater amounts of Class A Common Stock, further depressing the stock price.
          o The interest payable on the convertible debentures may be paid in cash, additional convertible debentures or Class A Common Stock at Westell's option. In this regard, the lower the Class A Common Stock price, the more shares of Class A Common Stock the holders of the convertible debentures will receive in payment of dividends.
          o The significant downward pressure on the price of the Class A Common Stock as the debenture holders convert and sell material amounts of Class A Common Stock could encourage short sales by the holders or others, placing further downward pressure on the price of the Class A Common Stock.

         The warrants are also subject to anti-dilution protection, which may result in the issuance of more shares than originally anticipated if Westell issues securities at less than market value or the applicable exercise price. These factors may result in substantial future dilution to the holders of Westell's Class A Common Stock, including, following the merger, the former Teltrend stockholders. Westell has filed a registration statement with the SEC to register the resale of the shares issuable upon conversion of the debentures and exercise of the warrants.

         As a result of these obligations, Teltrend stockholders may be subject to substantial dilution after the merger as holders of Westell Class A Common Stock. This dilution could adversely impact Teltrend stockholders by disrupting the market for, and causing a decline in the trading price of, the Westell Class A Common Stock.

THE COMBINED COMPANY WILL DEPEND ON DIGITAL SUBSCRIBER LINE MARKET ACCEPTANCE AND GROWTH FOR FUTURE SUCCESS.

         Westell expects to continue to invest significant resources in the development of digital subscriber line ("DSL") products. Because the DSL market is in its early stages, Westell's DSL revenues have been difficult to forecast. If the DSL market fails to grow or grows more slowly than anticipated, then the combined company's business, revenues and operating results would be materially adversely affected.

         Customers have only recently begun to consider implementing DSL products in their networks. Westell has shipped most of its DSL products for trials and early deployment. Most of Westell's customers are in initial service deployments and are not contractually bound to purchase Westell's DSL systems in the future. Westell is unable to predict whether these initial service deployments or other technical or marketing trials will be successful and when significant commercial deployment of Westell's DSL products will begin, if at all. The timing of DSL orders and shipments can significantly impact the combined company's revenues and operating results.

         Even if the combined company's customers adopt policies favoring full-scale implementation of DSL technology, the combined company's DSL-based sales may not become significant. There is no guaranty that customers will select the combined company's DSL products instead of competitive products. If the combined company fails to significantly increase its DSL sales, then its business, operating results and financial condition will suffer.

PRICING PRESSURES ON PRODUCTS MAY ADVERSELY AFFECT THE COMBINED COMPANY'S PROFITABILITY.

         Due to competition in the DSL market, bids for recent field trials of DSL products reflect:

          o the forward pricing of DSL products below production costs to take into account the expectation of large future volumes and corresponding reductions in manufacturing costs; or

          o suppliers providing DSL products at a lower price as part of a sale of a package of products and/or services that include but are not limited to DSL products.

         Westell is offering DSL products with a gross profit substantially lower than its other products. Such pricing will have a negative impact on the gross margins of the combined company on a substantial portion of its product sales unless and until it can reduce the costs associated with its DSL products. Westell believes that the DSL product costs may decrease when:

          o more cost-effective transceiver and microprocessor technologies are available;
          o    product design efficiencies are obtained; and
          o additional economies of scale are obtained related to increased volume.

         There is no guaranty that the combined company will be able to secure significant additional orders and reduce per unit product costs of DSL products. The combined company could continue to experience low gross margins in connection with sales of DSL products even if its DSL unit volume increases. Low gross margins from DSL products could result in fluctuations in quarterly operating results and would materially and adversely affect the combined company's profitability and ability to implement its business goals.

EVOLVING  INDUSTRY  STANDARDS  MAY ADVERSELY  AFFECT THE COMBINED  COMPANY'S DSL
SALES.

         Industry wide standardization organizations such as the American National Standards Institute and the European Telecommunications Standards Institute are responsible for setting transceiver technology standards for DSL products. Because Westell has not internally developed a transceiver technology for its products, it is dependent on transceiver technologies from third parties. Absent the proper relationships with key transceiver technology vendors, the combined company's products may not comply with the developing standards for DSL. If customers require standards-based products that require transceiver technologies not available to the combined company under reasonable terms, then its DSL revenues would significantly decrease and its business and operating results would materially suffer.

         The combined company will continue to rely on third party suppliers for access to transceiver technologies for new DSL products. Since standards have not been established such products, there can be no assurance that standards-compliant transceiver technologies will be available to the combined company in a timely manner for the purpose of product development.

         In addition, the introduction of competing standards or implementation specifications could result in confusion in the market and delay any decisions regarding deployment of DSL systems. Delay in the announcement of standards would materially and adversely impact sales of the combined company's DSL product offerings and could have a material adverse effect on its business and operating results.

THE COMBINED COMPANY'S PRODUCTS WILL FACE COMPETITION FROM OTHER EXISTING PRODUCTS, PRODUCTS UNDER DEVELOPMENT AND CHANGING TECHNOLOGY, AND THE COMBINED COMPANY MUST DEVELOP NEW COMMERCIALLY SUCCESSFUL PRODUCTS TO ACHIEVE ITS BUSINESS GOALS AND GENERATE REVENUE.

         The markets for Westell's and Teltrend's products are characterized by:

          o    intense competition,
          o    rapid technological advances,
          o    evolving industry standards,
          o    changing demographics such as shifts to home offices,
          o    modifications in end-user requirements,
          o    frequent new product introductions and enhancements, and
          o    evolving telephone company service offerings.

         New product introductions or changes in telephone company services could render Westell's existing products and products under development obsolete and unmarketable. For example, High Bit-Rate DSL, a product that enhances the signal quality of the transmission over copper wire, may reduce the demand for Westell's traditional T-1 products. These products accounted for at least 50% of its revenues in each of the last three fiscal years. Further, the demand for many of Westell's traditional analog products is decreasing, and will likely continue to decrease, as high capacity digital transmission becomes less expensive and more widely deployed. Many of Teltrend's products face similar trends. There can be no assurance that the combined company will have the financial and manufacturing resources necessary to continue to successfully develop new products or to otherwise successfully respond to changing technology standards and telephone company service offerings. The combined company's future success will largely depend upon its ability to continue to enhance Westell's and Teltrend's existing products and to successfully develop and market new products on a cost-effective and timely basis.

         Westell's and Teltrend's current product offerings apply primarily to the delivery and monitoring of digital communications over copper wire in the local access network. The combined company expects that the increasing deployment of fiber and wireless broadband transmission in the local access network will reduce the demand for these existing products. Telephone companies also face competition from cable operators, new local access providers and wireless service providers that are capable of providing high speed digital transmission to end-users. If telephone companies decide not to aggressively respond to this competition and fail to offer high speed digital transmission, then the overall demand for DSL products will decline. Consequently, to remain competitive the combined company must develop new products to meet the demands of these emerging transmission media and new local access network providers.

         If the combined company's products become obsolete or fail to gain widespread commercial acceptance due to competing products and technologies, then its product revenues would significantly decrease and its business and operating results will be materially adversely affected.

THE COMBINED COMPANY MAY EXPERIENCE DELAYS IN THE DEPLOYMENT OF NEW PRODUCTS.

         Westell's and Teltrend's past sales have resulted from their ability to anticipate changes in technology, industry standards and telephone company service offerings, and to develop and introduce new and enhanced products and services. The combined company's continued ability to adapt to such changes will be a significant factor in maintaining or improving its competitive position and its prospects for growth. Factors resulting in delays in product development include:

          o    rapid technological changes in the telecommunications industry;
          o the regional bell operating companies' lengthy product approval and purchase processes;
          o reliance on third-party technology for the development of new products; and
          o consolidation among the customer base resulting in operational disruptions.

There can be no assurance that the combined company will successfully introduce new products on a timely basis or achieve sales of new products in the future. If the combined company fails to deploy new products on a timely basis, then its product sales will decrease, its quarterly operating results could fluctuate, and its competitive position and financial condition would be materially and adversely affected.

INDUSTRY CONSOLIDATION COULD MAKE COMPETING MORE DIFFICULT.

         Consolidation of companies offering high speed telecommunications products is occurring through acquisitions, joint ventures and licensing arrangements involving Westell's and Teltrend's competitors and customers. Westell cannot provide any assurances that the combined company will be able to compete successfully in an increasingly consolidated telecommunications industry. Any heightened competitive pressures that the combined company may face may have a material adverse effect on its business, prospects, financial condition and result of operations.

THE FAILURE TO MAINTAIN AND FURTHER DEVELOP PARTNERS AND ALLIANCES WOULD ADVERSELY AFFECT THE COMBINED COMPANY'S BUSINESS.

         Instead of directly competing with large telecommunications equipment suppliers, Westell has begun to develop and maintain partnerships and alliances with other companies in order to secure complementary technologies, to lower costs, and to better market and sell products. These partnerships and alliances provide important resources and channels for the combined company to compete successfully. Some of Westell's partnerships provide it with third party technology that it relies on to manufacture its products. In addition, instead of directly competing with large suppliers such as Lucent Technologies and Fujitsu in the DSL market, Westell has entered into alliances with these companies to offer products within a package of products sold by these companies to telephone companies. Westell cannot provide any assurances that these partnerships will continue in the future. As competition increases in the DSL market, these alliances will become even more important to the combined company. A loss of one or more partnerships and alliances could affect the combined company's ability to sell its products and therefore could materially adversely affect its business and operating results.

WESTELL'S AND TELTREND'S LACK OF BACKLOG MAY AFFECT THE COMBINED COMPANY'S ABILITY TO ADJUST TO AN UNEXPECTED SHORTFALL IN ORDERS.

         Because Westell and Teltrend each generally ship products within a short period after receipt of an order, neither company typically has a material backlog of unfilled orders, and revenues in any quarter are substantially dependent on orders booked in that quarter. Westell's and Teltrend's expense levels are based in large part on anticipated future revenues and are relatively fixed in the short-term. Therefore, the combined company may be unable to adjust spending in a timely manner to compensate for any unexpected shortfall of orders. Accordingly, any significant shortfall of demand in relation to expectations or any material delay of customer orders would adversely affect quarterly operating results and have an immediate adverse impact on the combined company's business and operating results.

THE COMBINED COMPANY WILL DEPEND ON A LIMITED NUMBER OF CUSTOMERS WHO ARE ABLE TO EXERT A HIGH DEGREE OF INFLUENCE OVER IT.

         Westell and Teltrend each have depended, and the combined company will continue to depend on a small number of customers for substantially all of its revenues. these customers consist primarily of the large regional bell operating companies, which are the telephone companies that emerged from the break-up of AT&T. Sales to the regional bell operating companies accounted for 61.9%, 51.1% and 46.6% of Westell's revenues in fiscal 1997, 1998 and 1999, respectively and 95.8%, 81.7% and 75.5% of Teltrend's revenues in fiscal 1997, 1998 and 1999, respectively. Consequently, the combined company's future success will depend significantly upon:

          o the timeliness and size of future purchase orders from the regional bell operating companies;
          o    the  product   requirements   of  the  regional  bell   operating
               companies;
          o the financial and operating success of the regional bell operating companies; and
          o the success of the regional bell operating companies' services that use its products.

         The regional bell operating companies and Westell's and Teltrend's other customers are significantly larger and are expected to be able to exert a high degree of influence over the combined company. Customers purchasing Westell's or Teltrend's products may generally reschedule orders without penalty to the customer. Even if demand for the combined company's products is high, the regional bell operating companies have sufficient bargaining power to demand low prices and other terms and conditions that may materially adversely affect the combined company's business and operating results.

         Any attempt by a regional bell operating company or other customers to seek out additional or alternative suppliers or to undertake the internal production of products would have a material adverse effect on the combined company's business and operating results. The loss of any customer could result in an immediate decrease in product sales and materially and adversely affect the combined company's business.

         Conference Plus, Westell's 88% owned subsidiary, has a customer base that is very concentrated as well, with its ten customers representing a large portion of revenue. Customers of Conference Plus have expanded their requirements for its services, but there can be no assurance that such expansion will increase in the future. Additionally, Conference Plus's customers continually undergo review and evaluation of their conferencing services to evaluate the merits of bringing those services in-house rather than outsourcing those services. There can be no assurance in the future that Conference Plus's customers will bring some portion or all of their conferencing services in-house. Conference Plus must continually provide higher quality, lower cost services to provide, maintain and grow their customer base. Any loss of a major account, would have a material adverse effect on Conference Plus. In addition, any merger or acquisition of a major customer could have a material adverse effect on Conference Plus.

WESTELL'S AND TELTREND'S CUSTOMERS HAVE LENGTHY PURCHASE CYCLES WHICH AFFECT THEIR ABILITY TO SELL PRODUCTS.

         Prior to selling products to telephone companies, Westell and Teltrend each must undergo lengthy approval and purchase processes. Evaluation can take as little as a few months for products that vary slightly from existing products or up to a year or more for products based on new technologies such as DSL products. Accordingly, each company is continually submitting successive generations of its current products as well as new products to its customers for approval. The length of the approval process can vary and is affected by a number of factors, including the:

          o    complexity of the product involved,
          o    priorities of telephone companies,
          o    telephone companies' budgets, and
          o    regulatory issues affecting telephone companies.

         The requirement that telephone companies obtain FCC approval for most new telephone company services prior to their implementation has in the past delayed the approval process. Such delays in the future could have a material adverse affect on the combined company's business and operating results. While Westell and Teltrend have each been successful in the past in obtaining product approvals from their customers, there is no guaranty that such approvals or that ensuing sales of such products will continue to occur.

WESTELL AND TELTREND ARE DEPENDENT ON, AND WOULD NOT BE ABLE TO COMPETE WITHOUT, THIRD PARTY TECHNOLOGY.

         Many of Westell's and Teltrend's products incorporate technology developed and owned by third parties. Consequently, each company must rely upon third parties to develop and introduce technologies which enhance its current products and to develop new products. Any impairment or termination of Westell's or Teltrend's relationship with any licensors of technology would force the combined company to find other developers on a timely basis or develop its own technology. There is no guaranty that the combined company will be able to obtain the third-party technology necessary to continue to develop and introduce new and enhanced products, that it will obtain third-party technology on commercially reasonable terms or that it will be able to replace third-party technology in the event such technology becomes unavailable, obsolete or incompatible with future versions of the combined company's products. The combined company would have severe difficulty competing if it cannot obtain or replace the third-party technology used in its products. Any absence or delay would materially adversely affect the combined company's business and operating results.

         For example, Westell's ability to produce DSL products is dependent upon third party transceiver technologies. Westell's licenses for DSL transceiver technology are nonexclusive and the transceiver technologies either have been licensed to numerous other manufacturers or do not require a license to acquire. If Westell's DSL transceiver licensors fail to deliver implementable or standards compliant transceiver solutions to it and other alternative sources of DSL transceiver technologies are not available to it at commercially acceptable terms, then the combined company's business and operating results would be materially and adversely affected.

WESTELL AND TELTREND ARE DEPENDENT ON SOLE OR LIMITED SOURCE SUPPLIERS AND COULD NOT SELL THEIR PRODUCTS WITHOUT THESE SUPPLIERS.

         Integrated circuits and other electronic components used in Westell's and Teltrend's products are currently available from only one source or a limited number of suppliers. For example, Westell currently depends on GlobeSpan Technologies, Alcatel Microelectronics and Analog Devices, Inc. to provide critical integrated transceiver circuits used in its DSL products. In addition, some of the electronic components used in Westell's and Teltrend's products are currently in short supply and are provided on an allocation basis to Westell and other users based upon past usage. There is no guaranty that the combined company will be able to continue to obtain sufficient quantities of integrated circuits or other electronic components as required, or that such components, if obtained, will be available to the combined company on commercially reasonable terms. Integrated transceiver circuits and electronic components are key components in all of Westell's and Teltrend's products and are fundamental to the combined company's business strategy of developing new and succeeding generations of products at reduced unit costs without compromising functionality or serviceability. In the past Westell has experienced delays in the receipt of key components which have resulted in delays in related product deliveries. Westell anticipates that integrated circuit production capacity and availability of some electronic components may be insufficient to meet the demand for such components in the future. The inability to obtain sufficient key components or to develop alternative sources for such components as required, could result in delays or reductions in product shipments, and consequently have a material adverse effect on the combined company's customer relationships and its business and operating results.

WESTELL'S  AND  TELTREND'S   SERVICES  ARE  AFFECTED  BY  UNCERTAIN   GOVERNMENT
REGULATION AND CHANGES IN CURRENT OR FUTURE LAWS OR REGULATIONS COULD RESTRICT THE WAY THE COMBINED COMPANY OPERATES ITS BUSINESS.

         Many of Westell's and Teltrend's customers are subject to regulation from federal and state agencies, including the FCC and various state public utility and service commissions. While such regulations do not affect Westell and Teltrend directly, the effects of such regulations on their customers may adversely impact the combined company's business and operating results. For example, FCC regulatory policies affecting the availability of telephone company services and other terms on which telephone companies conduct their business may impede the combined company's penetration of local access markets. The Telecommunications Act lifted certain restrictions on telephone companies' ability to provide interactive multimedia services. Rules to implement these new statutory provisions are now being considered by the FCC. While the statutory and regulatory framework for telephone companies providing multimedia services has become more favorable, it is uncertain at this time how this will affect telephone companies' demand for products based upon DSL technology. In addition, the combined company's business and operating results may also be adversely affected by the imposition of tariffs, duties and other import restrictions on components that it obtains from non-domestic suppliers or by the imposition of export restrictions on products that it sells internationally. Internationally, governments of the United Kingdom, Canada, Australia and numerous other countries actively promote and create competition in the telecommunications industry. Changes in current or future laws or regulations, in the U.S. or elsewhere, could materially and adversely affect the combined company's business and operating results.

         In addition, the Telecommunications Act permits the regional bell operating companies to engage in manufacturing activities after the FCC authorizes a regional bell operating company to provide long distance services within its service territory. A regional bell operating company must first meet specific statutory and regulatory tests demonstrating that its monopoly market for local telephone services is open to competition before it will be permitted to enter the long distance market. When these tests are met, a regional bell operating company will be permitted to engage in manufacturing activities and the regional bell operating companies, which are Westell's and Teltrend's largest customers, may become the combined company's competitors as well.

WESTELL'S FAILURE TO MANAGE THE COMBINED COMPANY'S GROWTH EFFECTIVELY COULD IMPAIR ITS ABILITY TO SUPPLY AND SUPPORT THE MANUFACTURE OF LARGE VOLUMES OF DSL PRODUCTS.

         Westell is in the process of planning for the manufacturing capabilities necessary to supply and support large volumes of DSL products and in the future the combined company may become increasingly dependent on subcontractors. Reliance on third-party subcontractors involves several risks, including the potential absence of adequate capacity and reduced control over product quality, delivery schedules, manufacturing yields and costs. Although Westell believes that alternative subcontractors or sources could be developed if necessary, the use of subcontractors could result in material delays or interruption of supply as a consequence of required re-tooling, retraining and other activities related to establishing and developing a new subcontractor or supplier relationship. Any material delays or difficulties in connection with increased manufacturing production or the use of subcontractors could have a material adverse effect on the combined company's business and operating results. The combined company's failure to effectively manage its growth would have a material adverse effect on its business and operating results.

THE COMBINED COMPANY'S FAILURE TO RETAIN KEY PERSONNEL AND HIRE ADDITIONAL KEY PERSONNEL COULD ADVERSELY AFFECT ITS ABILITY TO SUCCESSFULLY COMPETE, DEVELOP AND SELL NEW PRODUCTS.

         Because of Westell's and Teltrend's need to continually evolve their businesses with new product developments and strategies, the combined company's success will be dependent, in part, on its ability to attract and retain qualified technical, marketing, sales and management personnel. To remain competitive in the telecommunications industry, the combined company must maintain top management talent, employees who are involved in the development and testing of new products, and employees who have developed important relationships with key customers. Because of the high demand to these types of key employees, especially in the DSL market, it is difficult to retain existing key employees and attract new key employees. While most of Westell's executive officers have severance agreements in which the officers have agreed not to compete with it and not to solicit any of its employees for a period of one year after termination of the officer's employment in most circumstances, Teltrend generally does not have similar noncompetition and nonsolicitation agreements for its employees and Westell does not have similar agreements for other employees who are important in its product development and sales. The combined company's inability to attract and retain additional key employees or the loss of one or more of Westell's or Teltrend's current key employees could materially adversely affect the combined company's ability to successfully develop new products and implement its strategy.

WESTELL'S STOCK PRICE IS VOLATILE.

         Westell's Class A Common Stock price has experienced substantial volatility in the past and is likely to remain volatile in the future due to factors such as:

          o Westell's historical and anticipated quarterly and annual operating results;
          o Variations between Westell's actual results and analyst and investor expectations;
          o Announcements by Westell or others and developments affecting our business;
          o    Investor  perceptions of Westell and comparable public companies;
               and
          o Conditions and trends in the data communications and Internet-related industries.

         In particular, the stock market has from time to time experienced significant price and volume fluctuations affecting the common stocks of technology companies, which may include telecommunications manufacturers like Westell. Volatility can also arise as a result of the activities of short sellers and risk arbitrageurs regardless of the combined company's performance. This volatility may result in a material decline in the market price of the Westell Class A Common Stock, and may have little relationship to the combined company's financial results or prospects.

THE  COMBINED  COMPANY'S  QUARTERLY  OPERATING  RESULTS ARE LIKELY TO  FLUCTUATE
SIGNIFICANTLY   AND  SHOULD  NOT  BE  RELIED  UPON  AS   INDICATIONS  OF  FUTURE
PERFORMANCE.

         Westell expects to continue to experience significant fluctuations in quarterly operating results. Due to the factors set forth below and elsewhere contained in these "Risk Factors," sales to Westell's and Teltrend's largest customers have fluctuated and are expected to fluctuate significantly between quarters. Sales to customers typically involve large purchase commitments, and customers purchasing Westell's or Teltrend's products may generally reschedule or cancel orders without penalty. As a result, Westell's quarterly operating results have fluctuated significantly in the past three fiscal years. Other factors that have had and may continue to influence Westell's quarterly operating results include:

          o the impact of changes in the DSL customer mix or product mix sold;
          o timing of product introductions or enhancements by the combined company or its competitors;
          o changes in operating expenses which can occur because of product development costs, timing of customer reimbursements for research and development, pricing pressures and other reasons;
          o    write-offs for obsolete inventory; and
          o the other risks that are contained in this "Risk Factors" section.

         Due to Westell's fluctuations in quarterly results, it believes that period-to-period comparisons of its quarterly operating results are not necessarily meaningful. Quarterly fluctuations make it more difficult to forecast the combined company's revenues. It is likely that in some future quarters Westell's operating results will be below the expectations of securities analysts and investors, which may adversely affect its stock price. This occurred in fiscal 1999. Westell attempt to address this possible divergence through its public announcements and reports. The degree of specificity Westell can offer in such announcements, however, and the likelihood that any forward-looking statements it makes will prove correct, can and will vary. As long as the combined company continues to depend on DSL and new products, there is substantial risk of widely varying quarterly results, including the so-called "missed quarter" relative to investor expectations.

CONFERENCE PLUS'S LARGE COMPETITORS COULD ADVERSELY AFFECT CONFERENCE PLUS'S ABILITY TO MAINTAIN OR INCREASE ITS MARKET SHARE.

         Conference Plus, Westell's 88% owned subsidiary, participates in the highly competitive industry of voice, video, and multimedia conferencing services. Competitors include stand-alone conferencing companies and major telecommunications providers. In addition, internet service providers and other entrants may attempt to expand their revenue base by providing conferencing services. Conference Plus's ability to sustain growth and performance is dependent on its:

          o    maintenance of high quality standards and low cost position;
          o    international expansion;
          o    retention and addition of key personnel; and
          o    evolving technological capability.

Any increase in competition could reduce Westell's gross margin, require increased spending on research and development and sales and marketing, and otherwise materially adversely affect the combined company's business and operating results. Westell is currently considering a proposal to spin-off Conference Plus in the next 12 to 24 months.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

         All statements and other information contained in this joint proxy statement/prospectus or any document incorporated by reference herein relating to the financial condition, results of operations, cash flows, business strategies, operating efficiencies or synergies, growth opportunities, plans and objectives of management and other matters that are not historical facts are hereby identified as forward-looking statements under the Private Securities Litigation Reform Act of 1995. The words will, should, could, anticipate, believe, plan, estimate, expect, intend, project, forecast, and other similar expressions are intended to identify forward-looking statements. These forward-looking statements are found at various places throughout this joint proxy statement/prospectus and the documents incorporated herein by reference. Forward-looking statements involve known and unknown risks and uncertainties that may cause results and conditions to differ materially.

         Important factors that could cause actual results to differ materially from the expectations reflected in the forward-looking statements include those described in the "Risk Factors" section beginning on page I-13. In addition, the forward-looking statements are subject to uncertainties relating to the synergies, charges and expenses associated with the merger. Westell and Teltrend expressly disclaim any duty to update any forward-looking statements to reflect events or circumstance after the date of this joint proxy statement/prospectus or to reflect the occurrence of unanticipated events.

                                   CHAPTER TWO
                                 THE TRANSACTION

                                  THE COMPANIES

WESTELL TECHNOLOGIES, INC.

         Since 1980, Westell has developed telecommunications products that address the needs of telephone companies to upgrade their existing network infrastructures in order to deliver advanced data and voice services to their customers. Westell designs, manufactures, markets and services a broad range of digital and analog products used by telephone companies to deliver services primarily over existing copper telephone wires that connect end users to a telephone company's central office. This is commonly referred to as the local loop or the local access network. Westell also markets its products and services to other telecommunications and information service providers seeking direct access to end user customers.

         Traditionally, telephone companies have provided services using analog transmission, which involves the transmission of wave signals that correspond to the information being transmitted. Analog transmission, however, is unable to provide the requisite volume, speed and reliability to support the growing demands for services over telephone wires. In contrast, digital transmission makes it possible to reduce all forms of images, sounds and data to simple digital signals of ones and zeros and consequently permits high-speed, high-volume and highly reliable data transmission. In the U. S., the digital conversion of the analog network has been built on the format known as T-1. T-1 transmission utilizes a data rate that is 24 times faster than standard analog transmission, or a rate equal to 1.54 megabits per second. Further, T-1 transmission can be aggregated or subdivided into channels that can deliver data transmission tailored to specific end user requirements.

         Westell's products can be categorized into three groups:

          o HiCAP products: products that maintain, repair and monitor special circuits in the local loop that have higher capacity than normal telephone circuits. Special circuits are those that enable high-speed digital transmission at rates that are called T-1 or DS-3 rates in the U.S. and E-1 rates outside the U.S.
          o CPE (Customer Premise Equipment) products: modems that reside at end-user locations based on digital subscriber line (DSL) technologies. DSL technology allows the simultaneous transmission of data at speeds up to 140 times faster than traditional analog telephone service in one direction, or 8 megabits per second, and up to 17 times faster than traditional analog telephone service in the reverse direction, or 1 megabit per second, while also providing traditional analog telephone service over a single pair of copper wires at distances of up to 18,000 feet, depending on the transmission rates.
          o    Transport  systems  products:  products  that  include  both  DSL equipment that is used in telephone companies' and service providers' equipment offices, commonly referred to as central offices, as well as products that monitor, maintain, and safeguard wireless networks and the demarcation points between wireless networks and traditional phone networks that are used in central offices, in outdoor locations and on customers' premises.

         Conference Plus, Inc., Westell's 88% owned subsidiary, provides audio, video, and data conferencing services. Businesses and individuals use these services to hold voice, video or data conferences with many people at the same time. Conference Plus sells its services directly to large customers, including Fortune 100 companies, and serves customers indirectly through its private reseller program. Westell is currently considering a proposal to spin-off Conference Plus in the next 12 to 24 months.

         Westell was incorporated in 1980 under the laws of the State of Delaware and has its principal executive offices at 750 North Commons Drive, Aurora, Illinois 60504 (telephone number: 630-898-2500). Internet users can obtain information about Westell and its services at http://www.westell.com.

TELTREND INC.

         Like Westell, Teltrend designs, manufactures and markets a broad range of transmission products that are used by telephone companies to provide data and voice services over the existing telephone network, primarily in the local loop. Teltrend also manufactures a wide range of products that convert, change and amplify transmission protocols and are used worldwide in public and private communications networks. Teltrend's products provide transmission of data and voice over the copper-wire network and permit the telephone companies to maximize use of the existing infrastructure of copper wireline.

         Teltrend manufactures a broad range of products necessary to provision the local loop which are designed for installation either at the end-user's premises, along the copper wires of the local loop or at the telephone companies' central offices. Teltrend's principal products are as follows:

          o High capacity products: Teltrend's high capacity products include traditional T-1 line and office repeaters, which are installed to restore and amplify T-1 signals that degrade as they are transmitted, and T-1 network interface units and associated mountings. Its products also include , CellPak(TM) units for cellular and wireless base station sites, and high bit-rate digital subscriber line ("HDSL") systems, which are an alternate method of delivering T-1 services in the local loop that do not require line conditioning or the installation of mid-span repeaters for distances up to 12,000 feet.
          o Channelized products: Teltrend's channelized products include digital loop carrier and voice frequency products, including a small digital loop carrier system, plug-in units for existing digital loop carrier systems and traditional voice frequency products. Digital loop carriers are deployed within the local loop to interface fiber-optic or some other transmission medium to the copper wire line that runs to an end-user's premises. Teltrend's products also include integrated services digital network ("ISDN")/digital data system ("DDS") products, including ISDN and DDS line repeaters, and ISDN and DDS D-4 circuit assemblies commonly referred to as channel units. ISDN and DDS are alternate technologies used to provide digital services in the local loop at rates from 64 to 128 kbit/sec.
          o Conversion products: These products include network interfacing and protocol conversion products.

         During the first nine months of Teltrend's fiscal year ended July 31, 1999, Teltrend also offered a line of connections for local area computer networks, remote network access solutions and secure networking products which it referred to as its packet switched products business. On May 28, 1999, Teltrend sold substantially all of the assets of its packet switched products business.

         Teltrend was incorporated in 1987 under the laws of the State of Delaware and has its principal executive offices at 620 Stetson Avenue, St. Charles, Illinois 60174 (telephone number: 630-377-1700). Internet users can obtain information about Teltrend and its services at http://www.teltrend.com.

THETA ACQUISITION CORP.

         Theta Acquisition Corp. is a Delaware corporation formed by Westell in December 1999 under the laws of the State of Delaware solely for the purpose of merging into Teltrend. Theta Acquisition Corp. is wholly owned by Westell. The mailing address of Theta Acquisition Corp.'s principal executive offices is c/o Westell Technologies, Inc., 750 North Commons Drive, Aurora, Illinois 60504 (telephone number: 630-898-2500).

                                   THE MERGER

GENERAL

         Each of the Westell Board and the Teltrend Board is using this joint proxy statement/prospectus to solicit proxies from the holders of its common stock for use at the Westell special meeting or the Teltrend special meeting, as the case may be. See Chapter III - "The Meetings and Voting."

         The merger agreement provides for the merger of a subsidiary of Westell with and into Teltrend. As a result of the proposed merger, Teltrend will become a wholly owned subsidiary of Westell. Based on the closing price of Westell Class A Common Stock on December 10, 1999, the last trading day before we publicly announced the signing of the merger agreement, had the merger taken place each share of Teltrend common stock would have been converted into the right to receive 3.3 shares of Westell Class A Common Stock with a value of $10.75 per share. This represented a 53% premium over the closing price of Teltrend common stock on that date. Had the merger taken place on __________, 2000, the last available trading date before the printing of this joint proxy statement/prospectus, each share of Teltrend common stock would have been converted into the right to receive 3.3 shares of Westell Class A Common Stock with a value of $________ per share, based on that day's closing price for Westell. When we complete the merger, the market value of consideration into which each share of Teltrend common stock is converted in the merger may be more or less than either of these amounts, depending on the market value of Westell Class A Common Stock at that time.

BACKGROUND OF THE MERGER

         In early October 1998, a representative of Teltrend's investment banking firm, SoundView, contacted Marc Zionts, Westell's chief executive officer, and expressed Teltrend's interest in exploring the acquisition of Westell's HiCAP business (as described in the section entitled "Westell Technologies, Inc." on page II-1). At this time, Westell was exploring its options for improving its operating efficiencies, and expansion was selected as one option to consider. In this regard, Westell had reviewed numerous companies in the Chicago area, including Teltrend, and had concluded that Teltrend's complementary technology, customer base and close proximity provided the best option for expansion. As a result of the Teltrend inquiry, discussions were held between Westell and Teltrend to explore possibilities of a strategic business transaction.

         Throughout November and December 1998, J. Nelson, Westell's president, and Howard Kirby, Teltrend's chief executive officer, met and discussed mutual business opportunities. Throughout these discussions, Mr. Kirby conveyed Teltrend's desire to purchase Westell's HiCAP and non-DSL transport businesses, but expressed a growing interest in a potential merger.

         In December 1998, Teltrend signed an agreement with SoundView to pursue merger and acquisition opportunities.

         Discussions between Westell and Teltrend ceased until March 1999, when Messrs. Nelson and Kirby again agreed that there were compelling synergies that could be achieved in a merger.

         In late May, Westell contacted its investment bankers, Goldman Sachs, to assist Westell in determining whether it should pursue continued merger discussions with Teltrend. Westell determined that such a merger still made sense to pursue. As a result, Westell management continued developing models using publicly available data to ascertain the validity of such a business combination. Westell also retained Hambrecht & Quist, investment bankers, to review the analysis prepared by Westell's management. Based upon the findings of management and both investment banking firms, the Westell board requested that Westell management re-engage in discussions with Teltrend management.

         On June 1, 1999, Mr. Zionts, Mr. Nelson and Melvin J. Simon, a director of Westell, met with Mr. Kirby and Douglas Hoffmeyer, Teltrend's chief financial officer to discuss possible valuations in a merger transaction. On August 11, 1999, Mr. Nelson and Mr. Kirby met again to discuss a possible transaction. Discussions continued between Teltrend and Westell throughout August.

         On September 9, 1999, Westell and Teltrend executed a confidentiality agreement. Also on that date, a meeting was held with executives from Westell (Messrs. Zionts and Nelson, together with Marc Hafner, an executive vice president of Westell and Bill Noll, a senior vice president of Westell) and Teltrend (Messrs. Kirby and Hoffmeyer, together with Jack Parker, a senior vice president of Teltrend), with investment bankers from both companies present. At this meeting, Westell presented a general overview of its company and business units and products, a summary of its manufacturing capability and facility capacity and a financial summary and perspective on the benefits of the proposed merger. Teltrend presented its strategic directions for fiscal years 2000-2002, including an overview of Teltrend's base products and growth targets by business unit. Teltrend also presented a financial update and its perspective on the synergy that could be achieved in a merger.

         On September 17, 1999, Westell presented Teltrend with a non-binding proposal outlining the terms under which Westell was prepared to enter into merger discussions. From September 21 through November 2, representatives of the parties and their financial advisors negotiated the terms of the non-binding term sheet, including the exchange ratio, board representation and treatment of options. In the course of these negotiations, on October 22, 1999, Messrs. Zionts and Nelson, together with Robert Gaynor, Westell's Chairman of the Board and then chief executive officer, made a presentation to the Teltrend Board with respect to the potential merger. On November 2, 1999, the parties executed the non-binding term sheet.

         Throughout November 1999, representatives of the companies met to discuss due diligence issues as well as corporate communication and synergies. The parties' formal due diligence investigations began the week of November 8, 1999 and continued until the merger agreement was signed.

         On November 11, 1999, Westell presented Teltrend with a draft merger agreement and on November 23, 1999, representatives of both Westell and Teltrend, together with their legal counsel and financial advisors, met to negotiate the terms of the merger agreement and related documents. From November 24, 1999 through December 13, 1999, representatives of Westell and Teltrend and their respective financial advisors and legal counsel held a series of telephonic meetings, at which the parties negotiated the final terms of the merger, the merger agreement and related documents. During November and early December, the Teltrend Board and the Westell Board each, separately, held several meetings to discuss the progress of due diligence, the negotiations and the transaction generally.

         On December 13, 1999, the Board of Directors of Westell held a special meeting, at which the Westell Board members unanimously approved the merger agreement and recommended that the stockholders of Westell vote in favor of the merger proposals.

         Also on December 13, 1999, the Board of Directors of Teltrend held a special meeting, at which the Teltrend Board members unanimously approved the merger agreement and recommended that the stockholders of Teltrend vote in favor of the adoption of the merger agreement.

WESTELL'S REASONS FOR THE MERGER; RECOMMENDATION OF THE WESTELL BOARD

         Westell is pursuing the merger for the following reasons:

          o Combining the Teltrend business into Westell's facility is expected to result in operating efficiencies at the gross margin and operating income levels. Larger volume material purchases, facility overhead allocable to more revenue, operating expenses synergies and other cost reductions should account for these efficiencies.
          o    The  positive  impact on cash flow  generated  from the  combined businesses, Teltrend's significant cash balances and the opportunity to turn redundant assets into additional cash, will help provide additional resources to grow the combined companies' DSL businesses.
          o Westell's income tax loss carryover will be available to offset future taxable income of the combined companies, providing another positive effect on cash flow and earnings.
          o The addition of Teltrend products such as HDSL, channelized products and conversion products will broaden Westell's product portfolio.

          o In the areas where Westell and Teltrend have similar products, the opportunity will exist for the selection of a "best of breed" product platform which should provide the combined entities with additional flexibility and efficiencies.
          o With the current consolidation in their customer base, the combined companies should be in a stronger position to gain mindshare of these larger companies and to meet their expanding needs with the additional operating scale provided by a combined Westell and Teltrend.

         On December 13, 1999, the Westell Board unanimously approved the merger agreement and the transactions contemplated thereby. In making its decision, the Westell Board consulted with Westell's management and its financial and legal advisors and considered various factors, including those listed below:

          o information concerning the financial performance and condition, business operations, capital levels, asset quality and prospects of each company, and the projected future financial performance of each company as a separate entity and on a combined basis;
          o    current industry, economic and market conditions and trends;
          o the importance of significant scale and scope and financial resources to a company's ability to compete effectively globally;
          o the possibility that achieving cost savings, operating efficiencies and synergies as a result of consummating the merger at this time might not be available to the same degree to either company on its own;
          o the risk that the combined company may not realize the anticipated cost savings, operating efficiencies and synergies;
          o the judgment, advice and analysis of Westell's management, including the results of Westell's due diligence investigations;
          o    the terms of the merger agreement;
          o the current and historical market prices of the common stock of each company;
          o the risks associated with a fixed exchange ratio, including the risk that, because the exchange ratio will not be adjusted for changes in the market price of either Westell Class A Common Stock or Teltrend common stock, the per share value of the consideration to be received by Teltrend stockholders might be significantly more than the price per share implied by the exchange ratio immediately prior to the announcement of the merger;
          o the quantitative analysis of the financial terms of the merger performed by Goldman Sachs, its financial advisor;
          o the opinion of Goldman Sachs described below as to the fairness, from a financial point of view, of the exchange ratio, which was determined through arms-length negotiations between the companies;
          o the assurance of Hambrecht & Quist, Westell's additional financial advisor, that, based on Hambrecht & Quist's limited review of the transaction and certain related documents, it had identified no significant risks not also identified by Goldman Sachs or Westell's management with respect to the merger;
          o Teltrend's and Westell's respective businesses, assets, product mixes, manufacturing facilities, liabilities, managements, strategic objectives, and prospects;
          o the challenges of combining the businesses of two corporations the size of Westell and Teltrend and the attendant risk of diverting management resources from other strategic opportunities and from operational matters for an extended period of time; and
          o the anticipated impact of the merger on the customers and employees of each company.

         The foregoing discussion of the information and factors considered and given weight by the Westell Board is not intended to be exhaustive but summarizes the material factors considered. The Westell Board did not assign any relative or specific weights to the various factors considered. Instead, the Westell Board conducted an overall analysis of the factors described above, including through discussions with and asking questions of Westell's management and legal and financial advisors. In considering the factors described above, the individual directors may have given different weight to different factors.

         ACCORDINGLY, THE WESTELL BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF WESTELL CLASS A COMMON STOCK AND CLASS B COMMON STOCK VOTE FOR APPROVAL OF THE ISSUANCE OF THE WESTELL CLASS A COMMON STOCK IN THE MERGER AND THE AMENDMENT TO WESTELL'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE TO 85 MILLION FROM 65.5 MILLION THE TOTAL NUMBER OF SHARES OF CLASS A COMMON STOCK THAT WESTELL IS AUTHORIZED TO ISSUE.

TELTREND'S REASONS FOR THE MERGER; RECOMMENDATION OF THE TELTREND BOARD

         On December 13, 1999, the Teltrend Board unanimously determined that the merger agreement and the transactions contemplated thereby, including, without limitation, the merger, are advisable and in the best interests of Teltrend and the Teltrend stockholders and decided to recommend adoption of the merger agreement to the Teltrend stockholders.

         In evaluating the merger, the Teltrend Board consulted with its management, financial advisors and legal counsel and gave careful consideration to a number of factors which supported the board's determinations, including the following:

          o    the  various  alternatives  to the  merger,  including  remaining independent, and the risks associated with those alternatives;
          o    the relative  risks to  Teltrend's  business if the merger is not completed;
          o the results of due diligence reviews conducted by Teltrend's management, legal advisors and financial advisors examining Westell's business, operations, technology and competitive position;
          o the fact that Teltrend's stockholders would have the opportunity to participate in the potential for growth of the combined company after the merger, as the merger is expected to result in a combined company with greater financial, technological and human resources to develop new generations of products, and greater marketing resources to develop and promote each company's existing products;
          o the price per share implied by the exchange ratio in the merger, as of the last trading day prior to the announcement of the merger, represented a premium of 53% to the closing price of Teltrend's common stock on the last trading day prior to the announcement of the merger, and a premium of 72% to the average closing price of Teltrend's common stock over the twenty trading days prior to the announcement of the merger;
          o the shares of Westell Class A Common Stock issuable to Teltrend's stockholders in the merger will have a significantly larger market float and average trading volume upon the merger, and may provide greater liquidity, than the Teltrend common stock currently has;
          o the fact that the merger would be a tax-free reorganization for federal income tax purposes;
          o Teltrend's ability to terminate the merger agreement if the Teltrend board were presented with a superior offer, upon the payment of a fee of $7,177,632 to Westell, as well as other scenarios under which termination is possible, with or without termination fees;
          o the Teltrend board of directors' review with its legal advisors of the terms and conditions of the merger agreement and voting agreement. In particular, the board considered the events triggering payment of the termination fee and the limitations on Teltrend's ability to negotiate an alternative transaction with other companies, and the potential effect these provisions would have on Teltrend receiving alternative proposals which could be superior to the merger;
          o the opinion of SoundView Technology Group, Inc. delivered orally on December 13, 1999, and confirmed in writing, that as of such date and subject to assumptions made and matters considered and limitations on the review set forth in its opinion, the consideration to be received by Teltrend stockholders in the merger was fair to Teltrend stockholders from a financial point of view; and
          o the willingness of Robert C. Penny III and Melvin J. Simon, individually and as trustees of the Westell Technologies, Inc. Voting Trust, to vote in accordance with the voting by Westell's other, non-affiliated stockholders with respect to the transactions contemplated by the merger, according to the terms and conditions of the voting agreement.

         The Teltrend Board of Directors also considered a variety of risks and other potentially negative factors in its consideration of the merger agreement and the merger, including the following:

          o the risk that the benefits sought to be achieved by the merger will not be realized;
          o the fact that Teltrend's obligation to pay a termination fee to Westell in specified circumstances might deter other parties from proposing an alternative transaction that might be more advantageous to Teltrend stockholders;
          o the risks associated with a fixed exchange ratio, including the risk that, because the exchange ratio will not be adjusted for changes in the market price of either Westell Class A Common Stock or Teltrend common stock, the per share value of the consideration to be received by Teltrend stockholders might be significantly less than the price per share implied by the exchange ratio immediately prior to the announcement of the merger;
          o the possibility of management disruption associated with the merger, the challenges and costs of integrating the operations of the companies and the risk that key management and technical personnel might leave Teltrend before or after the merger is completed;
          o the expectation that current Westell stockholders would own approximately 83% in voting power and 66% in value of the combined company immediately following the merger, based upon the outstanding shares of both companies as of December 10, 1999;
          o the fact that Robert C. Penny III and Melvin J. Simon, as stockholders and as trustees of the Westell Technologies, Inc. Voting Trust, are expected to control approximately 68% of the voting power of Westell upon the merger;
          o    the  potential  loss of revenues and business  opportunities  for
               Teltrend as a result of confusion in the marketplace after announcement of the merger, or possible adverse reactions by existing or prospective Teltrend customers who compete with Westell or its affiliates, and the possible exploitation of such issues by Teltrend's and Westell's competitors; and
          o other applicable risks described in this joint proxy statement/prospectus under "Risk Factors," starting on page I-13.

         The foregoing discussion of the information and factors considered and given weight by the Teltrend Board is not intended to be exhaustive but summarizes the material factors considered. The Teltrend Board relied on the experience and expertise of SoundView Technology Group, Inc., its financial advisor, for quantitative analysis of the financial terms of the merger. See "Opinion of Teltrend's Financial Advisor" beginning on page II-14. The Teltrend Board did not assign any relative or specific weights to the various factors considered. Instead, the Teltrend Board conducted an overall analysis of the factors described above, including through discussions with and asking questions of Teltrend's management and legal and financial advisors. In considering the factors described above, the individual directors may have given different weight to different factors.

         FOR THE REASONS DISCUSSED ABOVE, THE TELTREND BOARD HAS UNANIMOUSLY APPROVED AND DEEMED ADVISABLE AND IN THE BEST INTERESTS OF THE TELTREND STOCKHOLDERS THE MERGER AGREEMENT AND THE MERGER, AND UNANIMOUSLY RECOMMENDS THAT THE TELTREND STOCKHOLDERS VOTE FOR APPROVAL OF THE ADOPTION OF THE MERGER AGREEMENT.

OPINION AND ADVICE OF WESTELL'S FINANCIAL ADVISORS

OPINION OF GOLDMAN SACHS

         On December 13, 1999, Goldman Sachs delivered its oral opinion to the Board of Directors of Westell that, as of such date, the exchange ratio was fair from a financial point of view to Westell. Goldman Sachs subsequently confirmed its oral opinion by delivery of its written opinion dated December 13, 1999.

         THE FULL TEXT OF THE WRITTEN OPINION OF GOLDMAN SACHS, DATED DECEMBER 13, 1999, WHICH SETS FORTH ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THE OPINION, IS ATTACHED AS APPENDIX

B AND IS INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/PROSPECTUS. YOU SHOULD READ THE OPINION IN ITS ENTIRETY.

         In connection with its opinion, Goldman Sachs reviewed, among other things:

          o    the merger agreement;
          o annual reports to stockholders and annual reports on Form 10-K of Teltrend and Westell for the five fiscal years ended July 31, 1999 and the four fiscal years ended March 31, 1999, respectively;
          o interim reports to stockholders and quarterly reports on Form 10-Q of Teltrend and Westell;
          o other communications from Teltrend and Westell to their respective stockholders; and
          o internal financial analyses and forecasts for Teltrend and Westell prepared by their respective managements, including costs savings and operating synergies projected by the management of Westell to result from the merger.

         Goldman Sachs also held discussions with members of the senior management of Teltrend and Westell regarding the strategic rationale for, and the potential benefits of, the merger and the past and current business operations, financial condition and future prospects of their respective companies. In addition, Goldman Sachs:

          o reviewed the reported price and trading activity for the Teltrend common stock and Westell Class A Common Stock;
          o compared financial and stock market information for Teltrend and Westell with similar information for other publicly-traded companies;
          o reviewed the financial terms of recent business combinations in the telecommunications equipment, data communications and networking industries specifically and in other industries generally; and
          o performed other studies and analyses Goldman Sachs considered appropriate.

         Goldman Sachs relied upon the accuracy and completeness of all of the financial and other information reviewed by it and assumed such accuracy and completeness for purposes of rendering its opinion. In that regard, Goldman Sachs assumed, with the consent of the Westell Board, that the internal financial forecasts prepared by the managements of Teltrend and Westell, including any synergies, have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of Teltrend and Westell and that such forecasts and synergies will be realized in the amounts and the time periods contemplated thereby. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities of Teltrend or Westell or any of their subsidiaries and was not furnished with any such evaluation or appraisal. Goldman Sachs also assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on Teltrend or Westell or on the benefits of the merger. The advisory services and opinion of Goldman Sachs were provided for the information and assistance of the Westell Board in connection with its consideration of the merger, and the opinion does not constitute a recommendation as to how any holder of Westell Class A Common Stock or Class B Common Stock should vote with respect to the merger proposals.

         The following is a summary of the material financial analyses used by Goldman Sachs in connection with providing its opinion to the Westell Board on December 13, 1999.

         THE FOLLOWING SUMMARIES OF FINANCIAL ANALYSES INCLUDE INFORMATION PRESENTED IN TABULAR FORMAT. YOU SHOULD READ THESE TABLES TOGETHER WITH THE TEXT OF EACH SUMMARY.

         (1) Exchange Ratio History. Goldman Sachs calculated the ratio of the average market price of Teltrend common stock to the average market price of Westell Class A Common Stock during selected weekly periods ending the week of December 6, 1999. The results are shown in the following table:

                      Period                        Average Share Exchange Ratio
                      ------                        ----------------------------
        3 months ending December 9, 1999                       2.33x
        1 year ending December 9, 1999                         2.95x
        3 years ending December 9, 1999                        2.03x

         (2) Public Market Comparison. Goldman Sachs compiled and reviewed selected financial information and calculated certain ratios and public market multiples for two groups of publicly traded companies in the communications equipment industry.


Group A consisted of:                        Group B consisted of:

        o   ADC Telecommunications, Inc.;      o  Allen Telecom Inc.;
        o   ADTRAN, Inc.;                      o  Andrew Corporation; and
        o   Aware, Inc.;                       o  Tollgrade Communications, Inc.
        o   Copper Mountain Networks, Inc.;
        o   Orckit Communications Ltd.;
        o   Pairgain Technologies, Inc.;
        o   Paradyne Networks Inc.;
        o   Redback Networks Inc.; and
        o   Westell Technologies, Inc.


         The selected companies were chosen because they are publicly-traded communications equipment companies with operations that for purposes of analysis may be considered similar to Westell or Teltrend. The selected companies were placed into Group A or Group B based on relative valuation metrics. Companies trading at a multiple of levered market capitalization (equity market capitalization plus net debt) to 1999 estimated revenue of 4.0x or greater were put in Group A. Other relevant comparable companies were put in Group B. The multiples and ratios were calculated using the closing price for the common stock of each of the selected companies on December 10, 1999 and, except as otherwise indicated below, were based on Institutional Brokers Estimate System, or IBES, estimates, and published equity research reports and the most recent publicly available information.

         Goldman Sachs calculated low, high and median values for each of the three ratios or multiples set forth below:

          o The ratio of price to estimated earnings per share, or EPS, for calendar years 1999 and 2000, respectively;
          o Levered market capitalization as a multiple of revenues for the last twelve months ("LTM"), estimated revenues for calendar year 1999 and estimated revenues for calendar year 2000, respectively;
          o Levered market capitalization as a multiple of LTM earnings before interest, taxes, depreciation and amortization, or EBITDA, for the last 12 months.

         The high, low and median multiples for the two groups of comparable companies were applied to the corresponding operating metric for Teltrend, using Westell management's estimates of Teltrend's 1999 and 2000 EPS and revenues. On this basis, Goldman Sachs calculated a range of implied prices per share for Teltrend shares and a range of implied exchange ratios, using a $10.75 per share price for Westell shares. The results of such analyses are set forth in the following table:





         --------------------------------------------------------------------------------------------------
                                              Comparable Multiples             Implied Exchange Ratio
         --------------------------------------------------------------------------------------------------
                                            Low       High      Median        Low      High      Median
         --------------------------------------------------------------------------------------------------
         GROUP A
            P/E Ratio
                Calendar Year 1999         39.3x     245.8x     105.6x       5.2x      32.6x      14.0x
               Calendar Year 2000          31.1x     641.4x     96.7x        4.7x      96.2x      14.5x
         --------------------------------------------------------------------------------------------------
            Levered revenue multiple
                LTM                        3.6x      298.2x      6.3x        5.8x     455.6x      10.0x
                Calendar Year 1999         4.1x      121.0x      5.7x        7.1x     199.3x      9.7x
               Calendar Year 2000          3.2x      57.4x       4.6x        6.1x     102.8x      8.6x
         --------------------------------------------------------------------------------------------------
            Levered EBITDA multiple
               LTM                         23.0x     430.1x     70.9x        5.6x     608.2x      16.4x
         --------------------------------------------------------------------------------------------------
         GROUP B
            P/E Ratio
                Calendar Year 1999         22.3x     223.4x     25.0x        3.0x      29.6x      3.3x
               Calendar Year 2000          16.5x     22.3x      21.9x        2.5x      3.4x       3.3x
         --------------------------------------------------------------------------------------------------
            Levered revenue multiple
                LTM                        1.1x       3.9x       1.4x        2.0x      6.3x       2.5x
                Calendar Year 1999         1.1x       3.7x       1.4x        2.2x      6.4x       2.7x
               Calendar Year 2000          0.9x       3.2x       1.3x        2.1x      6.1x       2.7x
         --------------------------------------------------------------------------------------------------
            Levered EBITDA multiple
               LTM                         8.0x      16.2x      13.4x        2.2x      4.0x       3.4x
         --------------------------------------------------------------------------------------------------


         (3) Selected Transaction Analysis. Goldman Sachs compiled and reviewed selected financial information for 282 selected transactions in the communications equipment industry from 1988 to the present. Goldman Sachs calculated high, low and median values for the selected transactions for each of the three ratios or multiples set forth below.

          o The ratio of equity consideration paid in each such transaction to the acquired company's LTM and forward calendar year earnings for calendar year 1999, respectively;
          o Levered consideration as a multiple of the acquired company's LTM sales; and
          o The percentage premium paid to equity holders calculated using the price paid per share by the acquirer relative to the target's price five days prior to announcement.

         The high, low and median multiples for the selected transactions were applied to the corresponding value for Teltrend, using Westell management's estimates of Teltrend's 1999 earnings. On this basis, Goldman Sachs calculated a range of implied prices per share for Teltrend shares and a range of implied exchange ratios, using a $10.75 per share price for Westell shares. The results of such analyses are set forth below:


-----------------------------------------------------------------------------------------------------------
                                       Comparable Multiples/Percent           Implied Exchange Ratio
-----------------------------------------------------------------------------------------------------------
                                         Low         High     Median       Low      High        Median
-----------------------------------------------------------------------------------------------------------
P/E Ratio
   LTM                                  4.1x        189.1x     35.1x      0.5x       NM          4.1x
   Calendar Year 1999                   2.5x        171.3x     32.5x      0.3x       NM          4.3x
-----------------------------------------------------------------------------------------------------------
Levered revenue multiple
   LTM                                  0.3x        677.3x     2.8x       0.8x       NM          4.6x
-----------------------------------------------------------------------------------------------------------
Premium to market value                (25.8%)      141.6%     36.5%      1.6x      5.2x         2.9x
-----------------------------------------------------------------------------------------------------------


         (4) Contribution Analysis. Goldman Sachs calculated the respective percentage contribution by Teltrend and Westell to the combined company assuming Westell's fiscal years 1999, 2000 and 2001 estimated revenue and 2001 estimated operating income on a pro forma basis. The analysis did not take into account any synergies that may result from the merger. In addition, Goldman Sachs calculated the pro forma share ownership of the combined company immediately following the merger, assuming a 3.30:1 exchange ratio, in order to determine the percentages of the combined company that will be owned immediately following consummation of the merger by stockholders of Westell and Teltrend, respectively. The results of such analyses are summarized below.


        -----------------------------------------------------------------------
                     Pro Forma Ownership of the Combined Company
                                     (in percent)
        -----------------------------------------------------------------------
        Westell stockholders                                 66.2
        Teltrend stockholders                                33.8
        -----------------------------------------------------------------------
                                 Revenue Contribution
                                     (in percent)
         ------------------------- ----------------------- ---------------------
                                         Westell                Teltrend
         ------------------------- ----------------------- ---------------------
        1999                               47.8                   52.2
        2000                               50.2                   49.8
        2001                               60.1                   39.9
        -----------------------------------------------------------------------
                            Operating Income Contribution
                                     (in percent)
        -----------------------------------------------------------------------
                                         Westell                Teltrend
        ------------------------- ----------------------- ---------------------
        2001                               44.3                   55.7
        -----------------------------------------------------------------------


         (5) Pro Forma Merger Analysis. Goldman Sachs prepared pro forma analyses of the financial impact of the merger for fiscal years ended March 1999, 2000, 2001 and 2002 using estimates of earnings for those fiscal years that were provided by Westell management for both Westell and Teltrend. Goldman Sachs compared the EPS of Westell on a stand-alone basis to the estimated unadjusted and cash EPS (which excludes the effects of goodwill amortization) of the combined company on a pro forma basis, both including and not including the synergies estimated by Westell management to result from the merger. The results of such analyses indicate that for the fiscal year ended March 30, 1999 the merger would be dilutive on an EPS basis, not including synergies, and accretive on an EPS basis, including synergies, and on a cash EPS basis, both including and not including synergies. For the fiscal years ended March 30, 2001 and 2002, the merger would be dilutive on an EPS basis, both including and excluding synergies, but accretive on a cash EPS basis, both including and excluding synergies.

         (6) Discounted Cash Flow Analysis - Teltrend. Goldman Sachs performed a discounted cash flow analysis of the expected cash flows of Teltrend using projections from Westell's management under the following two scenarios: (a) not including the synergies estimated by Westell management to result from the merger (the "Base Case") and (b) including the synergies estimated by Westell management to result from the merger (the "Synergies Case"). Goldman Sachs calculated a net present value of Teltrend's free cash flows for the fiscal years 2000 through 2004 using discount rates ranging from 8% to 12%. Goldman Sachs also calculated Teltrend's terminal values in the year 2004 based on multiples ranging from 7x EBITDA to 12x EBITDA. The terminal values were then discounted to present value using discount rates from 8% to 12%. The implied values per Teltrend share derived from such analysis ranged from $25.03 to $44.45 in the Base Case and from $43.36 to $75.71 in the Synergies Case.

         (7) Discounted Cash Flow Analysis - Westell. Goldman Sachs also performed a discounted cash flow analysis of the expected cash flows of Westell using projections from Westell's management. Goldman Sachs calculated a net present value of Westell's free cash flows for the fiscal years 2001 through 2005 using discount rates ranging from 13% to 21%. Goldman Sachs also calculated Westell's terminal values in the year 2005 based on multiples ranging from 8x EBITDA to 18x EBITDA. The terminal values were then discounted to present value using discount rates from 13% to 21%. The implied values per Westell share derived from such analysis ranged from $5.99 to $17.94.

         The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all such analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Westell or Teltrend or the contemplated merger.

         The analyses were prepared solely for purposes of providing an opinion to the Westell Board as to the fairness from a financial point of view to Westell of the share exchange ratio. The analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Westell, Teltrend, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

         As described above, Goldman Sachs' opinion to the Westell Board was one of many factors taken into consideration by the Westell Board in making its determination to approve the merger. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs.

         Goldman  Sachs,  as  part  of  its  investment  banking  business,   is
continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Goldman Sachs is familiar with Westell, having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the merger agreement. Goldman Sachs provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of Westell or Teltrend for its own account and for the accounts of customers.

         In addition, Goldman Sachs has been informed that SoundView Technology Group, Inc. has acted as financial advisor to Teltrend in connection with the merger. SoundView and Wit Capital Group, Inc. have entered into an agreement pursuant to which Wit will acquire SoundView. Goldman Sachs currently owns approximately 16.5% of the outstanding shares of common stock of Wit and warrants to acquire additional shares of common stock of Wit which, if exercised, would result in Goldman Sachs owning approximately 24.7% of the outstanding shares of common stock of Wit.

         Pursuant to a letter agreement dated September 8, 1999, Westell engaged Goldman Sachs to act as its financial advisor in connection with the possible acquisition by Westell or any of its affiliates of all or a portion of the stock or assets of Teltrend. Pursuant to the terms of this letter agreement, Westell has agreed to pay Goldman Sachs a transaction fee based on the outcome of the merger as follows:

          o if the merger is consummated, Goldman Sachs will receive a fee of $2.3 million; or
          o if the merger is not consummated and pursuant to the merger agreement Westell receives a payment in connection with the termination of the merger agreement or the failure to consummate the merger, Goldman Sachs will receive a fee of $1.0 million.

         Westell also has agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including attorneys' fees, and to indemnify Goldman
Sachs against certain liabilities, including certain liabilities under the federal securities laws.

ADVICE OF HAMBRECHT & QUIST

         In addition engaging Goldman Sachs, the Westell Board also engaged the services of Hambrecht & Quist LLC to provide general advisory services with respect to the merger. Hambrecht & Quist reviewed the merger agreement, all the material presented to the Westell Board by Goldman Sachs, as well as certain due diligence materials prepared by Westell's management. In addition, Hambrecht & Quist had several conversations with the Westell Board and Westell's management regarding the transaction, the negotiation process and general financial market conditions. As a result of this limited review, on December 13, 1999, Hambrecht & Quist orally advised the Westell Board that it had identified no significant risks not also identified by Goldman Sachs or Westell's management with respect to the merger. The Westell Board did not retain Hambrecht & Quist to deliver an opinion with regard to its general advice or the fairness, from a financial point of view, of the exchange ratio, and Hambrecht & Quist did not prepare any such opinion.

         The advisory services of Hambrecht & Quist were provided for the information and assistance of the Westell Board in connection with its consideration of the merger, and such does not constitute a recommendation as to how any holder of Westell Class A Common Stock or Class B Common Stock should vote with respect to the merger proposals. As described above, Hambrecht &
Quist's advice to the Westell Board was one of many factors taken into consideration by the Westell Board in making its determination to approve the merger.

         Hambrecht & Quist, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Hambrecht & Quist is familiar with Westell, having acted as its general financial advisor in connection with the merger agreement. Hambrecht & Quist provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of Westell or Teltrend for its own account and for the accounts of customers.

         Pursuant to a letter agreement dated August 15, 1999, Westell engaged Hambrecht & Quist to act as its secondary financial advisor in connection with the possible acquisition by Westell or any of its affiliates of all or a portion of the stock or assets of Teltrend, providing general guidance and advice to the Westell Board, but not rendering an opinion regarding the fairness of the ultimate consideration to be paid by Westell in such a transaction. Pursuant to the terms of this letter agreement, Westell has agreed to pay to Hambrecht & Quist a fee of $225,000 upon the effectiveness of the merger. Westell also has agreed to reimburse Hambrecht & Quist for its reasonable out-of-pocket expenses, including attorneys' fees, and to indemnify Hambrecht & Quist against certain liabilities, including certain liabilities under the federal securities laws.

OPINION OF TELTREND'S FINANCIAL ADVISOR

         SoundView Technology Group, Inc. was retained by the Teltrend Board to render an opinion as to whether the exchange ratio to be offered in the merger is fair, from a financial point of view, to the Teltrend stockholders.

         On December 13, 1999, SoundView delivered its opinion to the Teltrend Board that, as of such date, based upon the facts and circumstances as they existed at that time, and subject to certain assumptions made, matters considered and limits of review set forth therein, the exchange ratio to be offered in the merger is fair, from a financial point of view to the Teltrend stockholders.

         The full text of the written opinion of SoundView, dated December 13, 1999, which sets forth, among other things, the assumptions made, matters considered, and the scope and limitations of the review undertaken and procedures followed by SoundView in rendering its opinion, is included in Appendix C to this joint proxy statement/prospectus. SoundView's opinion is directed only to the fairness, from a financial point of view, to the Teltrend stockholders of the exchange ratio to be offered in the merger. SoundView's opinion was delivered for the use and benefit of the Teltrend Board in its consideration of the merger and is not intended to be and does not constitute a recommendation to any Teltrend stockholder as to how such stockholder should vote with respect to the proposed merger. The summary of the opinion of SoundView set forth below is qualified by reference to the full text of the opinion. Teltrend stockholders are urged to read this opinion in its entirety.

         In connection with rendering its opinion, SoundView, among other things:

          o reviewed the draft agreement and plan of merger dated December 13, 1999 and the specific terms of the merger set forth therein;
          o    reviewed the draft voting agreement dated December 13, 1999;
          o reviewed Teltrend's financial and operating information for the two-year period ended July 31, 1999 and the three-month period ended October 30, 1999;
          o reviewed Westell's financial and operating information for the two year period ended March 31, 1999 and the six-month period ended September 30, 1999;
          o reviewed certain information regarding the private placement by Westell of 6% subordinated convertible debentures and stock purchase warrants to Capital Ventures International, Castle Creek Technology Partners LLC, and Marshall Capital Management, Inc.;
          o reviewed certain financial and operating information regarding the business, operations and prospects of Teltrend and Westell, including forecasts and projections, provided to it by the managements of Teltrend and Westell, respectively;
          o reviewed certain publicly available information concerning certain other companies which it deemed to be reasonably similar to Teltrend and Westell and the trading markets for certain of such companies' securities;
          o reviewed the financial terms of certain recent mergers and acquisitions which it deemed relevant;
          o conducted discussions with certain members of senior management of Teltrend and Westell concerning their respective businesses and operations, assets, present conditions and future prospects; and
          o performed such other analyses, examinations and procedures, reviewed such other agreements and documents, and considered such other factors as it deemed, in its sole judgment, to be necessary, appropriate or relevant to render its opinion.

         In arriving at its opinion, SoundView did not make, obtain or assume any responsibility for any independent evaluation or appraisal of the properties and facilities or of the assets and liabilities (contingent or otherwise) of either Teltrend or Westell. SoundView assumed and relied upon the accuracy and completeness of the financial and other information supplied to or otherwise used by it in arriving at its opinion, and did not attempt independently to verify, or undertake any obligation to verify, such information. SoundView further relied upon the assurances of the managements of Teltrend and Westell that they were not aware of any facts that would make such information inaccurate or misleading. In addition, SoundView assumed that the forecasts and projections provided to it by Westell and Teltrend represented the best currently available estimates and judgments of Westell's and Teltrend's managements as to the future financial condition and results of operations of Westell and Teltrend, respectively, and assumed that such forecasts and projections were reasonably prepared based on such currently available estimates and judgments. SoundView assumed no responsibility for and expressed no view as to such forecasts and projections or the assumptions on which they were based.

         SoundView also took into account its assessment of general economic, market and financial conditions and its experience in similar transactions, as well as its experience in securities valuation in general. Its opinion is necessarily based upon conditions as they existed and could be evaluated as of December 13, 1999.

         SoundView did not express any view as to the price at which Teltrend's stock will trade prior to the closing of the merger, or the price at which Westell's stock will trade prior to or subsequent to the closing of the merger. Its opinion did not constitute a recommendation of the merger over any other alternative transactions which may have been available to Teltrend and did not address the underlying business decision of the Teltrend Board to proceed with or effect the merger.

         The following is a brief summary of the material aspects of the analyses performed by SoundView in connection with rendering its opinion.

         ANALYSES RELATING TO TELTREND

         Analysis of Selected Comparable Publicly Traded Companies. Using publicly available information, SoundView compared certain financial, market and operating information of selected publicly traded telecommunications equipment manufacturers that were, in SoundView's judgment, similar to Teltrend. For each of the selected companies, SoundView calculated a multiple of enterprise value to calendar 1998 and projected calendar 1999 and 2000 revenues. Enterprise value was calculated by adding net debt to the company's market capitalization. Net debt was calculated by subtracting cash and cash equivalents from total debt. Companies analyzed by SoundView in connection with this analysis included ADC Telecommunications, Inc., ADTRAN, Inc., Larscom Incorporated, PairGain Technologies, Inc. and Tollgrade Communications, Inc. The table below shows the results of such analysis.


--------------------------------------------------------------------------------
                                           Comparable Companies
--------------------------------------------------------------------------------
                                         Teltrend*   Low   Mean   Median   High
Enterprise Value/1998 Revenue (Actual)    1.8x       0.7x  4.1x   3.9x     6.6x
--------------------------------------------------------------------------------
Enterprise Value/1999 Revenue (Projected) 1.9x       0.5x  3.4x   3.7x     5.3x
--------------------------------------------------------------------------------
Enterprise Value/2000 Revenue (Projected) 1.5x       0.4x  2.8x   3.3x     4.3x
--------------------------------------------------------------------------------

* Enterprise value computed based on closing price of Westell Class A Common Stock on December 10, 1999.

         Comparable Transaction Analysis. Using publicly available information, SoundView analyzed the purchase prices and multiples paid in selected acquisitions of telecommunications equipment manufacturers that, in SoundView's judgment, were comparable to the business of Teltrend. However, SoundView noted that none of such acquisitions took place under market conditions or competitive conditions or circumstances that are directly comparable to a merger as of the date of SoundView's opinion and that, accordingly, qualitative judgments must be made concerning the difference between the characteristics of these transactions and other factors and issues which would affect the price an acquiror is willing to pay in an acquisition. For each of the selected targets, SoundView calculated a multiple of enterprise value to LTM revenue. Enterprise value was calculated by adding net debt to the company's market capitalization. Net debt was calculated by subtracting cash and cash equivalents from total debt. SoundView analyzed 19 transactions that were completed between November 21, 1994 and November 21, 1999, and the table below shows the results of such analysis.


--------------------------------------------------------------------------------
                                            Comparable Transactions
--------------------------------------------------------------------------------
                                         Teltrend*  Low    Mean  Median   High
--------------------------------------------------------------------------------
Enterprise Value/LTM Revenue               1.9x     0.2x   1.9x   1.6x   5.4x
--------------------------------------------------------------------------------
* Enterprise value computed based on closing price of Westell Class A Common Stock on December 10, 1999.

         Premiums Paid Analysis. SoundView reviewed publicly available information for selected completed stock-for-stock merger and acquisition transactions, which were announced between November 21, 1996 and November 21, 1999, with a value of $50 million to $500 million and in which the acquiring company purchased greater than 50% of a public target.

         SoundView performed its analysis on 424 transactions that satisfied the criteria, and the table below shows a comparison of those premiums paid to the premium that would be paid to Teltrend stockholders based upon the implied value payable in the transaction. The premium calculations for Teltrend stock are based upon the value of Westell Class A Common Stock on December 10, 1999.

--------------------------------------------------------------------------------
                                               Comparable Transactions
--------------------------------------------------------------------------------
                                     Teltrend    Low     Mean     Median   High
--------------------------------------------------------------------------------
One day before announcement           53.4%     -48.5%   27.6%    22.9%   234.7%
--------------------------------------------------------------------------------

         Discounted Cash Flow Analysis. SoundView conducted an unleveraged discounted cash flow analysis based upon financial information for Teltrend provided by its management. SoundView calculated a range of net present values of the projected unleveraged free cash flows in the forecast using various discount rates reflecting weighted average costs of capital in the range of 15% to 20%. SoundView then combined such values with the terminal values calculated by multiplying projected revenue for the year 2004 by a range of exit multiples from 0.5 to 1.5 times and using the same discount rates as those utilized for unleveraged free cash flows to obtain ranges of implied total enterprise value for Teltrend. The net present value of free cash flow, when combined with the terminal values, yielded an implied total enterprise value in the range of $96.1 million to $249.3 million. In order to derive implied equity value per share ranges for Teltrend, SoundView subtracted the estimated net debt of Teltrend as of October 31, 1999 from the implied total enterprise values and divided the result by the fully diluted shares outstanding for Teltrend. Net debt was calculated by subtracting cash and cash equivalents from total debt. The implied equity value per share for Teltrend was in the range of $18.45 to $41.25 per share.

         ANALYSES RELATING TO WESTELL

         Analysis of Selected Comparable Publicly Traded Companies. Using publicly available information, SoundView analyzed certain financial, market and operating information of selected publicly traded companies in the two market segments where Westell operates. These segments are asymmetric digital subscriber line (ADSL) products and telecommunications equipment. Companies analyzed by SoundView in the ADSL industry included Aware, Inc., Orckit Communications Ltd. and Paradyne Networks, Inc. For each of the selected companies, SoundView calculated enterprise value as a multiple of calendar 1998 and projected calendar 1999 and 2000 revenues. Enterprise value was calculated by adding net debt to the company's market capitalization. Net debt was calculated by subtracting cash and cash equivalents from total debt. The table below shows the results of such analysis.

                                                 Comparable Companies
--------------------------------------------------------------------------------
                                          Westell*    Low   Mean   Median   High
--------------------------------------------------------------------------------
Enterprise Value/1998 Revenue (Actual)      4.7x     4.5x   33.0x  14.3x   80.3x
--------------------------------------------------------------------------------
Enterprise Value/1999 Revenue (Projected)   4.1x     4.1x   19.1x   7.4x   45.9x
--------------------------------------------------------------------------------
Enterprise Value/2000 Revenue (Projected)   2.9x     3.8x   12.7x   3.8x   30.5x
--------------------------------------------------------------------------------
* Revenues are for the fiscal years ended March 31, 1999 (shown as 1998 revenue), 2000 (shown as projected 1999 revenue) and 2001 (shown as projected 2000 revenue).

         Companies analyzed by SoundView in the telecommunications equipment market analysis included ADC Telecommunications, Inc., ADTRAN, Inc., Larscom Incorporated, PairGain Technologies, Inc. and Tollgrade Communications, Inc. For each of the selected companies, SoundView calculated enterprise value as a multiple of 1998 and projected 1999 and 2000 revenues. Enterprise value was calculated by adding net debt to the company's market capitalization. Net debt was calculated by subtracting cash and cash equivalents from total debt. The following table shows the results of such analysis.

--------------------------------------------------------------------------------
                                                   Comparable Companies
--------------------------------------------------------------------------------
                                           Westell*  Low    Mean   Median   High
--------------------------------------------------------------------------------
Enterprise Value/1998 Revenue (Actual)       4.7x    0.7x   4.1x     3.9x   6.6x
--------------------------------------------------------------------------------
Enterprise Value/1999 Revenue (Projected)    4.1x    0.5x   3.4x     3.7x   5.3x
--------------------------------------------------------------------------------
Enterprise Value/2000 Revenue (Projected)    2.9x    0.4x   2.8x     3.3x   4.3x
--------------------------------------------------------------------------------
* Revenues are for the fiscal years ended March 31, 1999 (shown as 1998 revenue), 2000 (shown as projected 1999 revenue) and 2001 (shown as projected 2000 revenue).

         Discounted Cash Flow Analysis. SoundView conducted an unleveraged discounted cash flow analysis based upon financial information for Westell provided by its management. SoundView calculated a range of net present values of the projected unleveraged free cash flows in the forecast using various discount rates reflecting weighted average costs of capital in the range of 15% to 25%. SoundView then combined such values with the terminal values calculated by multiplying projected revenue for the year 2004 by a range of exit multiples from 2.0 to 4.0 times and using the same discount rates as those utilized for unleveraged free cash flows to obtain ranges of implied total enterprise value for Westell. The net present value of free cash flow, when combined with the terminal value, yielded an implied total enterprise value in the range of $300.8 million to $778.1 million. In order to derive implied equity value per share ranges for Westell, SoundView subtracted the estimated net debt of Westell as of September 30, 1999 from the implied total enterprise values and divided the result by the fully diluted shares outstanding for Westell. The implied equity value per share for Westell was in the range of $6.98 to $17.70 per share.

         In arriving at its opinion and in discussing its opinion with the Teltrend Board, SoundView performed various financial analyses. While the foregoing summary describes all material analyses and factors considered by SoundView in rendering its opinion, such summary does not purport to be a complete description of SoundView's analyses. SoundView believes that its analyses and summaries should be considered as a whole, and that selecting portions of its analyses or the factors considered by it, without considering all factors and analyses, could create a misleading view of the process underlying its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analyses and summary description. In performing its analyses, SoundView considered general economic, market and financial conditions and other matters, many of which are beyond the control of Teltrend and Westell. The analyses performed by SoundView are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.

         SoundView is a nationally recognized investment banking firm. As part of its investment banking services, SoundView is frequently engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwritings, secondary distributions of securities, private placements and valuations for estate, corporate and other purposes. SoundView was retained by the Teltrend Board to act as its financial advisor in connection with the merger based upon SoundView's experience as a financial advisor in mergers and acquisitions as well as SoundView's familiarity with the telecommunications equipment manufacturing industry.

         Except as described above, SoundView has not rendered material financial advisory or investment banking services to Teltrend or to Westell during the last three years. In the ordinary course of its business, SoundView may actively trade in the equity securities of Teltrend and Westell for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

         Pursuant to the terms of its engagement letter with SoundView, Teltrend has agreed to pay SoundView a cash fee at the closing of the merger equal to:
(1) 1.50% of the first $40 million of consideration paid by Westell at closing (defined as gross value of cash and the fair market value of all other property paid by Westell in connection with the merger); plus (2) 1.00% of the next $40 million of consideration; plus (3) 0.05% of any consideration over $80 million.

         In addition, Teltrend has agreed to reimburse SoundView for all reasonable expenses incurred by it in connection with the merger, including reasonable professional fees and disbursements. Teltrend has also agreed to indemnify SoundView against certain liabilities in connection with its engagement.

VOTING AGREEMENT WITH WESTELL CONTROLLING STOCKHOLDERS

         Concurrently with the execution of the merger agreement, Robert C. Penny III and Melvin J. Simon, individually and as co-trustees of the Westell Technologies, Inc. Voting Trust, entered into an agreement with Teltrend under which each of them has agreed to vote all of the capital stock of Westell for which he has the power to vote in favor of the merger proposals if a majority of the votes held by Westell's public stockholders are voted in favor of these proposals. For purposes of the voting agreement, Westell's public stockholders include all holders of Westell Class A Common Stock, other than Messrs. Penny and Simon and members of their families and any officers or directors of Westell.

         While the co-trustees are obligated to vote in favor of the merger proposals if a majority of Westell's public stockholders so vote, the voting agreement does not prevent or prohibit the co-trustees from also voting in favor of the proposals even if a majority of Westell's public stockholders reject the proposals. The co-trustees have indicated their current intention to vote as the majority of Westell's non-affiliated, public stockholders vote with respect to the proposals.

         Messrs. Penny and Simon, as co-trustees of the Westell Technologies, Inc. Voting Trust, beneficially own approximately 80% of the voting power entitled to vote at the Westell special meeting. The affirmative vote of a majority of the total votes cast is required to approve the issuance of shares of Westell's Class A Common Stock in the merger and the affirmative vote of a majority of the total votes outstanding is required to approve the amendment to Westell's Certificate of Incorporation.

         Until the merger is completed or the merger agreement is terminated, the voting agreement only allows the co-trustees to transfer shares of Westell's Class B Common Stock in transactions where:

          o the Class B Common Stock is converted into Class A Common Stock which is then sold to unaffiliated third parties; or
          o the recipient of the Class B Common Stock agrees to be bound by the terms of the voting agreement.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

         The following outlines the material United States federal income tax consequences of the merger and is not a complete analysis of all tax effects of the merger. The discussion does not address the effect of state, local or non-U.S. tax laws, or the effect of any U.S. federal tax laws other than those pertaining to United States federal income tax.

         Westell and Teltrend intend that the merger will constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986. As a reorganization under Section 368(a) of the Code, the following are the material United States federal income tax consequences of the merger:

          o no gain or loss will be recognized by Teltrend, Westell or Theta Acquisition Corp. as a result of the merger;
          o no gain or loss will be recognized by Teltrend stockholders upon the conversion of Teltrend common stock into shares of Westell Class A Common Stock pursuant to the merger, except with respect to cash, if any, received in lieu of fractional shares of Westell Class A Common Stock;
          o the aggregate tax basis of the shares of Westell Class A Common Stock received in exchange for shares of Teltrend common stock pursuant to the merger, including a fractional share of Westell Class A Common Stock for which cash is received, will be the same as the aggregate tax basis of the shares of Teltrend common stock exchanged therefor;

          o the holding period of the shares of Westell Class A Common Stock received in the merger will include the holding period of the shares of Teltrend common stock exchanged therefor; and
          o a Teltrend stockholder who receives cash in lieu of a fractional share of Westell Class A Common Stock will recognize gain or loss equal to the difference, if any, between the stockholder's tax basis in the fractional share and the amount of cash received.

         THE CONCLUSIONS EXPRESSED ABOVE ARE BASED ON CURRENT LAW. FUTURE LEGISLATIVE, ADMINISTRATIVE OR JUDICIAL CHANGES OR INTERPRETATIONS, WHICH CAN APPLY RETROACTIVELY, COULD AFFECT THE ACCURACY OF THOSE CONCLUSIONS. NO RULINGS HAVE OR WILL BE SOUGHT FROM THE INTERNAL REVENUE SERVICE CONCERNING THE TAX CONSEQUENCES OF THE MERGER.

         THE DISCUSSION DOES NOT ADDRESS ALL OF THE TAX CONSEQUENCES THAT MAY BE RELEVANT TO PARTICULAR TAXPAYERS IN LIGHT OF THEIR PERSONAL CIRCUMSTANCES OR TO TAXPAYERS SUBJECT TO SPECIAL TREATMENT UNDER THE CODE. SUCH TAXPAYERS INCLUDE NON-U.S. PERSONS, INSURANCE COMPANIES, TAX-EXEMPT ENTITIES, RETIREMENT PLANS, DEALERS IN SECURITIES, BANKS AND PERSONS WHO ACQUIRED TELTREND STOCK PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION.

         BECAUSE OF THE COMPLEXITY OF THE TAX LAWS, AND BECAUSE THE TAX CONSEQUENCES TO ANY PARTICULAR TELTREND STOCKHOLDER MAY BE AFFECTED BY MATTERS NOT DISCUSSED ABOVE, EACH TELTREND STOCKHOLDER IS URGED TO CONSULT A PERSONAL TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO HIM OR HER TAKING INTO ACCOUNT HIS OR HER OWN PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND NON-U.S. TAX LAWS, AS WELL AS OF THE FEDERAL TAX LAWS.

ACCOUNTING TREATMENT

         Westell and Teltrend anticipate that the merger will be accounted for as a purchase. Merger related costs of approximately $5 million will be included in the determination of the purchase price. See "Westell and Teltrend Unaudited Condensed Consolidated Pro Forma Financial Data" beginning on page II-24.

         The unaudited pro forma financial information contained in this joint proxy statement/prospectus has been prepared by accounting for the merger as a purchase.

REGULATORY APPROVALS

         Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules and regulations promulgated thereunder, specified transactions, including the merger, may not be consummated unless certain waiting period requirements have expired or been terminated. Westell and Teltrend filed their Premerger Notification and Report Forms pursuant to the HSR Act with the United States Department of Justice (the "DOJ") and the United States Federal Trade Commission (the "FTC") on January 3, 2000 and are waiting for the expiration of the required waiting period. Under the HSR Act, the merger may not be consummated until thirty days (unless early termination of this waiting period is granted) after the initial filing or, if the FTC or DOJ issues a request for additional information and other documentary material (a "second request"), twenty days after Westell and Teltrend have substantially complied with such a second request. If no second request is made, the waiting period will expire on February 2, 2000.

         The FTC and DOJ frequently scrutinize the legality under the antitrust laws of transactions such as the merger. At any time before or after the effective time of the merger, the FTC, the DOJ or others could take action under the antitrust laws with respect to the merger, including seeking to enjoin the consummation of the merger, to rescind the merger or to require the divestiture of substantial assets of Westell or Teltrend. While the companies believe that the merger is legal under the antitrust laws, there can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

         Under the merger agreement, Westell and Teltrend have agreed to use their reasonable efforts to comply as expeditiously as possible with all lawful requests of the FTC or the DOJ for additional information and documents and have agreed not to extend the waiting period under the HSR Act or enter into any agreement with the FTC or the DOJ not to consummate the transactions contemplated by the merger agreement without the each other's prior written consent. In addition, Westell has agreed to reasonably consider taking such actions as may be useful in resolving any antitrust objections that may be asserted with respect to the merger by the FTC, the DOJ or any other federal or state agency.

NO APPRAISAL RIGHTS

         Neither the Teltrend stockholders nor the Westell stockholders are entitled to appraisal rights under Delaware law in connection with the merger.

RESTRICTIONS ON RESALES BY AFFILIATES

         All shares of Westell Class A Common Stock to be issued in connection with the merger have been registered under the Securities Act of 1933, as amended. As a result, these shares may be traded freely and without restriction by those stockholders not deemed to be "affiliates" of Teltrend prior to the date of the Teltrend special meeting, as that term is defined under the Securities Act, or of Westell following the effective time of the merger.
Affiliates are generally defined as persons who control, are controlled by or are under common control with Teltrend at the time of the Teltrend special meeting, or Westell following the effective time, and include directors and executive officers of Teltrend or Westell.

         This joint proxy statement/prospectus does not cover any resales of Westell Class A Common Stock to be received by these affiliates and no person is authorized to make any use of this joint proxy statement/prospectus in connection with any such resale. As a result, any subsequent transfer by an affiliate of Teltrend must be one permitted by the resale provisions of Rule 145 under the Securities Act, or Rule 144 under the Securities Act in the case of such persons who become affiliates of Westell, or as otherwise permitted under the Securities Act. These restrictions are expected to apply to the directors, executive officers and holders of 10% or more of the Teltrend common stock, as well as to certain other related individuals or entities. The merger agreement requires Teltrend to obtain from its executive officers and directors, and to use its reasonable best efforts to obtain from its other affiliates, a written agreement to the effect that such persons will not offer, sell or otherwise dispose of any shares of Westell Class A Common Stock issued to them in the merger, except as permitted by the Securities Act or the rules promulgated thereunder.

                           MARKET PRICES AND DIVIDENDS

         The Westell Class A Common Stock is quoted on the Nasdaq National Market under the symbol "WSTL." The Teltrend common stock is quoted on the Nasdaq National Market under the symbol "TLTN." An application will be made to quote the shares of Westell Class A Common Stock to be issued in the merger on the Nasdaq National Market. There is no established public trading market for either the Westell Class B Common Stock or Teltrend's class A common stock (no shares of which are outstanding).

         On ____________________, 2000, there were approximately ___ holders of record of Westell Class A Common Stock and Westell Class B Common Stock and _____ shares of Westell Class A Common Stock and _____ shares of Westell Class B Common Stock were outstanding. On ____________, 2000, there were approximately _____ holders of record of Teltrend common stock and _____________ shares of Teltrend common stock were outstanding.

         The following tables set forth the range of high and low closing sales prices of Westell Class A Common Stock and Teltrend common stock, each as reported on the Nasdaq National Market, for the quarterly periods indicated. Westell's fiscal year ends on March 31 each year and its interim fiscal quarters end on June 30, September 30 and December 31 of each year. Teltrend's fiscal year ends on the last Saturday of July each year, and its interim fiscal quarters generally end on the last Saturday of October, January and April each year.

                                                 WESTELL CLASS A COMMON STOCK
                                                 ----------------------------
                                                    HIGH               LOW
                                                    ----               ---
FISCAL YEAR ENDED MARCH 31, 1998
First Quarter..................................      25 7/8            10 3/4
Second Quarter.................................      27 5/8            17 1/4
Third Quarter..................................      24 7/8            10 1/2
Fourth Quarter.................................      15 1/4            10 3/4

FISCAL YEAR ENDED MARCH 31, 1999
First Quarter..................................      13 7/8             8 7/8
Second Quarter.................................      10                 3 3/4
Third Quarter..................................       8 1/4             2 3/4
Fourth Quarter.................................       9                 3 3/16

FISCAL YEAR TO END MARCH 31, 2000
First Quarter..................................      10 3/16            3 7/8
Second Quarter.................................       9 1/2             6 7/8
Third Quarter..................................      13                 6 7/16
Fourth Quarter (through January 26, 2000)......      19 5/16            9 11/16

                                                    TELTREND COMMON STOCK
                                                    ---------------------
                                                   HIGH               LOW
                                                   ----               ---
FISCAL YEAR ENDED JULY 25, 1998
First Quarter..................................      21 1/4            14 7/8
Second Quarter.................................      18 13/16          14 1/8
Third Quarter..................................      16 7/8            12 1/4
Fourth Quarter.................................      18 5/8            14 3/4

FISCAL YEAR ENDED JULY 31, 1999
First Quarter..................................      15 1/2            11 7/8
Second Quarter.................................      25 1/16           13 1/8
Third Quarter..................................      26 1/4            14 5/8
Fourth Quarter.................................      22 3/8            17 1/2

FISCAL YEAR TO END JULY 30, 2000
First Quarter..................................      23 13/16          17
Second Quarter (through January 26, 2000)......      52 1/4            17 7/8

         On December 10, 1999, the last trading date prior to the public announcement of the proposed merger, the last reported closing price on the Nasdaq National Market for the Westell Class A Common Stock was $10 3/4 and for the Teltrend common stock was $23 1/8. On ____________, 2000, the most recent available date prior to printing this joint proxy statement/prospectus, the last reported closing price on the Nasdaq National Market for the Westell Class A Common Stock was $__________ and for the Teltrend common stock was $__________.

         No assurances can be given as to the market prices of Westell Class A Common Stock or Teltrend common stock at, or, in the case of Westell Class A Common Stock, after, the effective time of the merger. STOCKHOLDERS ARE ADVISED TO OBTAIN CURRENT MARKET QUOTATIONS FOR WESTELL CLASS A COMMON STOCK AND TELTREND COMMON STOCK.

         Neither Westell nor Teltrend have declared or paid any cash dividends on their common stock since 1998 and neither company anticipates paying any cash dividends in the foreseeable future. Westell currently intends to retain any future earnings to finance the growth and development of its business.

                              WESTELL AND TELTREND
            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA


         The following unaudited pro forma condensed consolidated financial statements give effect to the proposed acquisition of Teltrend by Westell under the purchase method of accounting as defined in APB Opinion No. 16.

         When reviewing the following pro forma information, you should note that:

          o the pro forma condensed consolidated balance sheet as of September 30, 1999 assumes that the merger took place on September 30, 1999 and combines Westell's September 30, 1999 unaudited consolidated balance sheet with Teltrend's October 30, 1999 unaudited consolidated balance sheet;

          o the pro forma condensed consolidated statement of operations for the fiscal year ended March 31, 1999 assumes the merger took place as of April 1, 1998, and combines Westell's consolidated statement of operations for its fiscal year ended March 31, 1999 with Teltrend's unaudited consolidated statement of operations for the comparable twelve month period ending May 1, 1999; and

          o the pro forma condensed consolidated statement of operations for the six month period ended September 30, 1999 assumes that the merger took place as of April 1, 1999, and combines the unaudited consolidated statement of operations of Westell for the six month period ending September 30, 1999 with Teltrend's unaudited consolidated statement of operations for the comparable six month period ending October 30, 1999.

         The unaudited pro forma condensed consolidated financial data have been included for illustrative purposes only, and do not reflect any cost savings and other synergies anticipated by Westell's management as a result of the merger or any nonrecurring charges directly attributable to the merger. The unaudited pro forma condensed consolidated financial data are not necessarily indicative of the results of operations or financial position that would have occurred had the merger been completed on the dates indicated, nor are they necessarily indicative of future results of operations or financial position of the consolidated company.

         The purchase price reflected in the accompanying pro forma condensed consolidated financial data has been calculated based upon an estimated fair market value of Westell's Class A Common Stock of $ 11.16 per share which was the average high/low on January 14, 2000. The effects resulting from any differences in the final purchase price may differ significantly from the estimate used herein, and changes in the fair market value of the Westell Class A Common Stock through the date of consummation of the merger will affect the purchase price to be allocated. For example, every $1 increase in the market price of Westell's Class A Common Stock would result in a purchase price increase of approximately $22.2 million and a goodwill increase of approximately $22.2 million, and would decrease annual earnings per share by approximately $.02 per share after the merger.

         The acquired assets and liabilities of Teltrend are stated in the accompanying pro forma condensed consolidated financial statements at values representing a preliminary allocation of the purchase price. Westell is currently in the process of obtaining valuations for the tangible and intangible assets of Teltrend. The effects resulting from any differences in the final allocation of the purchase price may differ significantly from the estimates used herein.

         The accompanying pro forma information should be read in conjunction with the historical financial statements and related notes for both Westell and Teltrend, which are included in their annual and quarterly reports on file with the SEC and are incorporated by reference in this joint proxy statement/prospectus. See "Where You Can Find More Information" on page VI-1.


                                                WESTELL AND TELTREND

                             UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS
                                                   (IN THOUSANDS)


                                                    Historical
                                        -----------------------------------
ASSETS:                                       Westell          Teltrend        Pro Forma                 Pro Forma
                                              9/30/99          10/30/99       Adjustments
                                                                                (Note 2)
                                        ==================== ============== ======================= ===============
Current assets:
      Cash and cash equivalents......               $13,605        $19,067       $(5,000)(a)              $ 27,672
      Short term investments.........                    -           8,768                 -                 8,768
      Accounts receivable (net of
      allowances)....................                17,952         15,568         -                        33,520
      Inventories....................                11,453         10,132          2,000(c)               23,585
      Prepaid expenses and other
      current assets.................                 1,696          3,782                                   5,478
      Total current assets...........                44,706         57,317         (3,000)                  99,023


Property and equipment,  net of
      accumulated depreciation and                   11,654          9,611            816(c)                22,081
      amortization ..................
Intangible assets, net...............                    -           1,431        186,716(d)               188,147
Deferred tax asset and other long term
      assets.........................                18,995            944                                  19,939
              Total assets                          $75,355        $69,303          $184,532             $ 329,190
                                        ==================== ============== ======================= ===============


LIABILITIES AND STOCKHOLDERS' EQUITY:

Current liabilities..................               $17,823        $15,780         $4,200(e)              $37,803
Other long term liabilities..........                 3,667       -                -                        3,667
Convertible debt (net of debt discount
      of $1,000).....................                19,000       -                -                       19,000
                                        --------------------------------------------------------------------------
           Total liabilities.........                40,490         15,780             4,200               60,470
                                        --------------------------------------------------------------------------
Stockholders equity
      Class A common stock,
      par $0.01......................                   175             65            157(b)                  397
      Class B common stock,
      par $0.01......................                   191        -               -                          191
      Preferred stock, par $0.01.....                    -         -               -                          -
      Additional paid in capital.....                99,543        100,135        133,498(b)              333,176
      Treasury stock.................                             (11,728)         11,728(b)
      Cumulative translation
      adjustment.....................                   703            140          (140)(b)                  703
      Accumulated deficit............              (65,747)       (35,089)         35,089(b)             (65,747)
           Total stockholders' equity                34,865         53,523           180,332              268,720
                                        --------------------------------------------------------------------------
           Total liabilities and
      stockholders' equity                          $75,355        $69,303          $184,532             $329,190
                                        ==================== ============== ======================= ===============



                                                WESTELL AND TELTREND

                                     UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                             STATEMENT OF OPERATIONS FOR THE TWELVE MONTH PERIOD ENDED
                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                    Historical
                                        -----------------------------------   Pro Forma
                                              Westell          Teltrend      Adjustments           Pro Forma
                                              3/31/99          5/01/99         (Note 2)
                                        ===================== ============== =================  ====================
Equipment Sales......................               $71,863       $108,034  $         -                 $179,897
Service Revenue......................                21,317              -        -                       21,317
                                        --------------------- -------------- -----------------  --------------------
      Total Revenue..................                93,180        108,034        -                      201,214
Cost of equipment sales..............                55,439         58,284        -                      113,723
Cost of services.....................                12,877              -        -                       12,877
                                        --------------------- -------------- -----------------  --------------------
      Total cost of goods sold.......                68,316         58,284        -                      126,600
                                        --------------------- -------------- -----------------  --------------------
            Gross profit..............               24,864         49,750        -                       74,614

Operating expenses:
      Sales and marketing............                19,442         14,359        -                       33,801
      Research and development.......                26,605         15,475        -                       42,080
      General and administrative                     13,117          8,265         105                    21,487
                                                                                 (f)
      Restructuring and loss on
      sale or disposal...............                   800          1,300        -                        2,100
      Intangible amortization........                     -              -       9,336(g)                  9,336
                                        --------------------- -------------- -----------------  --------------------
           Total operating expenses..                59,964         39,399      9,441                    108,804

Operating income (loss)..............              (35,100)         10,351      (9,441)                 (34,190)
Other income, net....................                   404            823        -                        1,227
Interest expense.....................                   296              -        -                          296
                                        --------------------- -------------- -----------------  --------------------

Income (loss) before income taxes....              (34,992)         11,174     (9,441)                  (33,259)
Provision (benefit) for income taxes.                                4,383     (4,383)(h)                    -

Net income (loss)....................             $(34,992)       $  6,791  $   (5,058)                $(33,259)
                                        --------------------- -------------- -----------------  --------------------

Net income (loss) per
    basic common share...............               $(0.96)          $1.11  $          -               $   (0.57)
                                        ===================== ============== =================  ====================
Net income (loss) per
    diluted common share.............               $(0.96)          $1.10  $          -              $   (0.57)
                                        ===================== ============== =================  ====================

Weighted basic average of common
     shares and common share equivalents            36,427          6,116       16,095(i)                58,638
                                        ===================== ============== =================  ====================

Weighted diluted average of common
    shares and common share equivalents             36,427          6,200       16,011(i)                58,638
                                        ===================== ============== =================  ====================




                                                WESTELL AND TELTREND

                                     UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                               STATEMENT OF OPERATIONS FOR THE SIX MONTH PERIOD ENDED
                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                    Historical
                                        -----------------------------------   Pro Forma
                                              Westell          Teltrend      Adjustments          Pro Forma
                                              9/30/99          10/30/99        (Note 2)
                                        =================================== ================= =====================
Equipment sales......................               $34,514        $51,983  $         -                  $86,497
Service revenue......................                14,649       -               -                        14649
                                        --------------------- -------------- -----------------  --------------------

      Total revenue..................                49,163         51,983        -                      101,146

Cost of equipment sales..............                26,246         27,957        -                       54,203
Cost of services.....................                 9,786            -          -                        9,786
                                        --------------------- -------------- -----------------  --------------------
      Total cost of goods sold.......                36,032         27,957        -                       63,989
                                        --------------------- -------------- -----------------  --------------------
           Gross profit..............                13,131         24,026        -                       37,157

Operating expenses
      Sales and marketing............                 7,112          5,371        -                       12,483
      Research and development.......                 5,216          7,706        -                       12,922
      General and administrative                      6,617          3,807           53(f)                10,477
      Intangible amortization........                     -              -        4,668(g)                 4,668
                                        --------------------- -------------- -----------------  --------------------
           Total operating expenses..                18,945         16,884         (4,721)                40,550

Operating income (loss)..............               (5,814)          7,142         (4,721)               (3,393)
Other income, net....................                    51            574        -                          625
Interest expense.....................                   728              -        -                          728
                                        ----------------------------------- ----------------- ---------------------

Income (loss) before income taxes....               (6,491)          7,716         (4,721)               (3,496)
Provision (benefit) for income taxes.                                2,727      (2,727)(h)                   -
                                         --------------------- -------------- -----------------  --------------------

Net income (loss) ...................             $ (6,491)        $ 4,989        $(1,994)            $  (3,496)

Net income (loss) per
    basic common share...............             $  (0.18)        $  0.85  $           -              $  (0.06)
                                        ===================== ============== =================  ====================
Net income (loss) per
    diluted common share.............             $  (0.18)        $  0.83  $           -              $  (0.06)
                                        ===================== ============== =================  ====================
Weighted basic average of common shares
     and common share equivalents.....              36,519          5,898       16,313(i)                58,730
                                        ===================== ============== =================  ====================
Weighted diluted average of common
    shares and common share equivalents
                                                     36,519          6,008       16,203(i)                58,730
                                        ===================== ============== =================  ====================



                              WESTELL AND TELTREND
                          NOTES TO UNAUDITED PRO FORMA
                      CONDENSED CONSOLIDATED FINANCIAL DATA

NOTE 1 -- PURCHASE PRICE ALLOCATION

         Westell estimates that the purchase price for the acquisition will be approximately $243.0 million, based upon an estimated fair market value of Westell's Class A Common Stock of $11.16 per share which was the average high/low on January 14, 2000, and the issuance of 19.159 million shares of Westell Class A Common Stock in exchange for all shares of Teltrend common stock, plus the fair market value of the 3.1 million Westell stock options issued in exchange for the outstanding Teltrend stock options. The effects resulting from any differences in the final purchase price may differ significantly from the estimate used herein, and changes in the fair market value of the Westell Class A Common Stock through the date of consummation of the merger will affect the purchase price to be allocated. For example, every $1 increase in the market price of Westell's Class A Common Stock would result in a purchase price increase of approximately $22.2 million and a goodwill increase of approximately $22.2 million, and would decrease annual earnings per share by approximately $.02 per share after the merger.

      The acquired assets and liabilities of Teltrend are stated in the accompanying pro forma condensed consolidated financial statements at values representing a preliminary allocation of the purchase price. Westell is currently in the process of obtaining valuations for the tangible and intangible assets of Teltrend. The effects resulting from any differences in the final allocation of the purchase price may differ significantly from the estimates used herein.

      Total purchase consideration and allocation of increase in basis used in the preparation of these statements was computed as follows:


 Purchase price:


 Acquisition of outstanding shares of  common stock, including stock options.......................           $213,738
 Conversion of Teltrend options for Westell options................................................             20,117
 Acquisition expenses..............................................................................              5,000
 Severance costs...................................................................................              4,200
                                                                                                       ----------------
                   Total purchase price............................................................           $243,055

 Allocation of purchase price:

 Book value of assets acquired.....................................................................            $53,523
 Increase in inventory to fair market value less selling costs.....................................              2,000
 Increase in basis of property and equipment to estimated fair market value........................                816
 Goodwill..........................................................................................            186,716
                                                                                                       ----------------
                   Total purchase price............................................................           $243,055


NOTE 2 -- PRO FORMA ADJUSTMENTS

         Certain pro forma adjustments have been made to the historical amounts in the unaudited pro forma condensed consolidated financial data:

a) Total costs associated with the merger are estimated to be approximately $5.0 million. Costs to be incurred by Westell and Teltrend in connection with the merger include investment banking, legal, accounting and other related fees, and have been reflected in the accompanying unaudited pro forma condensed consolidated balance sheet as a reduction to cash.

b) Reflects (i) the issuance of 19.159 million shares of Westell Class A Common Stock in exchange for all shares of Teltrend common stock based upon an exchange ratio of 3.3 shares of Westell Class A Common Stock for each share of Teltrend common stock at an estimated fair market value of $
      11.16 per share of Westell Class A Common Stock and (ii) the fair market value of 3.1 million Westell stock options issued in exchange for the outstanding Teltrend stock options. Also reflects the elimination of Teltrend equity accounts.

c) Adjustment to record inventory and property and equipment to estimated fair market value, less selling costs.

d)    Excess  of  purchase  price   consideration  over  fair  market  value  of
      identifiable tangible and intangible assets.

e) Estimated severance costs that will be accrued at the acquisition date and paid over the following year.

f) Additional depreciation as a result of the increase of property and equipment to fair market value.

g)   Amortization of goodwill on a straight-line basis over a 20 year life.

h) Elimination of tax provision recorded due to the combined entity operating at a pro forma loss. All tax benefit is offset by a valuation allowance in pro forma analysis.

i) The calculation of weighted average common and common equivalent shares assumes an exchange ratio of 3.3 shares of Westell Class A Common Stock for each share of Teltrend common stock. Common equivalent shares consist of dilutive shares issuable upon the exercise of stock options and have been excluded from the calculation, as their effect would be anti-dilutive.

          INTERESTS OF TELTREND'S DIRECTORS AND OFFICERS IN THE MERGER

         In considering the recommendation of the Teltrend Board with respect to the merger agreement, Teltrend stockholders should be aware that certain members of Teltrend's management and the Teltrend Board may have interests in the merger that are different from, or in addition to, the interests of Teltrend stockholders generally, and which may create potential conflicts of interest. The Teltrend Board was aware of, and considered, the interests of its directors and officers when it approved the merger agreement and the merger.

TELTREND SEVERANCE PLAN

         The merger agreement provides that Westell will assume, and (subject to Westell's right to thereafter amend, modify or terminate the policy) Westell will thereafter pay, perform and discharge when due, all of Teltrend's obligations under Teltrend's Executive Officer Severance Plan with respect to the individuals who participate therein. The following executive officers of Teltrend currently participate in the severance policy:


          o    Howard L, Kirby, Jr.          o    Michael S. Grzeskowiak
          o    Douglas P. Hoffmeyer          o    Theodor A. Maxeiner
          o    Laurence L. Sheets            o    Micahael A. Samocki
          o    Jack C. Parker                o    Janice Lollini
          o    Steven R. Snow                o    Michael Burgess
          o    Gilbert H. Hosie

         The severance policy provides for the payment of certain severance amounts to the participants if they are involuntarily terminated from Teltrend. Involuntary termination includes the participant's resignation or retirement as a result of a change of control of Teltrend if such resignation or retirement:

          o is requested or required by the acquiring entity as a condition to the change of control; or
          o occurs within one year of the completion of the change of control.

         Notwithstanding those provisions, however, no severance will be paid to participants who accept employment, or refuse comparable employment, with Teltrend or the acquiring company in a change in control.

         Severance amounts to be paid to the participants will be based on the participant's annual base salary in effect on the date of termination of employment and will vary depending upon his or her position with Teltrend at the time of the termination and whether or not the termination follows a change of control, as follows. Ten years' service is the maximum period available.



         Executive                       Standard Termination                           Change-in-Control
         ---------                       --------------------                           -----------------
CEO                          2.4 months base pay for each year of service  4.8 months base pay for each year of service
Senior Vice President        1.8 months base pay for each year of service  3.6 months base pay for each year of service
Vice President               1.2 months base pay for each year of service  2.4 months base pay for each year of service
Assistant Vice President     0.6 months base pay for each year of service  1.2 months base pay for each year of service


         In addition to the base salary amounts, the participants will receive the same life, health and disability plan participation to which they were entitled as an employee immediately before the termination.

         Participants who are eligible to receive severance payments under the policy may also request that Teltrend amend their stock options to extend the period during which the option will vest and be exercisable during the severance period. Pursuant to Teltrend's stock option plans, the vesting of all stock options held by the participants in the severance policy will accelerate upon the merger. Teltrend and Westell have agreed that, prior to the consummation of the merger, Teltrend will amend the stock options held by the participants to permit an extension of the time during which the options may be exercised if the participant becomes so entitled pursuant to the severance policy.

         The severance policy provides that, while it may be terminated or amended at any time, no such termination or amendment may reduce or adversely affect the severance of any participant whose employment terminates within two years of the policy's termination or amendment.

         Neither Westell nor Teltrend has determined whether any of the above-named executives who participate in the severance policy will be offered comparable employment following the effective time of the merger. Assuming that all such executives are terminated or are not offered comparable employment and resign, Westell will pay to such executive officers an aggregate severance payment estimated to be approximately $3.2 million.

TELTREND STOCK OPTION PLANS

         In the merger agreement, Westell and Teltrend have each agreed to take all actions necessary to cause each option to purchase shares of Teltrend common stock which is unexpired and unexercised as of the merger effective time to be automatically converted at the effective time into an option (1) to purchase a number of shares of Westell Class A Common Stock equal to the number of shares of Teltrend common stock subject to the option multiplied by the exchange ratio of 3.3, which is (2) at an exercise price per share equal to the exercise price in effect under the option immediately prior to the effective time divided by the exchange ratio. The date of grant of each converted option will be the date on which the corresponding Teltrend option was granted. Each option, as converted, will otherwise be subject to the same terms and conditions as the corresponding Teltrend option, except that:

          o if the applicable Teltrend option provides for acceleration of vesting upon the merger, the converted option will be so vested following the merger; and
          o the terms of Teltrend options outstanding under Teltrend's 1997 Non-Employee Director Stock Option Plan will be amended so that the options may be exercised for longer periods than previously provided, as follows:
               o with respect to those Teltrend directors who do not become directors of Westell following the merger, until six months following the effective time of the merger, or the date on which the options expire (whichever is earlier), and
               o with respect to Howard L. Kirby, Jr. and Bernard F. Sergesketter, Teltrend directors who will become directors of Westell following the merger, until 90 days following the date on which such person ceases to be a director of Westell, or the date on which the options expire (whichever is earlier).

         Substantially all of Teltrend's stock options will vest upon the consummation of the merger. With respect to the following executive officers of
Teltrend: Howard L. Kirby, Jr., Steven R. Snow, Douglas P. Hoffmeyer, Jack C. Parker, Michael S. Grzeskowiak, Gilbert H. Hosie, Laurence L. Sheets, Janice Lollini, Theodor A. Maxeiner, Michael A. Samocki and Michael Burgess, options to acquire an aggregate of approximately 167,575 shares of Teltrend common stock will vest upon the merger. With respect to the following non-employee directors of Teltrend: Frank T. Cary, Harry Crutcher, III, William R. Delk, Donald R. Hollis, Susan B. Major and Bernard F. Sergesketter, options to acquire an aggregate of approximately 27,000 shares of Teltrend common stock will vest upon the merger.

INDEMNIFICATION AND INSURANCE

         Westell has agreed that, from and after the effective time of the merger, Teltrend, as a wholly-owned subsidiary of Westell, will indemnify and hold harmless all of Teltrend's past and present officers and directors to the same extent and in the same manner and subject to the same limits as these persons were indemnified on the date the merger agreement was signed.

         Further, for six years following the merger, Westell has agreed to cause Teltrend to use its reasonable best efforts to provide one or more policies of directors' and officers' liability insurance that provide(s) coverage for events occurring prior to the effective time of the merger. This insurance must be substantially similar to Teltrend's existing policy or, if substantially equivalent insurance coverage is unavailable, the most similar available coverage; provided, however, that in no event will Teltrend be required to pay an annual premium for the insurance in excess of 150% of the last annual premium paid prior to the date the merger agreement was signed. If the insurance expires, is terminated or canceled during the six-year period or exceeds the maximum premium, Westell will cause Teltrend to obtain as much directors' and officers' liability insurance as can be obtained for the remainder of the period for an annualized premium not in excess of the maximum premium, on terms and conditions no less advantageous than Teltrend's existing directors' and officers' liability insurance.

         In addition, in the event that

          o the indemnification or advancement of expenses to be provided by Teltrend following the merger, together with the insurance to be maintained by Teltrend, after each is fully exhausted, is not adequate to fully indemnify or provide advancement of expenses to any covered party to the same extent and in the same manner that such indemnification or advancement of expenses would have been required to be provided by Teltrend prior to the effective time of the merger, and
          o there has been a diminution in Teltrend's net book value from its net book value as reflected on its October 30, 1999 balance sheet,

then Westell has agreed to indemnify the covered party to the extent of the diminution.

DIRECTORS AND EXECUTIVE OFFICERS OF WESTELL FOLLOWING THE MERGER

         Westell has agreed to take such actions as are necessary so that the Westell Board immediately following the merger includes Howard L. Kirby, Jr. and Bernard F. Sergesketter, each of whom is currently a director of Teltrend. It is expected that all of the directors currently serving on the Westell Board will continue to serve as members of the Westell Board immediately following the merger. In January 2000, Westell's Board increased its size from six members to eight and elected Marc Zionts, Westell's chief executive officer, and J. William Nelson, Westell's president, as directors to fill the newly created directorships. In addition, in January 2000, Ormand Wade resigned as a director and was replaced, by the vote of the remaining directors, by Thomas A. Reynolds,
III. Mr. Reynolds is a partner with Winston & Strawn, an international law firm headquartered in Chicago which he joined in 1983. Mr. Reynolds is also a member of the board of directors of Smurfit Stone Container Corporation, an integrated producer of paperboard and paper-based packaging products.

         Mr. Kirby has served as the president, the chief executive officer and a director of Teltrend since January 1990. Mr. Kirby was named chairman of the Teltrend Board in February 1997. Mr. Kirby began his career in the telecommunications industry in 1962 with Collins Radio Company (which subsequently became a part of Rockwell International Corporation), where he spent 20 years in various management positions in engineering, marketing and sales. From 1982 to 1984, Mr. Kirby was the director of planning and business development for U.S. Telephone, now part of Sprint Corporation. In 1984, Mr. Kirby became the vice president and general manager at Pulse Communications, Inc., a subsidiary of Hubbell Incorporated, and held that position until he joined Teltrend in 1990. Mr. Kirby is 63 years old.

         Mr. Sergesketter has been a director of Teltrend since January 1996. Since August 1994, Mr. Sergesketter has been the president and chief executive officer of Sergesketter & Associates Inc., a firm which provides consulting services in the areas of marketing, telecommunications and quality management. Prior to that, Mr. Sergesketter held various positions (including positions in engineering, finance, sales and marketing) during his 36-year career with AT&T, including, from January 1983 to August 1994, vice president -- central region. As vice president -- central region of AT&T, Mr. Sergesketter's principal responsibilities were for AT&T's sales and marketing operations in the midwest. Mr. Sergesketter is a director of the Illinois Institute of Technology, The Cradle, The Sigma Chi Foundation, and Mather Foundation. Mr. Sergesketter is 63 years old.

         Upon consummation of the merger, Teltrend will be a wholly-owned subsidiary of Westell. The current directors of Teltrend will resign at the effective time, and Westell will name a new board of directors for Teltrend.

         Westell has not yet determined whether the current executive officers of Teltrend will continue to serve in executive positions at Westell or in their current positions with Teltrend, which will become a subsidiary of Westell, after the effective time of the merger. Such decisions are expected to be made promptly following the effective time.

                                  CHAPTER THREE
                             THE MEETINGS AND VOTING

                           THE WESTELL SPECIAL MEETING

PURPOSE OF THE MEETING

         At the Westell special meeting, Westell stockholders will be asked to consider and vote upon the proposals described below. Each proposal will be voted upon separately by Westell stockholders; however, the merger will not be completed and the actions contemplated in the merger proposals will not be effected unless each of the proposals are approved by the required vote of Westell stockholders.

         (1) Westell stockholders are being asked to approve the issuance of shares of Westell Class A Common Stock in accordance with the merger agreement.

         (2) Westell stockholders are being asked to approve and adopt an amendment to Westell's Amended and Restated Certificate of Incorporation to increase the number of shares of Class A Common Stock that Westell is authorized to issue to 85 million from 65.5 million.

         Westell does not currently have enough authorized shares of Westell Class A Common Stock to consummate the merger. As a result, and given the reservation of the shares to be issued upon conversion of Westell's Class B Common Stock and convertible debentures and upon the exercise of outstanding options and warrants, the authorized shares must be increased to at least approximately 71 million shares in order to effect the merger. In addition, since the number of shares of Class A Common Stock into which Westell's convertible debentures and warrants is variable, and therefore may increase in certain circumstances, Westell must have the ability to reserve additional shares for issuance with respect thereto. The Westell Board believes that increasing the authorized shares to 85 million is advisable since it will allow Westell to reserve such additional shares, if necessary, and will provide Westell with some additional flexibility to issue shares of Class A Common Stock in connection with employee benefit plans, possible future financing transactions, acquisitions of other companies or business properties, stock splits, and other corporate purposes. While the issuance of additional shares of Class A Common Stock may dilute the ownership interests of a person seeking to obtain control of Westell, and thus discourage a change in control of Westell by making it more difficult or costly, Westell is not aware of anyone seeking to accumulate Class A Common Stock for such purpose and has no present intention of using any additional Class A Common Stock to deter a change in control. Except as otherwise required by applicable law or the rules of the National Association of Securities Dealers, Inc., authorized but unissued shares of Class A Common Stock may be issued at such time, for such purposes, and for such consideration as the Westell Board may determine to be appropriate, without further authorization by the Westell stockholders.

         It is not expected that any matters other than the proposals described above will be brought before the Westell special meeting. If, however, other matters are properly presented, the persons named in the proxy will have authority to vote in accordance with their judgment on any such matters, except that no proxy that directs a vote against or abstention with respect to the merger proposals will be voted to adjourn or postpone the Westell special meeting.

DATE, PLACE AND TIME

         The Westell special meeting will be held at 10:00 a.m., local time, on _________________, 2000, at Westell's corporate headquarters, 750 North Commons Drive, Aurora, Illinois 60504.

RECORD DATE; STOCK OUTSTANDING

         The Westell Board has fixed the close of business on __________, 2000 as the record date for determining the holders of Westell common stock that are entitled to receive notice of and to vote at the Westell special meeting. On the record date, there were _____ shares of Westell Class A Common Stock and ____ shares of Westell Class B Common Stock outstanding. Each share of Westell Class A Common Stock entitles its holder to one vote and each share of Westell Class B Common Stock entitles its holder to four votes.

VOTES REQUIRED FOR APPROVAL

         Each proposal will be voted upon separately by Westell's stockholders, with the holders of shares of Class A Common Stock and Class B Common Stock voting together as a single class with respect to each proposal. The affirmative vote of a majority of the total votes cast is required to approve the issuance of shares of Westell's Class A Common Stock in the merger and the affirmative vote of a majority of the total votes outstanding as of the record date is required to approve the amendment to Westell's Amended and Restated Certificate of Incorporation.

         Because the amendment to Westell's Amended and Restated Certificate of Incorporation requires the approval of a majority of the total votes outstanding, abstentions or the failure to vote and broker non-votes will have the same effect as a negative vote. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

QUORUM REQUIREMENT

         A quorum of Westell stockholders is necessary to hold a valid meeting. The presence in person or by proxy of holders of shares representing a majority of Westell's outstanding votes on the record date is a quorum. Abstentions and broker non-votes count as present for establishing a quorum. Shares held by Westell in its treasury are not counted as outstanding for quorum or voting purposes.

STOCK OWNERSHIP OF MANAGEMENT; VOTING AGREEMENT

         On _____, 2000, directors and executive officers of Westell and their affiliates owned and were entitled to vote ___ shares of Westell Class A Common Stock and all outstanding shares of Class B Common Stock, or approximately __% of Westell's outstanding votes.

         Messrs. Penny and Simon, two of Westell's directors, who are the co-trustees of the Westell Technologies, Inc. Voting Trust, and beneficially own approximately 80% of the voting power of Westell, have agreed to vote in favor of the merger proposals if a majority of Westell's public stockholders so vote. For purposes of the voting agreement, Westell's public stockholders include all holders of Westell Class A Common Stock, other than Messrs. Penny and Simon and members of their families and any officers or directors of Westell.

         While the co-trustees are obligated to vote in favor of the merger proposals if a majority of Westell's public stockholders so vote, the voting agreement does not prevent or prohibit the co-trustees from also voting in favor of the proposals even if a majority of Westell's public stockholders reject the proposals. The co-trustees have indicated their current intention to vote as the majority of Westell's non-affiliated, public stockholders vote with respect to the proposals. The voting agreement is described in more detail in "Voting Agreement with Westell Controlling Stockholders" on page II-18.

VOTING AND REVOCATION OF PROXIES

         Westell Class A Common Stock represented by a proxy properly signed and received at or prior to the Westell special meeting, unless subsequently revoked, will be voted in accordance with the instructions thereon. IF A PROXY IS SIGNED AND RETURNED WITHOUT INDICATING ANY VOTING INSTRUCTIONS, SHARES REPRESENTED BY THE PROXY WILL BE VOTED "FOR" EACH OF THE PROPOSALS. If you vote in favor of either of the proposals, the proxy holders may, in their discretion, vote your shares to adjourn the Westell special meeting to solicit additional proxies in favor of the proposals.

         A Westell stockholder who executes a proxy may revoke it any time before it is exercised by giving written notice of revocation to the corporate secretary of Westell, by subsequently filing another, later-dated proxy or by attending the Westell special meeting and voting in person. Attendance at the Westell special meeting will not in and of itself constitute revocation of a proxy.

SOLICITATION OF PROXIES

         The Westell Board is soliciting proxies on behalf of Westell. In addition to solicitation by mail, directors, officers and employees of Westell, none of whom will be specifically compensated for such services, may solicit proxies from the stockholders of Westell, personally or by telephone or other forms of communication. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy materials to beneficial owners.

                          THE TELTREND SPECIAL MEETING

GENERAL

         This joint proxy statement/prospectus is furnished to the holders of Teltrend common stock in connection with the solicitation of proxies by the Teltrend Board for use at the Teltrend special meeting to be held for the purposes described in this document.

         This joint proxy statement/prospectus is also furnished to Teltrend stockholders as a prospectus in connection with the issuance by Westell of shares of Westell Class A Common Stock pursuant to the merger.

PURPOSE OF THE MEETING

         At the Teltrend special meeting, Teltrend stockholders will be asked to consider and vote upon a proposal to adopt the merger agreement. The merger agreement is attached as Appendix A to this joint proxy statement/prospectus and described under "The Merger Agreement" beginning on page IV-1.

         It is not expected that any matters other than the proposal described above will be brought before the Teltrend special meeting. If, however, other matters are properly presented, the persons named in the proxy will have authority to vote in accordance with their judgment on any such matters, except that no proxy that directs a vote against or abstention with respect to the adoption of the merger agreement will be voted to adjourn or postpone the Teltrend special meeting.

DATE, PLACE AND TIME

         The Teltrend special meeting will be held at 10:00 a.m., local time, on ________, __________, 2000, at Teltrend's corporate headquarters, 620 Stetson Avenue, St. Charles, Illinois 60174.

RECORD DATE; STOCK OUTSTANDING

         The Teltrend Board has fixed the close of business on __________, 2000 as the record date for determining the holders of Teltrend common stock that are entitled to receive notice of and to vote at the Teltrend special meeting. On the record date, there were _____ shares of Teltrend common stock outstanding. Each share of Teltrend common stock entitles its holder to one vote.

VOTES REQUIRED FOR APPROVAL

         The affirmative vote of a majority of the total votes outstanding as of the record date is required to approve the adoption of the merger agreement.

         Because the adoption of the merger agreement requires the approval of a majority of the total votes outstanding, abstentions or the failure to vote and broker non-votes will have the same effect as a negative vote. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

QUORUM REQUIREMENT

         A quorum of Teltrend stockholders is necessary to hold a valid meeting. The presence in person or by proxy of holders of shares representing a majority of the Teltrend's outstanding common stock on the record date is a quorum. Abstentions and broker non-votes count as present for establishing a quorum. Shares held by Teltrend in its treasury are not counted as outstanding for quorum or voting purposes.

STOCK OWNERSHIP OF MANAGEMENT

         On _____, 2000, directors and executive officers of Teltrend and their affiliates owned and were entitled to vote ___ shares of Teltrend common stock, or approximately ___% of the outstanding shares of Teltrend common stock. These individuals and their affiliates have indicated that they will vote in favor of approval and adoption of the merger agreement.

VOTING AND REVOCATION OF PROXIES

         Teltrend common stock represented by a proxy properly signed and received at or prior to the Teltrend special meeting, unless subsequently revoked, will be voted in accordance with the instructions thereon. IF A PROXY IS SIGNED AND RETURNED WITHOUT INDICATING ANY VOTING INSTRUCTIONS, SHARES REPRESENTED BY THE PROXY WILL BE VOTED "FOR" THE ADOPTION OF THE MERGER AGREEMENT. If you vote in favor of adoption of the merger agreement, the proxy holders may, in their discretion, vote your shares to adjourn the Teltrend special meeting to solicit additional proxies in favor of adoption of the merger agreement.

         A Teltrend stockholder who executes a proxy may revoke it any time before it is exercised by giving written notice of revocation to the corporate secretary of Teltrend, by subsequently filing another, later-dated proxy or by attending the Teltrend special meeting and voting in person. Attendance at the Teltrend special meeting will not in and of itself constitute revocation of a proxy.

SOLICITATION OF PROXIES

         The Teltrend Board is soliciting proxies on behalf of Teltrend. In addition to solicitation by mail, directors, officers and employees of Teltrend, none of whom will be specifically compensated for such services, may solicit proxies from the stockholders of Teltrend, personally or by telephone or other forms of communication. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy materials to beneficial owners.

                                  CHAPTER FOUR
                              THE MERGER AGREEMENT

         THE FOLLOWING IS A SUMMARY OF CERTAIN PROVISIONS OF THE MERGER AGREEMENT, A COPY OF WHICH IS ATTACHED AS APPENDIX A TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND WHICH IS INCORPORATED HEREIN BY REFERENCE. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT. ALL WESTELL STOCKHOLDERS AND TELTREND STOCKHOLDERS ARE URGED TO READ THE MERGER AGREEMENT CAREFULLY FOR A COMPLETE DESCRIPTION OF THE MERGER.

TERMS OF THE MERGER

         After the conditions precedent to the merger have been fulfilled or waived, a certificate of merger will be filed with the Delaware Secretary of State. The merger will become effective upon the filing of the certificate of merger, and Teltrend will become a wholly-owned subsidiary of Westell.

         At the effective time of the merger:

          o each share of Teltrend common stock outstanding will be converted into the right to receive 3.3 shares of Westell Class A Common Stock, subject to the provisions below regarding fractional shares;
          o each option or warrant exercisable for Teltrend common stock will be converted into an option or warrant exercisable for Westell Class A Common Stock, for a number of shares and at an exercise price adjusted to reflect the exchange ratio; and
          o all shares of Teltrend common stock, when converted, will no longer be outstanding and will automatically be canceled.

         No fractional shares of Westell Class A Common Stock will be issued in the merger. Instead, each Teltrend stockholder who would otherwise be entitled to receive a fraction of a share of Westell Class A Common Stock, after aggregating all shares of Westell Class A Common Stock which the holder is entitled to receive, will be paid an amount in cash, determined by multiplying the fraction by the average closing price per share of Westell Class A Common Stock on the Nasdaq National Market during the 10 trading days immediately preceding the effective time.

         Because the exchange ratio is fixed, the number of shares of Westell Class A Common Stock to be received by Teltrend stockholders upon consummation of the merger will depend only on the number of shares of Teltrend common stock outstanding at the effective time and will not be adjusted due to any increase or decrease in the market price of the Teltrend common stock or the Westell Class A Common Stock. This includes any such increase or decrease after the date of this joint proxy statement/prospectus and after the dates of the Westell special meeting and the Teltrend special meeting.

EXCHANGE OF SHARES

         Westell will appoint an exchange agent to handle the exchange of Teltrend stock certificates in the merger for Westell Class A Common Stock certificates and the payment of cash in lieu of fractional shares of Westell Class A Common Stock.

         Soon after the effective time, the exchange agent will mail a letter of transmittal which will contain instructions for delivery of Teltrend stock in exchange for Westell Class A Common Stock (and cash in lieu of fractional shares) to each Teltrend stockholder. Upon delivery of Teltrend common stock to the exchange agent and the signed letter of transmittal, the Teltrend stockholder will receive certificates representing the number of whole shares of Westell Class A Common Stock to which the holder of the certificate is entitled under the merger agreement, and cash in lieu of any fractional shares, and the Teltrend certificates surrendered will be canceled. TELTREND STOCKHOLDERS SHOULD NOT SURRENDER THEIR CERTIFICATES FOR EXCHANGE UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT.

TREATMENT OF TELTREND STOCK OPTIONS

         Westell and Teltrend have each agreed to take all actions necessary to cause each option to purchase shares of Teltrend common stock which is unexpired and unexercised as of the effective time to be automatically converted at the effective time into an option (1) to purchase a number of shares of Westell Class A Common Stock equal to the number of shares of Teltrend common stock subject to such option multiplied by the exchange ratio of 3.3, which is (2) at an exercise price per share equal to the exercise price in effect under such option immediately prior to the effective time divided by the exchange ratio. The date of grant of each converted option will be the date on which the corresponding Teltrend option was granted. Each option, as converted, will otherwise be subject to the same terms and conditions as the corresponding Teltrend option, except that:

          o if the applicable Teltrend option provides for acceleration of vesting upon the merger, the converted option will be so vested following the merger; and
          o the terms of Teltrend options outstanding under Teltrend's 1997 Non-Employee Director Stock Option Plan will be amended so that the options may be exercised for longer periods than previously provided, as follows:
               o with respect to those Teltrend directors who do not become directors of Westell following the merger, until six months following the effective time, or the date on which the options expire (whichever is earlier), and
               o with respect to Howard L. Kirby and Bernard F. Sergesketter, Teltrend directors who will become directors of Westell following the merger, until 90 days following the date on which such person ceases to be a director of Westell, or the date on which the options expire (whichever is earlier).

      Westell will file with the SEC a registration statement on Form S-8 with respect to the issuance of shares of Westell Class A Common Stock upon exercise of the converted options.

CONDITIONS TO THE MERGER

         Mutual Closing Conditions. The obligations of Westell and Teltrend to effect the merger are subject to the satisfaction, or to the extent legally permissible, the waiver, of the following conditions:

          o approval by the Westell stockholders of the issuance of Westell Class A Common Stock in the merger and the amendment to Westell's Amended and Restated Certificate of Incorporation;
          o    adoption by the Teltrend stockholders of the merger agreement;
          o approval for listing on the Nasdaq National Market of the shares of Westell Class A Common Stock to be issued in the merger and those to be reserved for issuance upon exercise of converted Teltrend stock options;
          o expiration or termination of the waiting period applicable to the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976;
          o Westell's registration statement on Form S-4, which includes this joint proxy statement/prospectus, being effective and not subject to any stop order by the SEC;
          o    absence of legal prohibition on completion of the merger; and
          o the receipt of all governmental waivers, consents, orders and approvals legally required for the consummation of the merger, unless the failure to obtain the same would not be reasonably likely to have a material adverse effect on Teltrend.

         Additional  Closing  Conditions  for  Teltrend's  Benefit.   Teltrend's
obligation to complete the merger is
subject to the following additional conditions:

          o Westell's and Theta Acquisition Corp.'s performance in all material respects of the obligations required to be performed by them under the merger agreement on or prior to the closing date;

          o the accuracy, in all material respects, of the representations and warranties of Westell and Theta Acquisition Corp. to the extent specified in the merger agreement;
          o the absence of any changes or events that have a material adverse effect on Westell or Theta Acquisition Corp.; and
          o the receipt of certain closing certificates from officers of Westell and Theta Acquisition Corp.

         Additional  Closing   Conditions  for  Westell's   Benefit.   Westell's
obligation to complete the merger are subject to the following additional conditions:

          o Teltrend's performance in all material respects of the obligations required to be performed by it under the merger agreement on or prior to the closing date;
          o the accuracy, in all material respects, of the representations and warranties of Teltrend, to the extent specified in the merger agreement;
          o the delivery of agreements from certain of Teltrend's affiliates regarding restrictions on the resale of the Westell Class A Common Stock received by those persons in the merger, to the extent required by the merger agreement;
          o the amendment of certain Teltrend options, to the extent required by the merger agreement;
          o the absence of any changes or events that have a material adverse effect on Teltrend; and
          o the receipt of certain closing certificates from officers of Teltrend.

REPRESENTATIONS AND WARRANTIES

         The merger agreement contains substantially reciprocal representations and warranties made by Westell and Theta Acquisition Corp., on the one hand, and Teltrend, on the other hand. The most significant of these relate to:

          o    corporate existence;
          o    capitalization;
          o    ownership of subsidiaries;
          o authorization to enter into the merger; government or other approvals required in connection with the merger; and absence of any breaches of organizational documents, laws or material agreements as a result of the merger;
          o    filings with the SEC and financial statements;
          o    the absence of material undisclosed liabilities;
          o    litigation;
          o    information   provided   for   inclusion   in  this  joint  proxy
               statement/prospectus;
          o    compliance with laws and material agreements;
          o    tax matters;
          o    employee benefits matters;
          o    labor matters;
          o    environmental matters;
          o    title to assets;
          o the stockholder vote required to approve the matters to be submitted to the applicable stockholders;
          o    broker's or advisor's fees; and
          o    opinions of financial advisors.

         Teltrend also represented that it had taken all action necessary to exempt the merger from the provisions of the Delaware anti-takeover statute and to render the Teltrend rights plan inapplicable to the merger.

         The representations and warranties in the merger agreement will not survive the closing of the merger or termination of the merger agreement.

PRINCIPAL COVENANTS

         Each of Westell and Teltrend has undertaken covenants in the merger agreement. The following summarizes the more significant of these covenants.

         Interim Operations. Each of Westell and Teltrend has undertaken a separate covenant that places restrictions on it and its subsidiaries until the effective time of the merger. The following summarizes the more significant restrictions undertaken by each of Westell and Teltrend, each of which is subject to exception in the event of the prior consent of the other.

         Restrictions on Interim Operations of Teltrend. Teltrend has agreed that it and each of its subsidiaries will:

          o conduct its business in the ordinary and usual course of business, consistent with past practice;
          o not amend or propose to amend its certificate of incorporation, by-laws or other similar governing documents,
          o not split, combine or reclassify its outstanding capital stock or declare any dividend, other than dividends by wholly-owned subsidiaries of Teltrend;
          o not issue, dispose of, or redeem or purchase any shares of its capital stock, or any options or securities exercisable for or convertible into its capital stock, subject to the exceptions set forth in the merger agreement;
          o not incur any indebtedness, subject to certain ordinary course exceptions;
          o not take or fail to take any action which would cause Teltrend or its stockholders to recognize gain or loss for federal income tax purposes as a result of the consummation of the merger, except to the extent that any stockholders receive cash in lieu of fractional shares;
          o    not make any  acquisition of any assets or businesses  other than expenditures for current assets in the ordinary course of business and expenditures for fixed or capital assets in the ordinary course of business and consistent with Teltrend's capital budget;
          o not sell, pledge, dispose of or encumber any material assets or businesses other than sales in the ordinary course of business;
          o except as otherwise permitted pursuant to the merger agreement, not take any action which would be reasonably likely to prevent Teltrend from (1) obtaining any necessary governmental approvals,
               (2) performing its covenants and agreements under the merger agreement, or (3) consummating the transactions contemplated by the merger agreement;
          o use all reasonable efforts to preserve intact its business organization and goodwill, keep available the services of its present officers and key employees, and preserve the goodwill and business relationships with customers and others having business relationships with it and not engage in any action, directly or indirectly, with the intent to adversely impact the transactions contemplated by the merger agreement;
          o not enter into or amend in any material respect any employment, severance, special pay arrangement with respect to termination of employment or other similar arrangements or agreements with any directors, officers or key employees, except in the ordinary course and consistent with past practice, and not, in any event, enter into any written employment agreements, subject to specified exceptions with respect to employees of Teltrend's subsidiary in the United Kingdom;
          o not adopt, enter into or amend in any material respect any employee benefit plan or arrangement, except as required to comply with changes in applicable law or as otherwise contemplated by the merger agreement;
          o use commercially reasonable efforts to maintain with financially responsible insurance companies insurance on its tangible assets and its businesses in such amounts and against such risks and losses as are consistent with past practice;

          o not implement any change in accounting principles, practices or methods, other than as may be required by United States generally accepted accounting principles, the financial accounting standards board, the SEC or any other government authority or oversight agency; and
          o not make, change or revoke any material tax election or make any material agreement or settlement regarding taxes with any taxing authority.

         Restrictions on the Interim Operations of Westell. Westell has agreed that it and each of its subsidiaries will:

          o conduct its business in the ordinary and usual course of business, consistent with past practice;
          o not amend or propose to amend its certificate of incorporation, other than as contemplated by this joint proxy statement/prospectus, by-laws or other similar governing documents,
          o not split, combine or reclassify its outstanding capital stock or declare any dividend, other than dividends by wholly-owned subsidiaries of Westell;
          o not issue, dispose of, or redeem or purchase any shares of its capital stock, or any options or securities exercisable for or convertible into its capital stock, subject to the exceptions set forth in the merger agreement;
          o not incur any indebtedness, subject to certain ordinary course exceptions;
          o not take or fail to take any action which would cause Westell or Teltrend's stockholders to recognize gain or loss for federal income tax purposes as a result of the consummation of the merger, except to the extent that any stockholders receive cash in lieu of fractional shares;
          o not make any acquisition of any assets or businesses other than in the ordinary course of business;
          o not sell, pledge, dispose of or encumber any material assets or businesses other than sales in the ordinary course of business;
          o except as otherwise permitted pursuant to the merger agreement, not take any action which would be reasonably likely to prevent Westell from (1) obtaining any necessary governmental approvals,
               (2) performing its covenants and agreements under the merger agreement, or (3) consummating the transactions contemplated by the merger agreement;
          o use all reasonable efforts to preserve intact its business organization and goodwill, keep available the services of its present officers and key employees, and preserve the goodwill and business relationships with customers and others having business relationships with it and not engage in any action, directly or indirectly, with the intent to adversely impact the transactions contemplated by the merger agreement;
          o not implement any change in accounting principles, practices or methods, other than as may be required by United States generally accepted accounting principles, the financial accounting standards board, the SEC or any other government authority or oversight agency; and
          o use commercially reasonable efforts to maintain with financially responsible insurance companies insurance on its tangible assets and its businesses in such amounts and against such risks and losses as are consistent with past practice.

         No Solicitation by Teltrend

         Teltrend has agreed that it and its subsidiaries and their officers, directors, employees and advisors will not initiate, solicit, negotiate, knowingly encourage or provide non-public or confidential information to facilitate any proposal or offer to acquire all or any substantial part of the business and properties of Teltrend or any capital stock of Teltrend.

         However, notwithstanding the restrictions in the preceding paragraph, Teltrend may, in response to an unsolicited written proposal or indication of interest with respect to a potential or proposed acquisition transaction,

          o furnish confidential or non-public information to a financially capable potential acquirer, subject to a confidentiality and standstill agreement no more favorable than the one between Teltrend and Westell; and

          o    negotiate with such potential acquirer,

but only if the Teltrend Board in good faith, after consultation with its outside legal counsel, determines that the failure to provide such confidential or non-public information to or negotiate with such potential acquirer would constitute a breach of its fiduciary duty to the Teltrend stockholders.

         Teltrend must notify Westell as soon as practicable after (1) Teltrend has received any acquisition proposal, (2) the Teltrend Board or its chief executive officer or chief financial officer has actual knowledge that anyone intends to make an acquisition proposal, or (3) Teltrend has received specified requests for nonpublic information relating to it or its subsidiaries. The notice must be made orally and in writing and must indicate in reasonable detail the identity of the offeror and the terms and conditions of the proposal, inquiry or contact. Teltrend must keep Westell fully informed of the status and details of any such acquisition proposal or request.

         Teltrend Board's Covenant to Recommend

         Teltrend has agreed that it will submit the merger agreement for adoption at a meeting of its stockholders as promptly as practicable and, subject to the next sentence, will use its reasonable best efforts to obtain stockholder adoption of the merger agreement. Further, Teltrend's Board has agreed to recommend adoption of the merger agreement to the Teltrend stockholders, except as may be required in response to any unsolicited bona fide written acquisition proposal, in order to comply with its fiduciary duties under Delaware corporate law as it determines in good faith, after consultation with Teltrend's outside legal counsel.

         Westell Board's Covenant to Recommend

         Westell has agreed that it will submit the issues described in this joint proxy statement/prospectus for approval at a meeting of its stockholders as promptly as practicable and, subject to the next sentence, will use its reasonable best efforts to obtain stockholder approval thereof. Further, the Westell Board has agreed to recommend approval of such issues, except as may be required, in response to any bona fide acquisition proposal with respect to Westell, in order to comply with the Westell Board's fiduciary duties under Delaware corporate law as it determines in good faith, after consultation with Westell's outside legal counsel.

         Westell has also agreed to authorize and cause an officer of Westell to vote Westell's shares of capital stock of Theta Acquisition Corp. for adoption of the merger agreement and to take all additional actions as the sole stockholder of Theta Acquisition Corp. necessary to adopt the merger agreement.

         Listing of Westell Class A Common Stock

         Westell has agreed to cause the shares of its Class A Common Stock which will be issued in connection with the merger and reserved for issuance upon the exercise of the converted Teltrend stock options to be listed on the Nasdaq National Market.

         Covenant to Cooperate

         Westell and Teltrend have each agreed to use all reasonable efforts to do everything necessary or advisable to consummate the merger and the other transactions contemplated by the merger agreement. In addition, Teltrend has granted to Westell the right, at Westell's expense, to participate in any litigation commenced against Teltrend relating to the transactions contemplated by the merger agreement. Teltrend has also agreed that it will not settle any such litigation without Westell's prior consent, unless the Teltrend Board determines in good faith after consultation with Teltrend's outside legal counsel that the existence or exercise of such right with respect to a particular settlement would violate the fiduciary duties of the Teltrend Board.

         Director's and Officer's Indemnification

         Westell has agreed that from and after the effective time of the merger, Teltrend, as a wholly-owned subsidiary of Westell, will indemnify and hold harmless all of Teltrend's past and present officers and directors to the same extent and in the same manner and subject to the same limits as such persons were indemnified on December 13, 1999 pursuant to Delaware corporate law, Teltrend's certificate of incorporation or Teltrend's bylaws for acts or omissions occurring at or prior to the effective time of the merger.

         Further, for six years following the merger, Westell has agreed to cause Teltrend to use its reasonable best efforts to provide one or more policies of directors' and officers' liability insurance that provide(s) coverage for events occurring prior to the effective time of the merger. This insurance must be substantially similar to Teltrend's existing policy or, if substantially equivalent insurance coverage is unavailable, the most similar available coverage; provided, however, that in no event will Teltrend be required to pay an annual premium for the insurance in excess of 150% of the last annual premium paid prior to the December 13, 1999. If the insurance expires, is terminated or canceled during the six-year period or exceeds the maximum premium, Westell will cause Teltrend to obtain as much directors' and officers' liability insurance as can be obtained for the remainder of the period for an annualized premium not in excess of the maximum premium, on terms and conditions no less advantageous than Teltrend's existing directors' and officers' liability insurance.

         In addition, in the event that

          o the indemnification or advancement of expenses to be provided by the Teltrend following the merger, together with the insurance to be maintained by Teltrend, after each is fully exhausted, is not adequate to fully indemnify or provide advancement of expenses to any covered party to the same extent and in the same manner that such indemnification or advancement of expenses would have been required to be provided by Teltrend prior to the effective time of the merger, and
          o there has been a diminution in Teltrend's net book value from its net book value as reflected on its October 30, 1999 balance sheet,

then Westell has agreed to indemnify the covered party to the extent of the diminution.

         Teltrend Severance Policy

         Westell has agreed that, at the effective time of the merger, it will assume, and, subject to its right to thereafter amend, modify or terminate the policy in accordance with its terms, Westell will thereafter pay, perform and discharge when due, all of Teltrend's obligations under Teltrend's Executive Officer Severance Plan with respect to the individuals who participated in the policy as of December 13, 1999, the date the merger agreement was signed.

         Other Covenants

         The merger agreement contains various other covenants, the most significant of which are as follows:

          o Westell and Teltrend have each agreed to provide reasonable access to the other to its properties and records;
          o Westell and Teltrend have each agreed to prepare and file this joint proxy statement/prospectus and to use all reasonable efforts to have the registration statement, of which this joint proxy statement/prospectus is a part, declared effective by the SEC;
          o Westell and Teltrend have each agreed to consult with each other before issuing any press release or similar written public statement with respect to the merger agreement or the merger; and
          o Westell and Teltrend have each agreed to promptly notify each other of specified events.

TERMINATION OF THE MERGER AGREEMENT; TERMINATION FEES

         Right to Terminate

         The merger agreement may be terminated at any time prior to the effective time of the merger in any of the following ways, even if it was previously adopted by the Teltrend stockholders or if the issuance of Westell

Class A Common Stock and amendment to Westell's Amended and Restated Certificate of Incorporation have been approved by the Westell stockholders:

         Teltrend will have the right to terminate the merger agreement:

          o if the merger is not completed by June 30, 2000 (unless due to a delay or default on the part of Teltrend), provided, however, that such date shall be extended to September 30, 2000 if, as of June 30, 2000, the parties are engaged in ongoing discussions with the FTC or Antitrust Division regarding the transactions contemplated by the merger agreement;
          o if the merger is enjoined by a final, unappealable court order not entered at the request or with the support of Teltrend and if Teltrend shall have used reasonable efforts to prevent the entry of such order;
          o    if:
               o Teltrend receives an offer or proposal from any potential acquirer, excluding any Teltrend director or officer or any group of which any Teltrend director or officer is a member, with respect to a merger, sale of substantial assets or other business combination involving Teltrend;
               o the Teltrend Board determines, in good faith and after consultation with an independent financial advisor, that such offer or proposal, if consummated pursuant to its terms, would result in an transaction more favorable to Teltrend's stockholders than the merger and resolves to accept this superior proposal;
               o Teltrend shall have given Westell two days' prior written notice of its intention to terminate pursuant to this provision; and
               o such termination shall not be effective until Teltrend pays to Westell the $7.2 million break-up fee described below;
          o if the Westell stockholders fail to approve the issuance of the Westell Class A Common Stock in the merger and the amendment to Westell's Amended and Restated Certificate of Incorporation, each as contemplated by this joint proxy statement/prospectus;
          o if the Teltrend stockholders fail to adopt the merger agreement at a duly held meeting called for such purpose or any adjournment thereof;
          o if Westell's representations and warranties fail to be true and correct in all material respects in accordance with the merger agreement;
          o if Westell fails to perform in any material respect any of its material covenants in the merger agreement and does not cure such default in all material respects within 30 days after notice of such default is given by Teltrend; or
          o if the Board of Directors of Westell shall have resolved to accept a superior proposal.

         Westell will have the right to terminate the merger agreement:

          o if Teltrend's representations and warranties fail to be true and correct in all material respects in accordance with the merger agreement;
          o if the merger is not completed by June 30, 2000 (unless due to a delay or default on the part of Westell or Theta Acquisition Corp.), provided, however, that such date shall be extended to September 30, 2000 if, as of June 30, 2000, the parties are engaged in ongoing discussions with the FTC or Antitrust Division regarding the transactions contemplated hereby;
          o if the merger is enjoined by a final, unappealable court order not entered at the request or with the support of Westell or Theta Acquisition Corp. and if Westell shall have used reasonable efforts to prevent the entry of such order;
          o if the Teltrend Board shall have resolved to accept a superior proposal or shall have recommended to the Teltrend stockholders that they tender their shares in a tender or an exchange offer commenced by a third party, excluding any affiliate of Westell or any group of which any affiliate of Westell is a member;

          o if Teltrend fails to perform in any material respect any of its material covenants in the merger agreement and does not cure such default in all material respects within 30 days after notice of such default is given by Westell;
          o if the Teltrend stockholders fail to adopt the merger at a duly held meeting of stockholders called for such purpose or any adjournment thereof; or
          o    if:
               o Parent receives an acquisition proposal, which proposal expressly states in writing that it is subject to Westell terminating the merger agreement or to otherwise not consummating the transactions contemplated thereby,
               o as a result, the Westell Board does not recommend to Westell's stockholders approval of the issuance of the Westell Class A Common Stock in the merger and the amendment of Westell's Amended and Restated Certificate of Incorporation, and
               o the Westell Board determines, in good faith and after consultation with an independent financial advisor, that such offer or proposal, if consummated pursuant to its terms, would result in a transaction more favorable to Westell's stockholders than the merger and resolves to accept such superior proposal.

         Termination Fees

         Teltrend has agreed to pay to Westell a break-up fee of approximately $7.2 million under the following circumstances:

          o Teltrend terminates the merger agreement as a result of a superior proposal, in accordance with the termination right described above;
          o Westell terminates the merger agreement because the Teltrend Board has resolved to accept a superior proposal or has recommended to the Teltrend stockholders that they tender their shares in a tender offer commenced by a third party; or
          o either Westell or Teltrend terminates the merger agreement because the Teltrend stockholders have not adopted the merger agreement at a duly held meeting, but only if Teltrend enters into a definitive agreement with respect to an acquisition transaction within three months following such termination.

         Westell has agreed to pay to Teltrend a break-up fee of approximately $7.2 million under the following circumstances:

          o either Westell or Teltrend terminates the merger agreement because the Westell Board resolves to accept a superior proposal, which requires the merger agreement to be terminated, but only if Westell enters into a definitive agreement with respect to an acquisition transaction within nine months following such termination; or
          o Westell, in accordance with the merger agreement, does not recommend to its stockholders approval of the issuance of the Westell Class A Common Stock in the merger or the amendment to Westell's Amended and Restated Certificate of Incorporation, each as described in this joint proxy statement/prospectus, and Teltrend terminates the merger agreement because the Westell stockholders have failed to approve these matters at a duly held meeting called for that purpose, but only if Westell enters into a definitive agreement with respect to an acquisition transaction within three months following such termination.

OTHER EXPENSES

         Except as described above, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such expenses, except that all expenses incurred in connection with printing and filing the this joint proxy statement/prospectus will be shared equally by Teltrend and Westell.

AMENDMENT; WAIVER

         Amendment. The merger agreement may not be amended except by action taken by the parties' respective Boards of Directors or duly authorized committees thereof and then only by an instrument in writing signed on behalf of each of the parties and in compliance with applicable law. An amendment may take place at any time prior to the closing date, whether before or after approval by the stockholders of Westell or Teltrend; provided, however, that after any such approval, there shall not be made any amendment that by law requires the further approval of such stockholders without such further approval.

         Waiver. At any time prior to the effective time of the merger, Teltrend and Westell may:

          o extend the time for the performance of any of the obligations or other acts of the other party;
          o waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant thereto; and
          o waive compliance with any of the agreements or conditions contained in the merger agreement.

Any agreement by Teltrend or Westell to any extension or waiver must be in writing.

                                  CHAPTER FIVE
                            CERTAIN LEGAL INFORMATION

       MATERIAL DIFFERENCES IN RIGHTS OF TELTREND AND WESTELL STOCKHOLDERS

         The following summary compares certain rights of the holders of Teltrend common stock to the rights of the holders of Westell Class A Common Stock. The rights of holders of Teltrend common stock are principally governed by Delaware law, the Teltrend Restated Certificate of Incorporation and the Teltrend bylaws. Upon completion of the merger, the Teltrend stockholders will become holders of Westell Class A Common Stock, and their rights will be principally governed by Delaware law, the Westell Amended and Restated Certificate of Incorporation and the Westell bylaws. The rights of holders of Westell Class A Common Stock are different in certain material respects from those of holders of Teltrend common stock.

         The statements set forth this section with respect to the Delaware General Corporation Law, Westell's Amended and Restated Certificate of Incorporation and bylaws, and Teltrend's Restated Certificate of Incorporation and bylaws are brief summaries. For more information as to how you can obtain copies of Westell's Amended and Restated Certificate of Incorporation and bylaws and Teltrend's Restated Certificate of Incorporation and bylaws, see "Where You Can Find More Information" on page VI-1.

AUTHORIZED CAPITAL STOCK

         Westell's authorized capital stock currently consists of 65.5 million shares of Class A Common Stock, 25 million shares of Class B Common Stock, and 1 million shares of preferred stock, each with a par value of $0.01 per share. If, at the Westell special meeting, the Westell stockholders approve the amendment to Westell's Amended and Restated Certificate of Incorporation, the number of authorized shares of Westell Class A Common Stock will be increased to 85 million. As of ____, 2000, __________ shares of Class A Common Stock and shares of Class B Common Stock were issued and outstanding. As of the date of this joint proxy statement/prospectus, no classes or series of preferred stock had been designated by the Westell Board and therefore no shares of Westell preferred stock were issued or outstanding.

         Teltrend's authorized capital stock consists of 15 million shares of common stock, 1 million shares of class A common stock, and 750,000 shares of preferred stock, each with a par value of $.01 per share. As of ____, 2000, __________ shares of Teltrend common stock were issued and outstanding and ___ shares of Teltrend common stock were held as treasury shares. As of the date of this joint proxy statement/prospectus, 80,000 shares of preferred stock had been designated as Series A Junior Participating Preferred Stock in connection with Teltrend's stockholder rights plan, described below, and no shares of Teltrend class A common stock or Teltrend preferred stock or Series A Junior Participating Preferred Stock were issued or outstanding.

DIVIDENDS

         The holders of Teltrend common stock are entitled to dividends when and as they are declared, whether in cash, property or securities of the corporation. In the event Teltrend issues shares of its class A common stock, then the holders of Teltrend common stock and Teltrend class A common stock will be entitled to dividends at the same rate per share, provided that if dividends are declared which are payable in shares of common stock or class A common stock, dividends will be declared payable at the same rate on each class of common stock and the dividends payable to holders of common stock will be paid in shares of common stock and the dividends payable to holders of class A common stock will be paid in shares of class A common stock. In the event Teltrend issues shares of its Series A Junior Participating Preferred Stock, holders of that series will be entitled to receive quarterly dividends when, as and if declared by the Teltrend Board out of funds legally available for such purposes. The holders' right to any dividend is subject to any prior and superior rights of any holders of Teltrend stock ranking prior and superior to the Series A Junior Participating Preferred Stock with respect to dividends.

         Holders of record of shares of Westell Class A Common Stock are entitled to receive dividends when, if and as may be declared by the Westell Board out of funds legally available for such purposes, although no dividends may be declared or paid with respect to Westell's Class A Common Stock unless a dividend, at the same rate per share, is simultaneously declared or paid with respect to Westell's Class B Common Stock. In the case of a stock dividend or distribution, holders of Class A Common Stock are entitled to receive the same percentage dividend or distribution as holders of Class B Common Stock except that stock dividends and distributions shall be made in shares of Class A Common Stock to the holders of Class A Common Stock and Class B Common Stock to the holders of Class B Common Stock.

VOTING RIGHTS

         The holders of Teltrend common stock are each entitled to one vote per share held on all matters voted on by the stockholders. The holders of Westell Class A Common Stock are each entitled to one vote per share held and the holders of shares of Westell Class B Common Stock are entitled to four votes per share on all matters voted on by the stockholders. Holders of shares of both classes of Westell's common stock will vote as a single class on all matters submitted to a vote of stockholders except:

          o with respect to future issuances of Class B Common Stock (which must be approved by the affirmative vote of a majority of each class of Westell's common stock, voting separately as a class, unless the Class B Common Stock is being issued as payment of stock dividends on Class B Common Stock or in a stock split, reclassification or other subdivision of the shares of common stock); and
          o    as otherwise required by law.

         In the merger, approximately 19 million shares of Class A Common Stock will be issued to Teltrend's stockholders, which will represent approximately:

          o    52% of Westell's then outstanding Class A Common Stock;
          o 34% of Westell's then outstanding Class A Common Stock and Class B Common Stock, considered together; and
          o    17% of Westell's then outstanding voting power.

         This information is based on the number of shares of Westell Class A Common Stock and Class B Common Stock and shares of Teltrend common stock outstanding on ____ __, 2000, and does not take into account stock options, Westell's warrants or Westell's convertible debentures. Assuming the exercise of all outstanding options (including the options issued by Westell upon conversion of the outstanding Teltrend options) and warrants to purchase Class A Common Stock and the conversion of Westell's outstanding convertible debentures at the current conversion price, upon completion of the merger, the Class A Common Stock to be received by the Teltrend stockholders will represent approximately 40% of the outstanding Class A Common Stock, 29% of the outstanding Class A Common Stock and Class B Common Stock, considered together, and 16% of Westell's outstanding voting power.

         Under Delaware law, the affirmative vote of the holders of a majority of the outstanding voting power of any class of common stock is required to approve, among other things, an adverse change in the designations, preferences or limitations of the shares of such class of common stock.

CONVERTIBILITY

         Each share of Westell Class B Common Stock is convertible, at the option of its holder, into one share of Westell Class A Common Stock at any time. In addition, each share of Westell Class B Common Stock will automatically be converted into one share of Class A Common Stock in the event:

          o such share is transferred to any person or entity other than a "permitted transferee" or
          o the number of shares of Class B Common Stock outstanding at any time represents less than 10% of the total number of outstanding shares of Class B Common Stock and Class A Common Stock.

         A "permitted transferee" includes (i) any other holder of Class B Common Stock, (ii) any member of Robert C. Penny, III's family or Melvin J. Simon's family, (iii) Gary F. Seamans, his spouse or any of their descendants, and (iv) certain other permitted transferees.

         The Westell Class A Common Stock is not convertible into Westell Class B Common Stock.

LIQUIDATION RIGHTS

         As the only class of Teltrend capital stock outstanding, the Teltrend common stock is currently entitled to all assets available for distributions after payment in full to creditors upon the liquidation, dissolution or winding-up of Teltrend. Upon liquidation, dissolution or winding-up of Westell, the holders of Westell Class A Common Stock will share ratably with the holders of Westell Class B Common Stock in all assets available for distributions after payment in full to creditors.

OTHER PROVISIONS

         Neither the holders of Teltrend common stock nor Westell Class A Common Stock are entitled to preemptive or subscription rights and neither have any cumulative voting rights. In any merger, consolidation or business combination at Westell, the consideration to be received per share by holders of Westell Class A Common Stock must be identical to that received by holders of Westell Class B Common Stock. In addition, no class of Westell common stock may be subdivided, consolidated, reclassified or otherwise changed unless the other class of common stock concurrently is subdivided, consolidated, reclassified or otherwise changed in the same proportion and in the same manner.

PREFERRED STOCK

         The Westell Board and the Teltrend Board each has the authority to issue shares of preferred stock in one or more series (up to 1 million shares of preferred stock may be issued by the Westell Board and up to 750,000 shares of preferred stock may be issued by the Teltrend Board). Each Board has the authority to fix the rights, preferences, privileges and restrictions thereof (including dividend rights, conversion rights, voting rights, terms of redemption, and liquidation preferences) and the number of shares constituting any series or the designation of such series, without any further vote or action by stockholders.

         The issuance of preferred stock by Westell could adversely affect the voting power of holders of both classes of Westell common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control of Westell.
Westell has no present plan to issue any shares of preferred stock.

RIGHTS PLAN

         On January 16, 1997, the Teltrend Board declared a dividend of one preferred share purchase right for each outstanding share of Teltrend common stock. The dividend was payable on January 27, 1997 to holders of record of the common stock as of the close of business on that date. Each right entitles the registered holder to purchase from Teltrend, under certain circumstances involving the acquisition or the announcement of the intent to acquire 20% or more of Teltrend's common stock, one one-hundredth of a share of Teltrend's Series A Junior Participating Preferred Stock at a price of $160.00 per one one-hundredth of a share, subject to adjustment. The description and terms of the rights are detailed in a rights agreement dated January 16, 1997, as amended on June 1, 1998 and further amended on December 13, 1999, and as the same may be further amended from time to time, between Teltrend and LaSalle Bank National Association, as rights agent. The amendment dated as of December 13, 1999 excepted the adoption of the merger agreement and the consummation of the merger and any related transactions from the events which trigger the purchase rights under the rights agreement.

         Westell does not have a rights plan.

DIRECTORS

Number and Election

         The Teltrend bylaws provide that the number of directors who shall constitute the whole Board of Directors shall not be less than three nor more than nine, as fixed from time to time by resolution of the Board of Directors by a majority vote of the directors then in office. Directors of Teltrend are elected at the annual meeting of Teltrend stockholders and hold office until their respective successors are elected and qualified or until their earlier resignation or removal. The Teltrend Board currently consists of seven directors.

         The Westell bylaws provide that the number of directors which constitute the whole board will be not less than six nor more than ten. The Westell Board currently consists of eight directors. Following the merger, the number of directors serving on the Westell Board will be increased by two and Messrs. Kirby and Sergesketter, currently members of Teltrend's Board, will be added.

Removal

         Directors of Teltrend may be removed, with or without cause, by the stockholders at any special meeting as long as the notice for that meeting states that it is for that purpose. Similarly, directors of Westell may be removed, with or without cause, at any meeting of the stockholders by a majority vote of those stockholder entitled to vote in elections of directors.

SPECIAL MEETINGS

         The Teltrend bylaws provide that a special meeting of the stockholders may be called at any time by the Teltrend Board, the chairman of the Teltrend Board or Teltrend's president and chief executive officer and shall be called be called by the chairman of the Board, the president and chief executive officer or the secretary at the request in writing of Teltrend stockholders holding at least fifty percent of the shares of stock outstanding and entitled to vote at that meeting. The Teltrend bylaws provide that special meetings of the Teltrend Board may be called by the chairman of the Board, the president and chief executive officer or by any two of the directors then in office.

         The Westell Amended and Restated Certificate of Incorporation provides that special meetings of the stockholders may be called by the chairman of the Westell Board, the president, a majority of the Westell Board then in office or stockholders owning at least a majority of the voting power represented by all of the issued and outstanding capital stock of the corporation. The Westell bylaws provide that a special meeting of the Westell Board may be called by the chairman of the Board, the president or any two or more directors.

AMENDMENT TO CERTIFICATE OF INCORPORATION AND BYLAWS

Certificate of Incorporation

         Under  the  Delaware  General   Corporation  Law,  the  certificate  of
incorporation of a corporation may be amended by resolution of the board of directors and the affirmative vote of the holders of the majority of the outstanding voting power entitled to vote thereon. With respect to any amendment to the certificate of incorporation of a corporation that would adversely affect a particular class or series of stock, Delaware law also requires the separate approval by the holders of the affected class or series of stock, voting together as a single class.

Bylaws

         Under the Delaware General Corporation Law, the power to adopt, amend, or repeal bylaws is vested exclusively in the stockholders entitled to vote, unless the corporation's certificate of incorporation confers such power on the board of directors as well.

         The Teltrend Restated Certificate of Incorporation and the Teltrend bylaws provide for bylaw amendments by the Teltrend Board and by the Teltrend stockholders.

         The Westell Amended and Restated Certificate of Incorporation and the Westell bylaws provide for bylaw amendments by either the Westell Board, or by the Westell stockholders, provided that any bylaw provision adopted by the stockholders may be amended or repealed only by a majority of the Westell stockholders, voting as a single class.

STOCKHOLDER PROPOSALS

         Each of Teltrend's and Westell's bylaws establish an advance notice procedure for stockholders to bring business before an annual meeting of stockholders.

         Teltrend's bylaws require that any Teltrend stockholder who wishes to bring any matter before an annual meeting, including the nomination of any person for election as a Teltrend director, must provide written notice to Teltrend at its principal executive offices not less than 60 nor more than 90 days prior to the date of the meeting, except that if less than 70 days' notice or prior public disclosure of the meeting date is given or made to Teltrend stockholders, notice of the matter must be received no later than the 10th day following the date of notice or public disclosure of the meeting date, whichever occurs first. Such notice must include detailed information about the stockholder giving the notice and a description of the proposed business or nominees for director, as applicable.

         Westell's bylaws require that any Westell stockholder who wishes to bring business before a stockholders meeting, including the nomination of any person for election as a Westell director, must provide written notice to Westell no later than 60 days prior to the annual meeting date.

         The notice requirements in each of Teltrend's and Westell's bylaws are independent of the notice provisions and deadlines under SEC Rule 14a-8.

BUSINESS COMBINATIONS

         Teltrend and Westell are both subject to Section 203 of the Delaware General Corporation Law, which prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the time that the person became an interested stockholder, unless:

          o prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
          o upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock at the time the transaction commenced, excluding certain shares held by employee directors and employee stock plans; or
          o at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

         For purposes of Section 203, a "business combination" includes, among other things, a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is generally a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock.

LIMITATION ON LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Limitations on Liability Permitted by Delaware Law. The Delaware General Corporation Law provides that a corporation's certificate of incorporation may include a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. However, no provision can eliminate or limit the liability of a director for:

          o any breach of the director's duty of loyalty to the corporation or its stockholders;

          o acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law;
          o    any improper distribution to stockholders;
          o any transaction from which the director derived an improper personal benefit; or
          o any acts or omissions prior to the adoption of such a provision in the certificate of incorporation.

         Indemnification Permitted by Delaware Law. The Delaware General Corporation Law generally permits a corporation to indemnify its directors, officers, employees and agents against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a third-party action, other than a derivative action, and against expenses actually and reasonably incurred in the defense or settlement of a derivative action, provided that there is a determination that the individual acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation. Such determination shall be made, in the case of an individual who is a director or officer at the time of such determination:

          o by a majority of the disinterested directors, even though less than a quorum;
          o by a committee of such directors designated by a majority vote of such directors, even though less than a quorum;
          o if there are no independent directors or if the independent directors so direct, by independent legal counsel in a written opinion; or
          o    by the stockholders.

         Without court approval, however, no indemnification may be made in respect of any derivative action in which such individual is adjudged liable to the corporation. The Delaware General Corporation Law requires indemnification of directors and officers for expenses relating to a successful defense on the merits or otherwise of a derivative or third-party action.

         Westell and Teltrend Provisions Regarding Limitations of Liability and Indemnification. Westell's Amended and Restated Certificate of Incorporation and Teltrend's Restated Certificate of Incorporation each contain provisions:

          o eliminating the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the fullest extent permitted by the Delaware General Corporation Law; and
          o indemnifying its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, including
               circumstances    in   which    indemnification    is    otherwise
               discretionary.

         Westell's and Teltrend's bylaws each provide that the applicable company will indemnify its directors and executive officers, and may indemnify its other officers, employees and other agents, to the fullest extent permitted by law. The bylaws also permit each company to secure insurance on behalf of any person it is required or permitted to indemnify for any liability arising out of his or her actions in such capacity, regardless of whether the bylaws would permit indemnification. Westell and Teltrend each maintain liability insurance for its directors and officers.

                                     EXPERTS

         The audited consolidated financial statements of Westell included in Westell's Annual Report on Form 10-K for the year ended March 31, 1999 have been audited by Arthur Andersen LLP, independent public accountants, as described in their report included in the Annual Report on Form 10-K. Arthur Andersen's report and the consolidated financial statements have been incorporated by reference in this document in reliance upon such report given upon authority of that firm as experts in accounting and auditing.

         The consolidated financial statements of Teltrend incorporated by reference in Teltrend's Annual Report on Form 10-K for the year ended July 31, 1999, have been audited by Ernst & Young LLP, independent public auditors, as set forth in their report thereon incorporated by reference therein. Such report and the consolidated financial statements are incorporated by reference in this document in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

         Representatives of Arthur Andersen LLP are expected to be present at the Westell special meeting and representatives of Ernst & Young LLP are expected to be present at the Teltrend special meeting. These representatives will have an opportunity to make statements at these meetings if they so desire and will be available to respond to appropriate questions.

                                  LEGAL MATTERS

         The validity of the shares of Westell Class A Common Stock to be issued pursuant to the merger will be passed upon for Westell by McDermott, Will & Emery, Chicago, Illinois.

 .

                                   CHAPTER SIX
                     ADDITIONAL INFORMATION FOR STOCKHOLDERS

                   SUBMISSION OF FUTURE STOCKHOLDER PROPOSALS

         A stockholder proposal to be included in Westell's proxy statement and presented at Westell's 2000 annual meeting must be received at Westell's executive offices, 750 North Commons Drive Aurora, Illinois 60504 by no later than May 3, 2000 for evaluation as to inclusion in the proxy statement in connection with that meeting. Westell stockholders wishing to nominate a director or bring a proposal before the 2000 annual meeting, but not include the proposal in Westell's proxy statement, must cause written notice of the proposal to be received by the secretary of Westell at Westell's principal executive offices by no later than 60 days prior to the annual meeting date, as well as comply with specified provisions of Westell's bylaws. In order for a Westell stockholder to nominate a candidate for director, the related notice must describe various matters regarding the nominee and the stockholder giving the notice, including such information as name, address, occupation and shares held. In order for a Westell stockholder to bring other business before a stockholders meeting, the notice for the meeting must include various matters regarding the stockholder giving the notice and a description of the proposed business. These requirements are separate from and in addition to the requirements a stockholder must meet to have a proposal included in Westell's proxy statement.

         Teltrend will hold an annual meeting in the year 2000 only if the merger has not already been completed. If a meeting is held, a stockholder proposal to be included in Teltrend's proxy statement and presented at the annual meeting must be received at Teltrend's executive offices by no later than June 24, 2000 for evaluation as to inclusion in the proxy statement in connection with the meeting. In addition, under certain SEC rules, a proxy may confer discretionary authority to vote on any matter in the event that, among other situations, Teltrend does not have notice of the matter at least 45 days before the date on which Teltrend's proxy materials were mailed for the 1999 annual meeting. For the 2000 annual meeting, this date would be September 7, 2000. This is in addition to the date for submission of business at the annual meeting under Teltrend's bylaws which require, among other things, that notice of any matter be received by Teltrend at its principal executive offices not less than 60 nor more than 90 days prior to the date of the meeting, except that if less than 70 days' notice or prior public disclosure of the meeting date is given or made to stockholders, notice of the matter must be received no later than the 10th day following the date of notice or public disclosure of the meeting date, whichever occurs first.

         The SEC rules set forth standards for the exclusion of some stockholder proposals from a proxy statement for an annual meeting.

                       WHERE YOU CAN FIND MORE INFORMATION

         Westell and Teltrend file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that either company files at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's public reference rooms in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. The companies' public filings are also available from commercial document retrieval services and at the Internet web site maintained by the SEC at http://www.sec.gov. In addition, reports, proxy statements and other information concerning either company may be inspected at the offices of the Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006.

         Westell has filed a registration statement on Form S-4 to register with the SEC the shares of Westell Class A Common Stock to be issued to Teltrend stockholders in the merger. This joint proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Westell, as well as a proxy statement of Westell for the Westell special meeting and a proxy statement of Teltrend for the Teltrend special meeting.

         As allowed by SEC rules, this joint proxy statement/prospectus does not contain all the information that stockholders can find in the registration statement or the exhibits to the registration statement.

         THE SEC ALLOWS WESTELL AND TELTREND TO "INCORPORATE BY REFERENCE" INFORMATION INTO THIS JOINT PROXY STATEMENT/PROSPECTUS, WHICH MEANS THAT THE COMPANIES CAN DISCLOSE IMPORTANT INFORMATION TO YOU BY REFERRING YOU TO ANOTHER

DOCUMENT FILED SEPARATELY WITH THE SEC. THE INFORMATION INCORPORATED BY REFERENCE IS DEEMED TO BE PART OF THIS JOINT PROXY STATEMENT/PROSPECTUS, EXCEPT FOR ANY INFORMATION SUPERSEDED BY INFORMATION CONTAINED, OR INCORPORATED BY REFERENCE, IN THIS JOINT PROXY STATEMENT/PROSPECTUS. THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES BY REFERENCE THE DOCUMENTS SET FORTH BELOW THAT WESTELL AND TELTREND HAVE PREVIOUSLY FILED WITH THE SEC. THESE DOCUMENTS CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANIES AND THEIR FINANCIAL CONDITION.


    WESTELL SEC FILINGS (FILE NO. 0-27266)                     PERIOD
    --------------------------------------                     ------
Annual Report on Form 10-K..............   Year ended March 31, 1999 (as amended
                                           by Form  10-K/A  on  August  4, 1999;
                                           August 19, 1999; and August 31, 1999)
Quarterly Reports on Form 10-Q..........   Fiscal quarter ended June 30, 1999
                                           (as amended  by Form 10-Q/A on August
                                           31, 1999) and  fiscal  quarter  ended
                                           September 30, 1999.
Current Reports on Form 8-K.............   Dated April  16, 1999,  June 11, 1999
                                           and December 17, 1999

Description of the Westell Class A Common Stock contained in Westell's registration statement on Form 8-A dated November 22, 1995, incorporating by reference the description included under "Description of Common Stock" in Westell's registration statement on Form S-1 (Registration No. 33-98024).


 TELTREND SEC FILINGS (FILE NO. 0-26114)            PERIOD
 ---------------------------------------            ------
Annual Report on Form 10-K..............  Year ended July 31, 1999
Quarterly Report on Form 10-Q...........  Fiscal quarter ended October 30, 1999
Current Report on Form 8-K..............  Dated December 17, 1999

         We are also incorporating by reference additional documents that Westell or Teltrend may file with the SEC pursuant to sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this joint proxy statement/prospectus and the date of the special meetings. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements.

         Westell has supplied all information contained or incorporated by reference in this joint proxy statement/prospectus relating to Westell, and Teltrend has supplied all such information relating to Teltrend.

         If you are a stockholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us or the SEC or the SEC's Internet site described above. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this joint proxy statement/prospectus. Stockholders may obtain documents incorporated by reference in this joint proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

--------------------------------------------------------------------------------
       WESTELL TECHNOLOGIES, INC.                         TELTREND INC.
          Attention: Investor                         Attention: [Investor
          Relations Department                          Relations Department]
          750 N. Commons Drive                          620 Stetson Avenue
            Aurora, IL 60504                          St. Charles, IL 60174
     Tel.: 800-323-6883 (toll free)                     Tel.: 630-377-1700
--------------------------------------------------------------------------------

         If you would like to request documents from either of us, please do so by March __, 2000 to ensure you will receive them before the special meetings.

         You can also get more information by visiting Westell's web site at http://www.westell.com and Teltrend's web site at http://www.teltrend.com. Web site materials are not part of this document and are not incorporated by reference.

         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/PROSPECTUS TO VOTE YOUR SHARES AT THE SPECIAL MEETINGS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS.

         THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OR THE SOLICITATION OF A PROXY IN ANY JURISDICTION OR FROM ANY PERSON WHOM IT IS NOT LAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION.

         THIS JOINT PROXY STATEMENT/PROSPECTUS IS DATED FEBRUARY __, 2000. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND NEITHER THE MAILING OF THIS JOINT PROXY STATEMENT/PROSPECTUS TO STOCKHOLDERS NOR THE ISSUANCE OF WESTELL CLASS A COMMON STOCK IN THE MERGER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

                                                                      APPENDIX A



                          AGREEMENT AND PLAN OF MERGER

                          DATED AS OF DECEMBER 13, 1999

                                  BY AND AMONG

                           WESTELL TECHNOLOGIES, INC.

                             THETA ACQUISITION CORP.

                                       AND

                                  TELTREND INC.

ARTICLE I               THE MERGER............................................1

         SECTION 1.1    The Merger............................................1

         SECTION 1.2    Effective Time of the Merger..........................1

ARTICLE II              THE SURVIVING AND PARENT CORPORATIONS.................1

         SECTION 2.1    Certificate of Incorporation of Surviving
                          Corporation.........................................1

         SECTION 2.2    By-Laws of Surviving Corporation......................2

         SECTION 2.3    Directors and Officers of Surviving Corporation.......2

         SECTION 2.4    Directors of Parent...................................2

ARTICLE III             CONVERSION OF SHARES..................................2

         SECTION 3.1    Conversion of Company Shares in the Merger............2

         SECTION 3.2    Conversion of Subsidiary Shares.......................2

         SECTION 3.3    Exchange of Certificates..............................3

         SECTION 3.4    No Fractional Securities..............................4

         SECTION 3.5    The Closing...........................................4

         SECTION 3.6    Closing of the Company's Transfer Books...............5

ARTICLE IV              REPRESENTATIONS AND WARRANTIES OF
                        PARENT AND SUBSIDIARY.................................5

         SECTION 4.1    Organization and Qualification........................5

         SECTION 4.2    Capitalization........................................5

         SECTION 4.3    Subsidiaries..........................................6

         SECTION 4.4    Authority; Non-Contravention; Approvals...............7

         SECTION 4.5    Reports and Financial Statements......................8

         SECTION 4.6    Absence of Undisclosed Liabilities....................8

         SECTION 4.7    Absence of Certain Changes or Events..................9

         SECTION 4.8    Litigation............................................9

         SECTION 4.9    Registration Statement and Proxy Statement............9

         SECTION 4.10   No Violation of Law...................................9

         SECTION 4.11   Compliance with Agreements...........................10

         SECTION 4.12   Taxes................................................10

         SECTION 4.13   Employee Benefit Plans; ERISA........................11

         SECTION 4.14   Labor Controversies..................................12

         SECTION 4.15   Environmental Matters................................12

         SECTION 4.16   Title to Assets......................................13

         SECTION 4.17   Reorganization.......................................13

                                TABLE OF CONTENTS
                                   (CONTINUED)
                                                                            Page

         SECTION 4.18   Parent Stockholders' Approval........................14

         SECTION 4.19   Brokers and Finders..................................14

         SECTION 4.20   Opinion of Financial Advisor.........................14

         SECTION 4.21   Company Stock........................................14

ARTICLE V               REPRESENTATIONS AND WARRANTIES OF THE COMPANY........14

         SECTION 5.1    Organization and Qualification.......................14

         SECTION 5.2    Capitalization.......................................15

         SECTION 5.3    Subsidiaries.........................................16

         SECTION 5.4    Authority; Non-Contravention; Approvals..............16

         SECTION 5.5    Reports and Financial Statements.....................17

         SECTION 5.6    Absence of Undisclosed Liabilities...................18

         SECTION 5.7    Absence of Certain Changes or Events.................18

         SECTION 5.8    Litigation...........................................18

         SECTION 5.9    Registration Statement and Proxy Statement...........18

         SECTION 5.10   No Violation of Law..................................19

         SECTION 5.11   Compliance with Agreements...........................19

         SECTION 5.12   Taxes................................................19

         SECTION 5.13   Employee Benefit Plans; ERISA........................20

         SECTION 5.14   Labor Controversies..................................21

         SECTION 5.15   Environmental Matter.................................21

         SECTION 5.16   Title to Assets......................................21

         SECTION 5.17   Reorganization.......................................22

         SECTION 5.18   Company Stockholders' Approval.......................22

         SECTION 5.19   Brokers and Finders..................................22

         SECTION 5.20   Opinion of Financial Advisor.........................22

         SECTION 5.21   Section 203..........................................22

         SECTION 5.22   Rights Agreement.....................................22

         SECTION 5.23   No Recent Negotiations with Affiliates...............22

ARTICLE VI              CONDUCT OF BUSINESS PENDING THE MERGER...............24

         SECTION 6.1    Conduct of Business by the Company Pending
                          the Merger.........................................24

         SECTION 6.2    Conduct of Business by Parent and Subsidiary
                          Pending the Merger.................................25

         SECTION 6.3    Acquisition Transactions.............................27

ARTICLE VII             ADDITIONAL AGREEMENTS................................28

         SECTION 7.1    Access to Information................................28

         SECTION 7.2    Registration Statement and Proxy Statement...........29

         SECTION 7.3    Stockholders' Approvals..............................29

         SECTION 7.4    Compliance with the Securities Act and Exchange Act..30

         SECTION 7.5    Nasdaq Listing.......................................31

         SECTION 7.6    Expenses and Fees....................................31

         SECTION 7.7    Agreement to Cooperate...............................31

         SECTION 7.9    Option Plans.........................................32

         SECTION 7.10   Notification of Certain Matters......................33

         SECTION 7.11   Directors' and Officers' Indemnification.............33

         SECTION 7.12   Certain Benefits.....................................35

         SECTION 7.13   SEC Reports..........................................35

ARTICLE VIII            CONDITIONS...........................................35

         SECTION 8.1    Conditions to Each Party's Obligation to Effect
                          the Merger.........................................35

         SECTION 8.2    Conditions to Obligation of the Company to Effect
                          the Merger.........................................36

         SECTION 8.3    Conditions to Obligations of Parent and Subsidiary
                          to Effect the Merger...............................37

ARTICLE IX              TERMINATION, AMENDMENT AND WAIVER....................37

         SECTION 9.1    Termination..........................................37

         SECTION 9.2    Effect of Termination................................39

         SECTION 9.3    Amendment............................................39

         SECTION 9.4    Waiver...............................................39

ARTICLE X               GENERAL PROVISIONS...................................39

         SECTION 10.1   Non-Survival and Scope of Representations and
                         Warranties and Agreements...........................39

         SECTION 10.2   Notices..............................................40

         SECTION 10.3   Interpretation.......................................40

         SECTION 10.4   Miscellaneous........................................40

         SECTION 10.5   Counterparts.........................................40

         SECTION 10.6   Parties in Interest..................................41

         SECTION 10.7   Severability.........................................41

                          AGREEMENT AND PLAN OF MERGER


         THIS AGREEMENT AND PLAN OF MERGER, dated as of December 13, 1999 (this "AGREEMENT"), by and among Westell Technologies, Inc., a Delaware corporation ("PARENT"), Theta Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("SUBSIDIARY"), and Teltrend Inc., a Delaware corporation (the "COMPANY");

                              W I T N E S S E T H:

         WHEREAS, the Boards of Directors of Parent, Subsidiary and the Company have approved the merger of Subsidiary with and into the Company on the terms set forth in this Agreement (the "MERGER"); and

         WHEREAS, Parent, Subsidiary and the Company intend the Merger to qualify as a tax-free reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the "CODE"), and the regulations thereunder;

         NOW,   THEREFORE,   in   consideration   of  the   premises   and   the
representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, agree as follows:

                                   ARTICLE I

                                   THE MERGER

         SECTION 1.1 THE MERGER. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.2) in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), Subsidiary shall be merged with and into the Company and the separate existence of Subsidiary shall thereupon cease. The Company shall be the surviving corporation in the Merger and is hereinafter sometimes referred to as the "SURVIVING CORPORATION ."

         SECTION 1.2 EFFECTIVE TIME OF THE MERGER. The Merger shall become effective at such time a certificate of merger, in a form mutually acceptable to Parent and the Company, is filed with the Secretary of State of the State of Delaware in accordance with the DGCL (the "MERGER FILING") or such later time as may be agreed to by the parties hereto and specified in such certificate of merger (the "EFFECTIVE TIME"). The Merger Filing shall be made simultaneously with or as soon as practicable after the closing of the transactions contemplated by this Agreement in accordance with Section 3.5. The parties acknowledge that it is their mutual desire and intent to consummate the Merger as soon as practicable after the date hereof. Accordingly, the parties shall, subject to the provisions hereof, use all reasonable efforts to consummate, as soon as practicable, the transactions contemplated by this Agreement in accordance with Section 3.5.

                                   ARTICLE II

                      THE SURVIVING AND PARENT CORPORATIONS

         SECTION 2.1 CERTIFICATE OF INCORPORATION OF SURVIVING CORPORATION. The Restated Certificate of Incorporation, as amended, of the Company shall be amended in the Merger to read in its entirety as set forth as Exhibit 2.1, and, as so amended, shall be the Certificate of Incorporation of the

Surviving Corporation from and after the Effective Time, until thereafter amended in accordance with its terms and as provided in the DGCL.

         SECTION 2.2 BY-LAWS OF SURVIVING CORPORATION. The By-laws of Subsidiary as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation from and after the Effective Time, and thereafter may be amended in accordance with their terms and as provided by the Certificate of Incorporation of the Surviving Corporation and the DGCL.

         SECTION 2.3 DIRECTORS AND OFFICERS OF SURVIVING CORPORATION. At the Effective Time, the directors and officers of the Surviving Corporation shall be as designated by Parent in writing prior to the Effective Time, and such directors and officers shall thereafter serve in accordance with the By-laws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

         SECTION 2.4 DIRECTORS OF PARENT. Parent and its Board of Directors shall take all action as is necessary so that, at the Effective Time, (i) the size of the board of directors of Parent is increased to include two additional directors and (ii) two individuals, each of whom (a) currently serves as a director of the Company, (b) agrees to serve as a director of Parent, and (c) is identified by Parent, are elected as directors of Parent, each to serve in accordance with the Amended and Restated Certificate of Incorporation and Amended and Restated By-laws, as amended, of Parent and until his or her successor is duly elected and qualified.

                                  ARTICLE III

                              CONVERSION OF SHARES

         SECTION 3.1 CONVERSION OF COMPANY SHARES IN THE MERGER. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any capital stock of Parent or the Company:

              (a) each share of the common stock, par value $.01 per share, of the Company issued and outstanding immediately prior to the Effective Time (other than shares described in Section 3.1(b)) (the "COMPANY COMMON STOCK") shall, subject to Sections 3.3 and 3.4, be converted into the right to receive, without interest, 3.3 (the "EXCHANGE RATIO") shares of the Class A Common Stock, par value $0.01 per share, of Parent ("PARENT STOCK");

              (b) each share of capital stock of the Company, if any, owned by Parent or any subsidiary of Parent or held in treasury by the Company or any subsidiary of the Company immediately prior to the Effective Time shall be canceled and cease to exist and no consideration shall be paid in exchange therefor; and

              (c) subject to and as more fully provided in Section 7.9, each unexpired option or warrant to purchase Company Common Stock that is outstanding at the Effective Time, whether or not exercisable, shall automatically and without any action on the part of the holder thereof be converted into an option or warrant to purchase a number of shares of Parent Stock equal to the number of shares of Company Common Stock that could be purchased under such option or warrant multiplied by the Exchange Ratio, at a price per share of Parent Stock equal to the per share exercise price of such option or warrant divided by the Exchange Ratio.

         SECTION 3.2 CONVERSION OF SUBSIDIARY SHARES. At the Effective Time, by virtue of the Merger and without any action on the part of Parent as the sole stockholder of Subsidiary, each issued and outstanding share of common stock, par value $.01 per share, of Subsidiary ("SUBSIDIARY COMMON STOCK") shall be converted into one share of common stock, par value $.01 per share, of the Surviving Corporation.

         SECTION 3.3 EXCHANGE OF CERTIFICATES.

              (a) From and after the Effective Time, each holder of a certificate which immediately prior to the Effective Time represented issued and outstanding shares of Company Common Stock (other than shares described in Section 3.1(b)) shall be entitled to receive in exchange therefor, upon surrender thereof to an exchange agent reasonably satisfactory to Parent and the Company (the "EXCHANGE AGENT"), a certificate or certificates representing the number of whole shares of Parent Stock to which such holder is entitled pursuant to
         Section 3.1(a), any dividends and distributions in respect of such shares of Parent Stock and any cash in lieu of a fractional share, as contemplated by Sections 3.3 and 3.4 hereof. Notwithstanding any other provision of this Agreement, (i) until holders or transferees of certificates formerly representing shares of Company Common Stock have surrendered them for exchange as provided herein, no dividends or distributions on shares of Parent Stock shall be paid with respect to any shares of Parent Stock to which the holder of any such certificate would be entitled pursuant to the terms hereof and no payment for fractional shares shall be made and (ii) without regard to when such certificates formerly representing shares of Company Common Stock are surrendered for exchange as provided herein, no interest shall be paid on any dividends or distributions or any payment for fractional shares. Upon surrender of a certificate which immediately prior to the Effective Time represented issued and outstanding shares of Company Common Stock (other than shares described in Section 3.1(b)), there shall be paid to the holder of such certificate (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Parent Stock to which such holder is entitled pursuant to Section
         3.4 and the amount of any dividends or other distributions with a record date after the Effective Time theretofore paid with respect to the whole shares of Parent Stock issuable upon surrender of such certificate, and (ii) at the appropriate payment date, the amount of any dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Stock.

              (b) If any certificate for shares of Parent Stock is to be issued in a name other than that in which the certificate formerly representing shares of Company Common Stock surrendered in exchange therefor is registered in the Company's transfer records, it shall be a condition of such exchange that the person requesting such exchange shall pay any applicable transfer or other taxes required by reason of such issuance.

              (c) As soon as practicable after the Effective Time, Parent shall make available to the Exchange Agent the certificates representing shares of Parent Stock required to effect the exchanges referred to in paragraph (a) above and cash for payment of any fractional shares referred to in Section 3.4.

              (d) As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented issued and outstanding shares of Company Common Stock (other than shares described in Section 3.1(b)) (the "COMPANY CERTIFICATES") (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon actual delivery of the Company Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Company Certificates in exchange for certificates representing shares of Parent Stock. Upon surrender of Company Certificates for cancellation to the Exchange Agent, together with a duly executed letter of transmittal and such other documents as the

         Exchange Agent shall reasonably require, the holder of such Company Certificates shall be entitled to receive in exchange therefor a certificate or certificates representing that number of whole shares of Parent Stock into which the shares of Company Common Stock formerly represented by the Company Certificates so surrendered shall have been converted into the right to receive pursuant to the provisions of
         Section 3.1(a), any cash paid in lieu of a fractional share and any dividends and distributions contemplated by Section 3.3(a), and the Company Certificates so surrendered shall be canceled. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of a Company Certificate for any shares of Parent Stock, dividends or distributions thereon or cash payment in lieu of a fractional share delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

              (e) Promptly following the date which is nine months after the Effective Time, the Exchange Agent shall deliver to Parent all cash, certificates (including any Parent Stock) and other documents in its possession relating to the transactions described in this Agreement, and the Exchange Agent's duties shall terminate. Thereafter, each holder of a Company Certificate may surrender such Company Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the Parent Stock, any cash paid in lieu of a fractional share and any dividends and distributions contemplated by Section 3.3(a), without any interest thereon. Notwithstanding the foregoing, none of the Exchange Agent, Parent, Subsidiary, the Company or the Surviving Corporation shall be liable to a holder of a Company Certificate for any shares of Parent Stock, dividends or distributions thereon or cash payment in lieu of a fractional share delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

              (f) In the event any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Certificate to be lost, stolen or destroyed, the Surviving Corporation shall issue in exchange for such lost, stolen or destroyed Company Certificate the Parent Stock deliverable in respect thereof determined in accordance with this
         Article III. When authorizing such issuance in exchange therefor, the Board of Directors of the Surviving Corporation may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Company Certificate to give the Surviving Corporation such indemnity as it may reasonably direct as protection against any claim that may be made against the Surviving Corporation with respect to the Company Certificate alleged to have been lost, stolen or destroyed.

         SECTION 3.4 NO FRACTIONAL SECURITIES. Notwithstanding any other provision of this Agreement, no fractional shares and no certificates or scrip for fractional shares of Parent Stock shall be issued in connection with the Merger. In lieu of any such fractional shares, each holder of shares of Company Common Stock who would otherwise have been entitled to receive a fraction of a share of Parent Stock upon surrender of Company Certificates for exchange pursuant to this Article III (after taking into account all Company Certificates registered in the name of such holder), shall be entitled to receive from the Exchange Agent a cash payment equal to such fraction multiplied by the average closing price per share of Parent Stock on the Nasdaq National Market, as reported by the Wall Street Journal, during the 10 trading days immediately preceding the Effective Time.

         SECTION 3.5 THE CLOSING. The closing (the "CLOSING") of the transactions contemplated by this Agreement shall take place at a location mutually agreeable to Parent and the Company as promptly as practicable following the date on which the last of the conditions set forth in Article VIII is fulfilled or waived, or at such other time and place as Parent and the Company shall agree. The date on which the Closing occurs is referred to in this Agreement as the "CLOSING DATE."

         SECTION 3.6 CLOSING OF THE COMPANY'S TRANSFER BOOKS. At and after the Effective Time, holders of Company Certificates shall cease to have any rights as stockholders of the Company, except for the right to receive shares of Parent Stock pursuant to Section 3.1 and the right to receive cash for payment of fractional shares pursuant to Section 3.4. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Company Common Stock which were outstanding immediately prior to the Effective Time shall thereafter be made. If, after the Effective Time, subject to the terms and conditions of this Agreement, Company Certificates formerly representing shares of Company Common Stock are presented to the Surviving Corporation, they shall be canceled and exchanged for shares of Parent Stock in accordance with this Article III.

                                   ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF PARENT AND SUBSIDIARY

         Parent and Subsidiary each represent and warrant to the Company that, except as set forth in the Disclosure Schedule dated as of the date hereof and signed by an authorized officer of Parent (the "PARENT DISCLOSURE SCHEDULE"), each of which exceptions shall specifically identify the relevant Section hereof to which it relates:

         SECTION  4.1  ORGANIZATION  AND  QUALIFICATION.   Each  of  Parent  and
Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of Parent and Subsidiary is qualified to do business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing is not reasonably likely to, when taken together with all other such failures, have a Parent Material Adverse Effect. For purposes of this Agreement, a "PARENT MATERIAL ADVERSE EFFECT" is any event, change or effect that (i) is materially adverse to the business, operations, properties, assets, condition (financial or other) or results of operations of Parent and its subsidiaries, taken as a whole, other than any event, change or effect resulting from (a) changes in general economic conditions (including United States stock market conditions) or
(b) changes in the market price for Parent Stock or Company Common Stock as reflected on the Nasdaq National Market, or (ii) prevents Parent or Subsidiary from consummating the transactions contemplated hereby, including the Merger, prior to the date specified in Section 9.1(b)(i) hereof. True, accurate and complete copies of each of Parent's and Subsidiary's certificate of incorporation and by-laws, in each case as in effect on the date hereof, including all amendments thereto, have heretofore been made available to the Company.

         SECTION 4.2 CAPITALIZATION.

              (a) As of the date of this Agreement, the authorized capital stock of Parent consists of (a) 65,500,000 shares of Parent Stock, (b) 25,000,000 shares of Class B Common Stock , par value $0.01 per share ("PARENT CLASS B COMMON STOCK"), and (c) 1,000,000 shares of preferred stock, par value $0.01 per share ("PARENT PREFERRED STOCK"). As of the close of business on September 30, 1999, (i) 17,489,521 shares of Parent Stock and 19,124,869 shares of Parent Class B Common Stock were issued and outstanding, (ii) no shares of Parent Preferred Stock were issued and outstanding, (iii) no shares of Parent Stock, Parent Class B Common Stock or Parent Preferred Stock were held in the treasury of Parent, (iv) 4,768,304 shares of Parent Stock were reserved for issuance pursuant to the exercise of outstanding options and warrants to purchase Parent Stock, (v) 131,825 shares of Parent Stock were reserved for issuance under Parent's Employee Stock Purchase Plan and
         (vi) 19,124,869 shares of Parent Stock were reserved for issuance upon conversion of Parent's Class B Common Stock. Between September 30, 1999 and the date of this Agreement, Parent has issued no shares of its capital stock except for 62,836 shares of Parent Stock issued upon the exercise of options granted pursuant to Parent's 1995 Stock Incentive Plan. As of the date of this Agreement all outstanding shares of Parent Stock and Parent Class B Common Stock are, and immediately prior to the Effective Time all outstanding shares of Parent Stock and Parent Class B Common Stock will be, validly issued, fully paid and nonassessable and free of any preemptive (or similar) right.

              (b) The authorized capital stock of Subsidiary consists of 1,000 shares of Subsidiary Common Stock, of which 100 shares are issued and outstanding, which shares are owned beneficially and of record by Parent.

              (c) Except as disclosed in the Parent Disclosure Schedule, as of the date hereof, there are no outstanding subscriptions, options, puts, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement and also including any rights plan or other anti-takeover agreement, obligating Parent or any subsidiary of Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of Parent or any subsidiary of Parent or obligating Parent or any subsidiary of Parent to grant, extend or enter into any such agreement or commitment. Except as otherwise disclosed in the Parent Disclosure Schedule, there are no voting trusts, proxies or other agreements or understandings to which Parent or any subsidiary of Parent is a party or by which Parent or any subsidiary of Parent is bound with respect to the voting of any shares of capital stock of Parent, and there are no registration rights or similar agreements with respect to any shares of capital stock of Parent or any of its subsidiaries. The shares of Parent Stock issued to stockholders of the Company in connection with the Merger will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

              (d) Except for the Parent Stock and Parent Class B Common Stock or as otherwise described in the Parent Disclosure Schedule, Parent has outstanding no bonds, debentures, notes or other obligations or securities the holders of which have the right to vote (or are convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter.

         SECTION 4.3 SUBSIDIARIES. Each direct and indirect corporate subsidiary of Parent is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each subsidiary of Parent is qualified to do business, and is in good standing, in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not, when taken together with all such other failures, have a Parent Material Adverse Effect. Except as disclosed in the Parent Disclosure Schedule, all of the outstanding shares of capital stock of each corporate subsidiary of Parent are validly issued, fully paid, nonassessable and free of preemptive rights, and are owned directly or indirectly by Parent, free and clear of any liens, claims or encumbrances, except that such shares are pledged to secure Parent's credit facilities. Except as disclosed in the Parent Disclosure Schedule, there are no subscriptions, options, warrants, rights, puts, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions or arrangements relating to the issuance, sale, voting, transfer, ownership or other rights with respect to any shares of capital stock of any corporate subsidiary of Parent, including any right of conversion or exchange under any outstanding security, instrument or agreement.

         As used in this Agreement, the term "SUBSIDIARY" shall mean, when used with reference to any person or entity, any corporation, partnership, limited liability company, joint venture or other entity of which such person or entity (either acting alone or together with its other subsidiaries) owns, directly or indirectly, 50% or more of the stock or other voting interests, the holders of which are entitled to vote for the election of a majority of the board of directors or any similar governing body of such corporation, partnership, limited liability company, joint venture or other entity.

         SECTION 4.4 AUTHORITY; NON-CONTRAVENTION; APPROVALS.

              (a) Parent and Subsidiary each have full corporate power and authority to enter into this Agreement and, subject to the Parent Stockholders' Approval (as defined in Section 7.3(b)) and the Parent Required Statutory Approvals (as defined in Section 4.4(c)), to consummate the transactions contemplated hereby. This Agreement has been approved by the Boards of Directors of Parent and Subsidiary, and has been approved by a majority of the non-employee members of the Board of Directors of Parent, and no other corporate proceedings on the part of Parent or Subsidiary are necessary to authorize the execution and delivery of this Agreement or, except for the Parent Stockholders' Approval, the consummation by Parent and Subsidiary of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Subsidiary, and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a valid and legally binding agreement of each of Parent and Subsidiary enforceable against each of them in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles.

              (b) The execution and delivery of this Agreement by each of Parent and Subsidiary do not and will not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination, acceleration or amendment under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Parent or any of its subsidiaries under any of the terms, conditions or provisions of (i) the respective certificates of incorporation or by-laws of Parent or any of its subsidiaries, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to Parent or any of its subsidiaries or any of their respective properties or assets or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Parent or any of its subsidiaries is now a party or by which Parent or any of its subsidiaries or any of their respective properties or assets may be bound. The consummation by Parent and Subsidiary of the transactions contemplated hereby will not result in any violation, conflict, breach, default, termination, acceleration or creation of rights or liens under any of the terms, conditions or provisions described in clauses (i) through (iii) of the preceding sentence, subject (x) in the case of the terms, conditions or provisions described in clauses (i) and (ii) above, to obtaining (prior to the Effective Time) the Parent Required Statutory Approvals and the Parent Stockholder's Approval and (y) in the case of the terms, conditions or provisions described in clause (iii) above, to obtaining (prior to the Effective Time) consents required from commercial lenders, lessors or other third parties as specified on the Parent Disclosure Schedule. Excluded from the foregoing sentences of this paragraph (b), insofar as they apply to the terms, conditions or provisions described in clauses (ii) and (iii) of the first sentence of this paragraph (b), are such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges or encumbrances that would not, in the aggregate, have a Parent Material Adverse Effect.

              (c) Except for (i) the filings by Parent required by, and the expiration or termination of any applicable waiting period under, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) the filing of the Joint Proxy Statement/Prospectus (as defined in Section 4.9) with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), and the Securities Act of 1933, as amended (the "SECURITIES ACT"), and the declaration of the effectiveness thereof by the SEC and filings with various state blue sky authorities, (iii) the making of the Merger Filing with the Secretary of State of the State of Delaware in connection with the Merger, and (iv) the filings by Parent required in order for the Parent Stock to be issued in connection with the Merger to be listed on the Nasdaq National Market (the filings and approvals referred to in clauses (i) through (iv) are collectively referred to as the "PARENT REQUIRED STATUTORY Approvals"), no
         declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by Parent or Subsidiary or the consummation by Parent or Subsidiary of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not, in the aggregate, have a Parent Material Adverse Effect.

         SECTION 4.5 REPORTS AND FINANCIAL STATEMENTS. Parent has filed with the SEC all forms, statements, reports and documents (including all post-effective amendments and supplements thereto) required to be filed by it under each of the Securities Act, the Exchange Act and the respective rules and regulations thereunder, all of which, as amended if applicable, complied when filed in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder. Parent has made available to the Company copies (including all exhibits, post-effective amendments and supplements thereto) of its (a) Annual Reports on Form 10-K for the fiscal year ended March 31, 1999 and for the immediately preceding fiscal year, as filed with the SEC,
(b) proxy and information statements relating to (i) all meetings of its stockholders (whether annual or special) and (ii) actions by written consent in lieu of a stockholders' meeting from January 1, 1997, until the date hereof, and
(c) all other reports, including quarterly reports, and registration statements filed by Parent with the SEC since January 1, 1997 (other than registration statements filed on Form S-8) (the documents referred to in clauses (a), (b) and
(c) filed prior to the date hereof are collectively referred to as the "PARENT SEC REPORTS"). The Parent SEC Reports are identified on the Parent Disclosure Schedule. As of their respective filing dates (and, in the case of any registration statement, on the date it was declared effective), the Parent SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim consolidated financial statements of Parent included in the Parent SEC Reports (collectively, the "PARENT FINANCIAL STATEMENTS") have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present, in all material respects, the financial position of Parent and its subsidiaries as of the dates thereof and the results of their operations and their cash flows for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal year-end and audit adjustments and any other adjustments described therein.

         SECTION 4.6 ABSENCE OF UNDISCLOSED LIABILITIES. Except as disclosed in the Parent SEC Reports or as contemplated by this Agreement, neither Parent nor any of its subsidiaries had at September 30, 1999, or has incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except: (a) liabilities, obligations or contingencies
(i) which are accrued or reserved against in the Parent Financial Statements or reflected in the notes thereto or (ii) which were incurred after September 30, 1999, and were incurred in the ordinary course of business and consistent with past practices; (b) liabilities, obligations or contingencies which (i) would not, in the aggregate, have a

Parent Material Adverse Effect, or (ii) have been discharged or paid in full prior to the date hereof; and (c) liabilities and obligations which are of a nature not required to be reflected in the consolidated financial statements of Parent and its subsidiaries prepared in accordance with United States generally accepted accounting principles consistently applied and which were incurred in the ordinary course of business.

         SECTION 4.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the date of the balance sheet included in the most recently filed Parent SEC Report (the "LAST PARENT SEC REPORT") that contains consolidated financial statements of Parent, there has not been any Parent Material Adverse Effect other than changes that affect the industries in which Parent and its subsidiaries operate generally.

         SECTION 4.8 LITIGATION. Except as disclosed in the Last Parent SEC Report, there are no claims, suits, actions or proceedings pending or, to the knowledge of Parent, threatened against Parent or any of its subsidiaries, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seek to restrain or enjoin the consummation of the Merger or which would reasonably be expected, either alone or in the aggregate with all such claims, actions or proceedings, to have a Parent Material Adverse Effect. Except as set forth in the Last Parent SEC Report, neither Parent nor any of its subsidiaries is subject to any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator which prohibits or restricts the consummation of the transactions contemplated hereby or would have any Parent Material Adverse Effect.

         SECTION 4.9 REGISTRATION STATEMENT AND PROXY STATEMENT. None of the information to be supplied by Parent or its subsidiaries or Affiliates for inclusion in (a) the Registration Statement on Form S-4 to be filed under the Securities Act with the SEC by Parent in connection with the Merger for the purpose of registering the shares of Parent Stock to be issued in connection with the Merger (the "REGISTRATION STATEMENT") or (b) the proxy statement to be distributed in connection with the Company's and Parent's meetings of their respective stockholders to vote upon this Agreement and the transactions contemplated hereby (the "PROXY STATEMENT" and, together with the prospectus included in the Registration Statement, the "JOINT PROXY STATEMENT/PROSPECTUS") will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, at any of: (i) the time the Registration Statement (or any amendment or supplement thereto) is declared effective; (ii) the time the Joint Proxy Statement/Prospectus (or any amendment or supplement thereto) is first mailed to the stockholders of Parent and Company; (iii) the time of each of the meetings of the stockholders of Parent and Company to be held in connection with the transactions contemplated by this Agreement; and (iv) the Effective Time. The Joint Proxy Statement/ Prospectus will, as of its mailing date, comply as to form in all material respects with all applicable laws, including the provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by Parent or Subsidiary with respect to information supplied by the Company or the stockholders of the Company for inclusion therein. For purposes of this Agreement, the term "Affiliate" means, when used with respect to a specified person or entity, another person or entity that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the person or entity specified. For the purpose of this definition, "control" means (i) the ownership or control of more than 50% of the equity interest in any person or entity, or (ii) the ability to direct or cause the direction of the management or affairs of a person or entity, whether through the direct or indirect ownership of voting interests, by contract or otherwise.

         SECTION 4.10 NO VIOLATION OF LAW. Except as disclosed in the Last Parent SEC Report, neither Parent nor any of its subsidiaries is in violation of, or has been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance, or judgment (including, without limitation, any applicable environmental law, ordinance or regulation) of any governmental or regulatory body or authority, except for violations which, in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.
Except  as  disclosed  in the Last  Parent  SEC  Report,  as of the date of this
Agreement, to the knowledge of Parent, no investigation or review by any governmental or regulatory body or authority is pending or threatened, nor has any governmental or regulatory body or authority indicated an intention to conduct the same, other than, in each case, those the outcome of which, as far as reasonably can be foreseen, will not have a Parent Material Adverse Effect. Parent and its subsidiaries have all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct their businesses as presently conducted (collectively, the "PARENT PERMITS"), except for permits, licenses, franchises, variances, exemptions, orders, authorizations, consents and approvals the absence of which, alone or in the aggregate, would not have a Parent Material Adverse Effect.
Parent and its subsidiaries are not in violation of the terms of any Parent Permit, except for delays in filing reports or violations which, alone or in the aggregate, would not have a Parent Material Adverse Effect.

         SECTION 4.11 COMPLIANCE WITH AGREEMENTS. Except as disclosed in the Last Parent SEC Report , each of Parent and its subsidiaries is not in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, could result in a default under (a) the respective certificates of incorporation, by-laws or other similar organizational instruments of Parent or any of its subsidiaries or (b) any contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which Parent or any of its subsidiaries is a party or by which any of them is bound or to which any of their properties or assets are subject, other than, in the case of clause (b) of this Section 4.11, breaches, violations and defaults which would not have, in the aggregate, a Parent Material Adverse Effect.

         SECTION 4.12 TAXES.

              (a) Parent and its subsidiaries have (i) duly filed with the appropriate governmental authorities all Tax Returns (as defined in
         Section 4.12(c)) required to be filed by them for all periods ending on or prior to the Effective Time, other than those Tax Returns the failure of which to file would not have a Parent Material Adverse Effect, and such Tax Returns were, as of their respective dates of filing, true, correct and complete in all material respects and (ii) duly paid in full or made adequate provision for the payment of all Taxes (as defined in Section 4.12(b)) for all past and current periods. The liabilities and reserves for Taxes reflected in the Parent balance sheet included in the Last Parent SEC Report are adequate to cover all Taxes for all periods ending at or prior to the date of such balance sheet and there is no liability for Taxes for any period beginning after such date other than Taxes arising in the ordinary course of business. There are no material liens for Taxes upon any property or assets of Parent or any subsidiary thereof, except for liens for Taxes not yet due. There are no unresolved issues of law or fact arising out of a notice of deficiency, proposed deficiency or assessment from the Internal Revenue Service (the "IRS") or any other governmental taxing authority with respect to Taxes of the Parent or any of its subsidiaries which, if decided adversely, singly or in the aggregate, would have a Parent Material Adverse Effect. Except as disclosed on the Parent Disclosure Schedule, neither Parent nor its subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency other than waivers and extensions which are no longer in effect. Neither Parent nor any of its subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes with any entity that is not, directly or indirectly, a corporate subsidiary of Parent other than agreements the consequences of which are fully and adequately reserved for in the Parent Financial Statements. Neither Parent nor any of its corporate subsidiaries has, with regard to any assets or property held, acquired or to be acquired by any of them, filed a consent to the application of Section 341(f) of the Code.

              (b) For purposes of this Agreement, the term "TAXES" shall mean all taxes, including, without limitation, income, gross receipts, excise, property, sales, withholding, social security, occupation, use, service, license, payroll, franchise, transfer and recording taxes, fees and charges, windfall profits, severance, customs, import, export, employment or similar taxes, charges, fees, levies or other assessments imposed by the United States, or any state, local or foreign government or subdivision or agency thereof, whether computed on a separate, consolidated, unitary, combined or any other basis, and such term shall include any interest, fines, penalties or additional amounts and any interest in respect of any additions, fines or penalties attributable or imposed or with respect to any such taxes, charges, fees, levies or other assessments.

              (c) For purposes of this Agreement, the term "TAX RETURN" shall mean any return, report or other document or information required to be supplied to a taxing authority in connection with Taxes.

         SECTION 4.13 EMPLOYEE BENEFIT PLANS; ERISA.

              (a) Except as disclosed in the Parent SEC Reports, at the date hereof, Parent and its subsidiaries do not maintain or contribute to or have any obligation or liability to or with respect to any material employee benefit plans, programs, arrangements or practices (such plans, programs, arrangements or practices of Parent and its subsidiaries being referred to as the "PARENT PLANS"), including employee benefit plans within the meaning set forth in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or other similar material arrangements for the provision of benefits. Neither Parent nor any of its subsidiaries maintains or has any financial or funding liability with respect to any "Multi-employer Plan" within the meaning of Section 3(37) of ERISA or a "Multiple Employer Plan" within the meaning of Section 413(c) of the Code. Neither Parent nor any of its subsidiaries has any obligation to create or contribute to any additional such plan, program, arrangement or practice or to amend any such plan, program, arrangement or practice so as to increase benefits or contributions thereunder, except as required under the terms of the Parent Plans, under existing collective bargaining agreements or to comply with applicable law. Neither Parent nor any of its subsidiaries has any obligation to contribute to any plan subject to Title IV of ERISA.

              (b) Except as disclosed in the Parent SEC Reports,  (i) there have been no prohibited transactions within the meaning of Section 406 or 407 of ERISA or Section 4975 of the Code with respect to any of the Parent Plans that could result in penalties, taxes or liabilities which, singly or in the aggregate, could have a Parent Material Adverse Effect, (ii) each of the Parent Plans has been operated and administered in all material respects in accordance with applicable laws during the period of time covered by the applicable statute of limitations, (iii) each of the Parent Plans which is intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified and such determination has not been modified, revoked or limited by failure to satisfy any condition thereof or by a subsequent amendment thereto or a failure to amend, except that it may be necessary to make additional amendments retroactively to maintain the "qualified" status of such Parent Plans, and the period for making any such necessary retroactive amendments has not expired, (iv) to the best knowledge of Parent and its subsidiaries, there are no material pending, threatened or anticipated claims involving any of the Parent Plans other than claims for benefits in the ordinary course, and (v) no act, omission or transaction (individually or in the aggregate) has occurred with respect to any Parent Plan that has resulted or could result in any material liability (direct or indirect) of Parent or any subsidiary under Sections 409 or 502(c)(i) or (l) of ERISA or Chapter 43 of Subtitle (A) of the Code. Each Parent Plan can be unilaterally terminated by Parent or a subsidiary at any time without material liability, other than for amounts previously reflected in the financial statements (or notes thereto) included in the Parent SEC Reports.

              (c) The Parent SEC Reports contain a true and complete summary or list of or otherwise describe all material employment contracts and other employee benefit arrangements with "change of control" or similar provisions and all severance agreements with executive officers.

     SECTION 4.14 LABOR CONTROVERSIES. Except as disclosed in the Parent SEC Reports, (a) there are no material controversies pending or, to the knowledge of Parent, threatened between Parent or its subsidiaries and any representatives of any of their employees and (b) to the knowledge of Parent, there are no material organizational efforts presently being made involving any of the presently unorganized employees of Parent and its subsidiaries except for such controversies and organizational efforts which, singly or in the aggregate, could not reasonably be expected to have a Parent Material Adverse Effect.

         SECTION 4.15 ENVIRONMENTAL MATTERS.

              (a) Except as disclosed in the Last Parent SEC Report,  (i) Parent and its subsidiaries have conducted their respective businesses in compliance with all applicable Environmental Laws (defined in Section 4.15(b)), including, without limitation, having all permits, licenses and other approvals and authorizations necessary for the operation of their respective businesses as presently conducted, (ii) none of the properties owned by Parent or any of its subsidiaries contain any Hazardous Substance (defined in Section 4.15(c)) as a result of any activity of Parent or any of its subsidiaries in amounts exceeding the levels permitted by applicable Environmental Laws, (iii) neither Parent nor any of its subsidiaries has received any notices, demand letters or requests for information from any Federal, state, local or foreign governmental entity or third party indicating that Parent or any of its subsidiaries may be in violation of, or liable under, any Environmental Law in connection with the ownership or operation of their businesses,
         (iv) there are no civil, criminal or administrative actions, suits, demands, claims, hearings, investigations or proceedings pending or, to the knowledge of Parent, threatened, against Parent or any of its subsidiaries relating to any violation, or alleged violation, of any Environmental Law, (v) no reports have been filed, or are required to be filed, by Parent or any of its subsidiaries concerning the release of any Hazardous Substance or the threatened or actual violation of any Environmental Law, (vi) no Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law from any properties owned by Parent or any of its subsidiaries as a result of any activity of Parent or any of its subsidiaries during the time such properties were owned, leased or operated by Parent or any of its subsidiaries, (vii) no underground storage tanks have been installed, closed or removed from any properties owned by Parent or any of its subsidiaries during, in the case of Parent, the time such properties were owned, leased or operated by Parent and during, in the case of each subsidiary, the time such subsidiary has been owned by Parent, (viii) there is no asbestos or asbestos containing material present in any of the properties owned by Parent and its subsidiaries, and no asbestos has been removed from any of such properties during the time such properties were owned, leased or operated by Parent or any of its subsidiaries, and (ix) neither Parent, its subsidiaries nor any of their respective properties are subject to any liabilities or expenditures (fixed or contingent) relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law, except for violations of the foregoing clauses (i) through (ix) that, singly or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

              (b) As used herein,  "ENVIRONMENTAL LAW" means any Federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, legal doctrine, order, judgment, decree, injunction, requirement or agreement with any governmental entity relating to (x) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or to human health or safety or (y) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as amended and as in effect on the Closing Date. The term "ENVIRONMENTAL LAW" includes, without limitation, (i) the Federal Comprehensive Environmental Response Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal Act and the Federal Toxic Substances Control Act, the Federal
         Insecticide, Fungicide and Rodenticide Act, and the Federal Occupational Safety and Health Act of 1970, each as amended and as in effect on the Closing Date, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of, effects of or exposure to any Hazardous Substance.

              (c) As used herein, "HAZARDOUS SUBSTANCE" means any substance presently or hereafter listed, defined, designated or classified as hazardous, toxic, radioactive, or dangerous, or otherwise regulated, under any Environmental Law. Hazardous Substance includes any substance to which exposure is regulated by any government authority or any
         Environmental Law including, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, or asbestos containing material, urea formaldehyde foam insulation, lead or polychlorinated biphenyls.

         SECTION 4.16 TITLE TO ASSETS. Parent and each of its subsidiaries has good and marketable title in fee simple to all its real property and good title to all its leasehold interests and other owned properties as reflected in the most recent balance sheet included in the Parent Financial Statements, except for such properties and assets that have been disposed of in the ordinary course of business since the date of such balance sheet, free and clear of all mortgages, liens, pledges, charges or encumbrances of any nature whatsoever, except (i) the lien for current taxes, payments of which are not yet delinquent,
(ii) such imperfections in title and easements and encumbrances, if any, as are not substantial in character, amount or extent and do not materially detract from the value or interfere with the present use of the property subject thereto or affected thereby, or otherwise materially impair the Parent's business operations (in the manner presently carried on by the Parent), or (iii) as disclosed in the Last Parent SEC Report, and except for such matters which, singly or in the aggregate, could not reasonably be expected to have a Parent Material Adverse Effect. All leases under which Parent leases any real or personal property are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event which with notice or lapse of time or both would become a default other than failures to be valid and effective and defaults under such leases which in the aggregate will not have a Parent Material Adverse Effect.

         SECTION 4.17 REORGANIZATION. None of the Parent, Subsidiary or, to their knowledge, any of their Affiliates has taken or agreed or intends to take any action or has any knowledge of any fact or circumstance that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

         SECTION 4.18 PARENT STOCKHOLDERS' APPROVAL. The affirmative vote of stockholders of Parent required for approval of (i) the issuance of Parent Stock in connection with the Merger (the "Parent Stock Issuance") is a majority of the total votes cast thereon, in person or by proxy at a meeting of such stockholders, by holders of Parent Stock and Parent Class B Common Stock entitled to vote thereon, voting together as a single class and (ii) the amendment to Parent's Amended and Restated Certificate of Incorporation to increase the authorized Parent Stock to 85,000,000 shares in connection with the Merger (the "Parent Charter Amendment") is a majority of the votes of the outstanding shares of Parent Stock and Parent Class B Common Stock entitled to vote thereon, voting together as a single class.

         SECTION 4.19 BROKERS AND FINDERS. Except for the fees and expenses payable to Goldman, Sachs & Co. and Hambrecht & Quist LLC, which fees are reflected in their respective agreements with Parent (a copy of each of which has been delivered to the Company), Parent has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Parent to pay any investment banking fees, finder's fees, brokerage or agent commissions or other like payments in connection with the transactions contemplated hereby.

         SECTION 4.20 OPINION OF FINANCIAL ADVISOR. The financial advisor of Parent, Goldman, Sachs & Co., has rendered a written opinion, dated December 13, 1999, to the Board of Directors of Parent to the effect that as of December 13, 1999, the Exchange Ratio pursuant to this Agreement is fair from a financial point of view to Parent.

         SECTION 4.21 COMPANY STOCK. Neither Parent nor Subsidiary is, nor at any time during the last three years has it been, an "interested stockholder" of the Company as defined in Section 203 of the DGCL (other than as contemplated by this Agreement). Neither Parent nor Subsidiary owns (directly or indirectly, beneficially or of record) or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of the Company (other than as contemplated by this Agreement).

         SECTION 4.22 SECTION 203. The action of the Board of Directors of Parent in approving this Agreement (and the transactions provided for herein) is sufficient to render inapplicable to this Agreement (and the transactions provided for herein), in light of the Voting Agreement, dated as of the date hereof, among the Company and certain of the stockholders of Parent, the restrictions on "business combinations" (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL.

                                   ARTICLE V

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to Parent and Subsidiary that, except as set forth in the disclosure schedule dated as of the date hereof and signed by an authorized officer of the Company (the "COMPANY DISCLOSURE SCHEDULE"), each of which exceptions shall specifically identify the relevant Section hereof to which it relates:

         SECTION 5.1 ORGANIZATION AND QUALIFICATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. The Company is qualified to do business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing is not reasonably likely to, when taken together with all other such failures, have a Company Material Adverse Effect. For purposes of this Agreement, a "COMPANY MATERIAL ADVERSE EFFECT" is any event, change or effect that (i) is materially adverse to the business, operations, properties, assets, condition (financial or other) or results of operations of the Company and its subsidiaries taken as a whole, other than any event, change or effect resulting from (a) changes in general economic conditions (including United States stock market conditions) or (b) changes in the market price of the Company Common Stock or Parent Stock as reflected on the Nasdaq National Market, or (ii) prevents the Company from consummating the transactions contemplated hereby, including the Merger, prior to the date specified in Section 9.1(a)(i) hereof. True, accurate and complete copies of the Company's Restated Certificate of Incorporation and Amended and Restated Bylaws, in each case as in effect on the date hereof, including all amendments thereto, have heretofore been delivered to Parent.

         SECTION 5.2 CAPITALIZATION.

              (a) The authorized capital stock of the Company consists of 15,000,000 shares of Company Common Stock, 1,000,000 shares of Class A Common Stock, par value $.01 per share ("COMPANY CLASS A COMMON STOCK"), and 750,000 shares of Preferred Stock, par value $.01 per share, of which 80,000 shares have been designated as Series A Junior Participating Preferred Stock ("COMPANY PREFERRED STOCK"). As of the close of business on September 30, 1999, (i) 5,779,720 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Class A Common Stock or Company Preferred Stock were issued and outstanding, (iii) 735,000 shares of Company Common Stock were held in the treasury of the Company, (iv) no shares of Company Class A Common Stock and no shares of Company Preferred Stock were held in the treasury of the Company, (v) 929,904 shares of Company Common Stock were reserved for issuance pursuant to the exercise of outstanding options to purchase Company Common Stock; and (vi) 80,000 shares of Company Preferred Stock were reserved for issuance in connection with the rights (the "RIGHTS") to purchase shares of Company Preferred Stock issued pursuant to the Rights Agreement, dated as of January 16, 1997, as amended (the "RIGHTS AGREEMENT"), between the Company and LaSalle National Bank, as Rights Agent. Between September 30, 1999 and the date of this Agreement, the Company has issued no shares of its capital stock except for 1,117 shares of Company Common Stock issued upon the exercise of options granted pursuant to the Company Option Plans (as defined below). As of the date of this Agreement all outstanding shares of Company Common Stock are, and immediately prior to the Effective Time all outstanding shares of Company Common Stock will be, validly issued, fully paid and nonassessable and free of any preemptive (or similar) right. As used herein, "COMPANY OPTION PLANS" means the following, in each case as amended: the TI Investors Inc. Stock Option Plan, Teltrend Inc. 1995 Stock Option Plan, Teltrend Inc. 1996 Stock Option Plan, and Teltrend Inc. 1997 Non-Employee Director Stock Option Plan.

              (b) Except as disclosed in the Company Disclosure Schedule, and except for the Rights and the Rights Agreement, as of the date hereof there were no outstanding subscriptions, options, puts, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement and also including any rights plan or other anti-takeover agreement, obligating the Company or any subsidiary of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of the Company or any subsidiary of the Company or obligating the Company or any subsidiary of the Company to grant, extend or enter into any such agreement or commitment. There are no voting trusts, proxies or other agreements or understandings to which the Company or any subsidiary of the Company is a party or by which

         Company or any subsidiary of Company is bound with respect to the voting of any shares of capital stock of the Company, although the Company has been advised, as of the date hereof, that all of its directors and executive officers intend to vote in favor of the adoption of this Agreement, and, except as set forth on the Company Disclosure Schedule, there are no registration rights or similar agreements with respect to any shares of capital stock of the Company or any of its subsidiaries.

              (c) Except for the Company Common Stock, options to purchase Company Common Stock granted under the Company Option Plans and the Rights, the Company has outstanding no bonds, debentures, notes or other obligations or securities the holders of which have the right to vote (or are convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of Company on any matter.

         SECTION 5.3 SUBSIDIARIES. Each direct and indirect corporate subsidiary of the Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each subsidiary of the Company is qualified to do business, and is in good standing, in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing will not, when taken together with all such other failures, have a Company Material Adverse Effect. All of the outstanding shares of capital stock of each corporate subsidiary of the Company are validly issued, fully paid, nonassessable and free of preemptive rights and are owned directly or indirectly by the Company free and clear of any liens, claims, encumbrances, security interests, equities, charges and options of any nature whatsoever. There are no subscriptions, options, warrants, rights, puts, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions or arrangements relating to the issuance, sale, voting, transfer, ownership or other rights with respect to any shares of capital stock of any corporate subsidiary of the Company, including any right of conversion or exchange under any outstanding security, instrument or agreement.

         SECTION 5.4 AUTHORITY; NON-CONTRAVENTION; APPROVALS.

              (a) The Company has full corporate power and authority to enter into this Agreement and, subject to the Company Stockholders' Approval (as defined in Section 7.3(a)) and the Company Required Statutory Approvals (as defined in Section 5.4(c)), to consummate the transactions contemplated hereby. The Board of Directors of the Company has at a meeting duly called and held and at which a quorum was present and acting throughout, by the affirmative vote of the majority of the directors of the Company, (i) determined that this Agreement and the Merger are advisable and in the best interests of the Company and its stockholders, (ii) approved this Agreement in accordance with the provisions of the DGCL, and (iii) resolved, in accordance with and subject to the terms of this Agreement, to recommend adoption of this Agreement by the Company's stockholders and directed that this Agreement be submitted for consideration by the Company's stockholders. No other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or, except for the Company Stockholders' Approval, the consummation by the Company of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company, and, assuming the due authorization, execution and delivery hereof by Parent and Subsidiary, constitutes a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms, except that such enforcement may be subject to (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (b) general equitable principles.

              (b) The execution and delivery of this Agreement by the Company do not and will not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination, acceleration or amendment under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of its subsidiaries under any of the terms, conditions or provisions of
         (i) the certificates of incorporation, by-laws or similar organizational documents of the Company or any of its subsidiaries,
         (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to the Company or any of its subsidiaries or any of their respective properties or assets, or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which the Company or any of its subsidiaries is now a party or by which the Company or any of its subsidiaries or any of their respective properties or assets may be bound. The consummation by the Company of the transactions contemplated hereby will not result in any violation, conflict, breach, default, termination, acceleration or creation of liens or rights under any of the terms, conditions or provisions described in clauses (i) through
         (iii) of the preceding sentence, subject (x) in the case of the terms, conditions or provisions described in clauses (i) and (ii) above, to obtaining (prior to the Effective Time) the Company Required Statutory Approvals and the Company Stockholders' Approval and (y) in the case of the terms, conditions or provisions described in clause (iii) above, to obtaining (prior to the Effective Time) consents required from commercial lenders, lessors or other third parties as specified in the Company Disclosure Schedule. Excluded from the foregoing sentences of this paragraph (b), insofar as they apply to the terms, conditions or provisions described in clauses (ii) and (iii) of the first sentence of this paragraph (b), are such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges or encumbrances that would not, in the aggregate, have a Company Material Adverse Effect.

              (c) Except for (i) the filings by the Company required by, and the expiration or termination of any applicable waiting period under, the HSR Act, (ii) the filing of the Joint Proxy Statement/Prospectus with the SEC pursuant to the Exchange Act, and (iii) the making of the Merger Filing with the Secretary of State of the State of Delaware in connection with the Merger (the filings and approvals referred to in clauses (i) through (iii) are collectively referred to as the "COMPANY REQUIRED STATUTORY APPROVALS"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not, in the aggregate, have a Company Material Adverse Effect.

         SECTION 5.5 REPORTS AND FINANCIAL STATEMENTS. The Company has filed with the SEC all material forms, statements, reports and documents (including all post-effective amendments and supplements thereto) required to be filed by it under each of the Securities Act, the Exchange Act and the respective rules and regulations thereunder, all of which, as amended if applicable, complied when filed in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder. The Company has previously delivered to Parent copies (including all exhibits, post-effective amendments and supplements thereto) of its (a) Annual Reports on Form 10-K for the year ended July 31, 1999, and for the immediately preceding fiscal year, as filed with the SEC, (b) proxy and information statements relating to (i) all meetings of its stockholders (whether annual or special) and (ii) actions by written consent in lieu of a stockholders' meeting from January 1, 1997, until the date hereof, and (c) all other reports, including quarterly reports, and registration statements filed by the Company with the SEC since January 1, 1997 (other than registration statements filed on Form S-8) (the documents referred to in clauses (a), (b) and
(c) filed prior to the date hereof are collectively referred to as the "COMPANY SEC REPORTS"). The Company SEC Reports are identified on the Company Disclosure Schedule. As of their respective filing dates (and, in the case of any registration statement, the date on which it was declared effective), the Company SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim consolidated financial statements of the Company included in the Company SEC Reports (collectively, the "COMPANY FINANCIAL STATEMENTS") have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present, in all material respects, the financial position of the Company and its subsidiaries as of the dates thereof and the results of their operations and their cash flows for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal year-end and audit adjustments and any other adjustments described therein.

         SECTION 5.6 ABSENCE OF UNDISCLOSED LIABILITIES. Except as disclosed in the Company SEC Reports or as contemplated by this Agreement, neither the Company nor any of its subsidiaries had at July 31, 1999, or has incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except (a) liabilities, obligations or contingencies (i) which are accrued or reserved against in the Company Financial Statements or reflected in the notes thereto or (ii) which were incurred after July 31, 1999, and were incurred in the ordinary course of business and consistent with past practices, (b) liabilities, obligations or contingencies which (i) would not, in the aggregate, have a Company Material Adverse Effect or
(ii) have been discharged or paid in full prior to the date hereof, and (c) liabilities and obligations which are of a nature not required to be reflected in the consolidated financial statements of the Company and its subsidiaries prepared in accordance with United States generally accepted accounting principles consistently applied and which were incurred in the ordinary course of business.

         SECTION 5.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the date of the balance sheet included in the most recently filed Company SEC Report (the "LAST COMPANY SEC REPORT") that contains consolidated financial statements of the Company, there has not been any Company Material Adverse Effect, other than changes that affect the industries in which the Company and its subsidiaries operate generally.

         SECTION 5.8 LITIGATION. Except as disclosed in the Last Company SEC Report or the Company Disclosure Schedule, there are no claims, suits, actions or proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator, that seek to restrain the consummation of the Merger or which would reasonably be expected, either alone or in the aggregate with all such claims, actions or proceedings, to have a Company Material Adverse Effect. Except as set forth in the Last Company SEC Report, neither the Company nor any of its subsidiaries is subject to any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator, which prohibits or restricts the consummation of the transactions contemplated hereby or would have any Company Material Adverse Effect.

         SECTION 5.9 REGISTRATION STATEMENT AND PROXY STATEMENT. None of the information to be supplied by the Company or its subsidiaries or Affiliates for inclusion in (a) the Registration Statement or (b) the Proxy Statement will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, at any of: (i) the time the Registration Statement (or any amendment or supplement thereto) is declared effective; (ii) the time the Joint Proxy Statement/Prospectus (or any amendment or supplement thereto) is first mailed to the stockholders of Parent and Company; (iii) the time of each of the meetings of the stockholders of Parent and Company to be held in connection with the transactions contemplated by this Agreement; and (iv) the Effective Time. The Joint Proxy Statement/Prospectus, as it relates to the meeting of the Company's stockholders to be held in connection with the transactions contemplated hereby, will comply, as of its mailing date, as to form in all material respects with all applicable laws, including the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by the Company with respect to information supplied by Parent, Subsidiary or any stockholder or Affiliate of Parent for inclusion therein.

         SECTION 5.10 NO VIOLATION OF LAW. Except as disclosed in the Last Company SEC Report, neither the Company nor any of its subsidiaries is in violation of, or has been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable environmental law, ordinance or regulation) of any governmental or regulatory body or authority, except for violations which, in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect. Except as disclosed in the Last Company SEC Report, as of the date of this Agreement, to the knowledge of the Company, no investigation or review by any governmental or regulatory body or authority is pending or threatened, nor has any governmental or regulatory body or authority indicated an intention to conduct the same, other than, in each case, those the outcome of which, as far as reasonably can be foreseen, will not have a Company Material Adverse Effect. The Company and its subsidiaries have all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct their businesses as presently conducted (collectively, the "COMPANY PERMITS"), except for permits, licenses, franchises, variances, exemptions, orders, authorizations, consents and approvals the absence of which, alone or in the aggregate, would not have a Company Material Adverse Effect. The Company and its subsidiaries are not in violation of the terms of any Company Permit, except for delays in filing reports or violations which, alone or in the aggregate, would not have a Company Material Adverse Effect.

         SECTION 5.11 COMPLIANCE WITH AGREEMENTS. Except as disclosed in the Last Company SEC Report, each of the Company and its subsidiaries is not in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, could result in a default under, (a) the respective certificates of incorporation, by-laws or similar organizational instruments of the Company or any of its subsidiaries or (b) any contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which the Company or any of its subsidiaries is a party or by which any of them is bound or to which any of their properties or assets are subject, other than, in the case of clause (b) of this Section 5.11, breaches, violations and defaults which would not have, in the aggregate, a Company Material Adverse Effect.

         SECTION 5.12 TAXES. The Company and its subsidiaries have as of the date hereof and will have as of the Effective Time (i) duly filed with the appropriate governmental authorities all Tax Returns required to be filed by them for all periods ending on or prior to the Effective Time, other than those Tax Returns the failure of which to file would not have a Company Material Adverse Effect, and such Tax Returns were, as of their respective filing dates, true, correct and complete in all material respects, and (ii) duly paid in full or made adequate provision for the payment of all Taxes for all past and current periods. The liabilities and reserves for Taxes reflected in the Company balance sheet included in the Last Company SEC Report are adequate to cover all Taxes for all periods ending at or prior to the date of such balance sheet and there is no liability for Taxes for any period beginning after such date other than Taxes arising in the ordinary course of business. There are no material liens for Taxes upon any property or asset of the Company or any subsidiary thereof, except for liens for Taxes not yet due. There are no unresolved issues of law or fact arising out of a notice of deficiency, proposed deficiency or assessment from the IRS or any other governmental taxing authority with respect to Taxes of the Company or any of its subsidiaries which, if decided adversely, singly or in the aggregate, would have a Company Material Adverse Effect. Except as set forth in the Company Disclosure Schedule, neither the Company nor its subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency other than waivers and extensions which are no longer in effect. Except as set forth in the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes with any entity that is not, directly or indirectly, a wholly-owned corporate subsidiary of Company other than agreements the consequences of which are fully and adequately reserved for in the Company Financial Statements. Neither the Company nor any of its corporate subsidiaries has, with regard to any assets or property held, acquired or to be acquired by any of them, filed a consent to the application of
Section 341(f) of the Code.

         SECTION 5.13 EMPLOYEE BENEFIT PLANS; ERISA.

              (a) Except as disclosed  in the Company SEC  Reports,  at the date hereof, the Company and its subsidiaries do not maintain or contribute to or have any obligation or liability to or with respect to any material employee benefit plans, programs, arrangements or practices (such plans, programs, arrangements or practices of the Company and its subsidiaries being referred to as the "COMPANY PLANS"), including employee benefit plans within the meaning set forth in Section 3(3) of ERISA, or other similar material arrangements for the provision of benefits. Neither the Company nor any of its subsidiaries maintains or has any financial or funding liability with respect to any "Multi-employer Plan" within the meaning of Section 3(37) of ERISA or "Multiple Employer Plan" within the meaning of Section 413(c) of the Code. Neither the Company nor any of its subsidiaries has any obligation to create or contribute to any additional such plan, program, arrangement or practice or to amend any such plan, program, arrangement or practice so as to increase benefits or contributions thereunder, except as required under the terms of the Company Plans, under existing collective bargaining agreements or to comply with applicable law. Neither the Company nor any of its subsidiaries has any obligation to contribute to any plan subject to Title IV of ERISA.

              (b) Except as disclosed in the Company SEC Reports, (i) there have been no prohibited transactions within the meaning of Section 406 or 407 of ERISA or Section 4975 of the Code with respect to any of the Company Plans that could result in penalties, taxes or liabilities which, singly or in the aggregate, could have a Company Material Adverse Effect, (ii) each of the Company Plans has been operated and administered in all material respects in accordance with applicable laws during the period of time covered by the applicable statute of limitations, (iii) each of the Company Plans which is intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified and such determination has not been modified, revoked or limited by failure to satisfy any condition thereof or by a subsequent amendment thereto or a failure to amend, except that it may be necessary to make additional amendments retroactively to maintain the "qualified" status of such Company Plans, and the period for making any such necessary retroactive amendments has not expired, (iv) to the best knowledge of the Company and its subsidiaries, there are no material pending, threatened or anticipated claims involving any of the Company Plans other than claims for benefits in the ordinary course, and (v) no act, omission or transaction (individually or in the aggregate) has occurred with respect to any Company Plan that has resulted or could result in any material liability (direct or indirect) of the Company or any subsidiary under Sections 409 or 502(c)(i) or (l) of ERISA or Chapter 43 of Subtitle (A) of the Code. Except as set forth in the Company Disclosure Schedule, each Company

         Plan can be unilaterally terminated by the Company or a subsidiary at any time without material liability, other than for amounts previously reflected in the financial statements (or notes thereto) included in the Company SEC Reports.

              (c) The Company SEC Reports, together with the Company Disclosure Schedule, contain a true and complete summary or list of or otherwise describe all material employment contracts and other employee benefit arrangements with "change of control" or similar provisions and all severance agreements with executive officers.

              (d) There are no agreements which will or may provide payments to any officer, employee, stockholder, or highly compensated individual which will be "parachute payments" under Code Section 280G that are nondeductible to the Company or subject to tax under Code Section 4999 for which the Company or any ERISA Affiliate would have withholding liability.

         SECTION 5.14 LABOR CONTROVERSIES. Except as disclosed in the Company SEC Reports, (a) there are no material controversies pending or, to the knowledge of the Company, threatened between the Company or its subsidiaries and any representatives of any of their employees and (b) to the knowledge of the Company, there are no material organizational efforts presently being made involving any of the presently unorganized employees of the Company or its subsidiaries, except for such controversies and organizational efforts, which, singly or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect.

         SECTION 5.15 ENVIRONMENTAL MATTER. Except as disclosed in the Last Company SEC Report or on the Company Disclosure Schedule, (i) the Company and its subsidiaries have conducted their respective businesses in compliance with all applicable Environmental Laws, including, without limitation, having all permits, licenses and other approvals and authorizations necessary for the operation of their respective businesses as presently conducted, (ii) none of the properties owned by the Company or any of its subsidiaries contain any Hazardous Substance as a result of any activity of the Company or any of its subsidiaries in amounts exceeding the levels permitted by applicable Environmental Laws, (iii) neither the Company nor any of its subsidiaries has received any notices, demand letters or requests for information from any Federal, state, local or foreign governmental entity or third party indicating that the Company or any of its subsidiaries may be in violation of, or liable under, any Environmental Law in connection with the ownership or operation of their businesses, (iv) there are no civil, criminal or administrative actions, suits, demands, claims, hearings, investigations or proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries relating to any violation, or alleged violation, of any Environmental Law, (v) no reports have been filed, or are required to be filed, by the Company or any of its subsidiaries concerning the release of any Hazardous Substance or the threatened or actual violation of any Environmental Law, (vi) no Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law from any properties owned by the Company or any of its subsidiaries as a result of any activity of the Company or any of its subsidiaries during the time such properties were owned, leased or operated by the Company or any of its subsidiaries, (vii) no underground storage tanks have been installed, closed or removed from any properties owned by the Company or any of its subsidiaries during, in the case of the Company, the time such properties were owned, leased or operated by the Company and during, in the case of each subsidiary, the time such subsidiary has been owned by the Company, (viii) there is no asbestos or asbestos containing material present in any of the properties owned by the Company and its subsidiaries, and no asbestos has been removed from any of such properties during the time such properties were owned, leased or operated by the Company or any of its subsidiaries, and (ix) neither the Company, its subsidiaries nor any of their respective properties are subject to any material liabilities or expenditures (fixed or contingent) relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law, except for violations of the foregoing clauses (i) through (ix) that, singly or in the aggregate, either (A) would not reasonably be expected to have a Company Material Adverse Effect or (B) would not otherwise cause the Company to incur or otherwise become responsible for liabilities or expenditures in excess of $4.0 million.

         SECTION 5.16 TITLE TO ASSETS. The Company and each of its subsidiaries has good and marketable title in fee simple to all its real property and good title to all its leasehold interests and other owned properties, as reflected in the most recent balance sheet included in the Company Financial Statements, except for properties and assets that have been disposed of in the ordinary course of business since the date of such balance sheet, free and clear of all mortgages, liens, pledges, charges or encumbrances of any nature whatsoever, except (i) the lien for current taxes, payments of which are not yet delinquent,
(ii) such imperfections in title and easements and encumbrances, if any, as are not substantial in character, amount or extent and do not materially detract from the value, or interfere with the present use of the property subject thereto or affected thereby, or otherwise materially impair the Company's business operations (in the manner presently carried on by the Company) or (iii) as disclosed in the Last Company SEC Report, and except for such matters which, singly or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect. All leases under which the Company or any of its subsidiaries leases any real or personal property are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event which with notice or lapse of time or both would become a default, other than failures to be valid and effective and defaults under such leases which in the aggregate will not have a Company Material Adverse Effect.

         SECTION 5.17 REORGANIZATION. Neither the Company nor, to the knowledge of the Company, any of its Affiliates has taken or agreed or intends to take any action or has any knowledge of any fact or circumstance that would prevent the Merger from constituting a reorganization qualifying under the provisions of
Section 368(a) of the Code.

         SECTION 5.18 COMPANY STOCKHOLDERS' APPROVAL. The affirmative vote of stockholders of the Company required for adoption of this Agreement is a majority of the outstanding shares of Company Common Stock entitled to vote thereon.

         SECTION 5.19 BROKERS AND FINDERS. Except for the fees and expenses payable to Soundview Technology Group, which fees are reflected in its agreement with the Company (a copy of which has been delivered to Parent), the Company has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of the Company to pay any investment banking fees, finder's fees, brokerage or agent commissions or other like payments in connection with the transactions contemplated hereby.

         SECTION 5.20 OPINION OF FINANCIAL ADVISOR. The financial advisor of the Company, Soundview Technology Group, has rendered a written opinion to the Board of Directors of the Company, dated December 13, 1999, to the effect that the Exchange Ratio pursuant to this Agreement is fair from a financial point of view to the stockholders of the Company.

         SECTION 5.21 SECTION 203. Assuming the accuracy of the representation and warranty set forth in Section 4.21, the action of the Board of Directors of the Company in approving this Agreement (and the transactions provided for herein) is sufficient to render inapplicable to this Agreement (and the transactions provided for herein) the restrictions on "business combinations" (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL.

         SECTION 5.22 RIGHTS AGREEMENT. The Company has amended the Rights Agreement to ensure that (a) none of a "Flip-In Event," a "Distribution Date" or a "Stock Acquisition Date" (in each case as defined in the Rights Agreement) will occur, and none of Parent, Subsidiary or any of their "Affiliates" or "Associates" will be deemed to be an "Acquiring Person" (in each case as defined in the Rights Agreement), by reason of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby and (b) the Rights will expire immediately prior to the Effective Time.

         SECTION 5.23 NO RECENT NEGOTIATIONS WITH AFFILIATES. None of the Company, any of its subsidiaries, or any of its directors or officers has, and, to the knowledge of the Company, no other employee of, or any attorney, accountant, investment banker, financial advisor or other agent retained by, the Company or any of its subsidiaries has, initiated, solicited, negotiated, knowingly encouraged or provided non-public or confidential information to facilitate any proposal or offer with respect to an Acquisition Transaction (as defined in Section 6.3) with or to any "affiliate" of the Company or any group of which, to the Company's knowledge, any "affiliate" of the Company is a member within the twelve months prior to the date hereof. As used in this Section 5.23,
(i) "affiliate" has the meaning assigned to it in Section 7.4 and (ii) "group" has the meaning set forth in Section 13(d) of the Exchange Act and the rules and regulations thereunder.

                                   ARTICLE VI

                     CONDUCT OF BUSINESS PENDING THE MERGER

         SECTION 6.1 CONDUCT OF BUSINESS BY THE COMPANY PENDING THE MERGER. Except as otherwise contemplated by this Agreement or disclosed in Section 6.1 of the Company Disclosure Schedule, after the date hereof and prior to the Closing Date or earlier termination of this Agreement, unless Parent shall otherwise agree in writing, the Company shall, and shall cause its subsidiaries to:

              (a) use their respective best efforts to conduct their respective businesses in the ordinary and usual course of business and consistent with past practice;

              (b) not (i) amend or propose to amend their respective certificates of incorporation, by-laws or other similar governing documents, (ii) split, combine or reclassify their outstanding capital stock or (iii) declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise, except for the payment of dividends or distributions by a wholly-owned subsidiary of the Company;

              (c) not issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of, their capital stock of any class or any debt or equity securities convertible into or exchangeable for such capital stock, except that the Company may issue
         (i) shares upon conversion of convertible securities and exercise of options and warrants outstanding on the date hereof (or granted hereafter in accordance with the terms of this Agreement) in accordance with their terms or pursuant to the Rights Agreement and (ii) options to purchase up to 25,000 shares of Company Common Stock to employees who are hired by the Company after the date hereof and prior to the Closing Date, provided, however, that all options referenced in this clause (ii) shall be issued under the Company Option Plans and the vesting of all such options shall not be accelerated or otherwise modified as a result of the transactions contemplated hereby;

              (d) not (i) incur or become contingently liable with respect to any indebtedness for borrowed money other than (A) borrowings in the ordinary course of business or (B) borrowings to refinance existing indebtedness on terms which are reasonably acceptable to Parent, (ii) redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock or any options, warrants or rights to acquire any of its capital stock or any security convertible into or exchangeable for its capital stock, (iii) take or fail to take any action which action or failure to take action would cause the Company or its stockholders (except to the extent that any stockholders receive cash in lieu of fractional shares and except to the extent of stockholders in special circumstances) to recognize gain or loss for federal income tax purposes as a result of the consummation of the Merger or would otherwise cause the Merger not to qualify as a reorganization under Section 368 of the Code, (iv) make any acquisition of any assets or businesses other than expenditures for current assets in the ordinary course of business and expenditures for fixed or capital assets in the ordinary course of business and consistent with the Company's capital budget disclosed in Section 6.1 of the Company Disclosure Schedule, (v) sell, pledge, dispose of or encumber any material assets or businesses other than sales in the ordinary course of business, (vi) except as otherwise permitted pursuant to the provisions hereof, take any action which would be reasonably likely to prevent the Company from (A) obtaining any Company Statutory Approvals,
         (B) performing its covenants and agreements  under this  Agreement,  or
         (C) consummating the transactions contemplated hereby, or (vii) enter into any binding contract, agreement, commitment or arrangement with respect to any of the foregoing;

              (e) use all reasonable efforts to preserve intact their respective business organizations and goodwill, keep available the services of their respective present officers and key employees, and preserve the goodwill and business relationships with customers and others having business relationships with them and not engage in any action, directly or indirectly, with the intent to adversely impact the transactions contemplated by this Agreement;

              (f) not enter into or amend in any material respect any employment, severance, special pay arrangement with respect to termination of employment or other similar arrangements or agreements with any directors, officers or key employees, except in the ordinary course and consistent with past practice (it being expressly understood that the interpretation and administration of any such arrangement by a duly authorized administrator or administrative body consistent with the terms thereof shall not constitute a breach hereof); provided, however, that the Company and its subsidiaries shall in no event enter into any written employment agreement, except for employment agreements entered into with new employees of Theta Limited and then only so long as (i) such employment agreements are entered into in the ordinary course of business and consistent with past practices, (ii) such employment agreements contain terms and provisions comparable to those applicable to current employees of Theta Limited in comparable positions, and (iii) if the employees with whom Theta Limited intends to enter written agreements will hold positions at or above the Product Marketing Manager level, then such new employees may only fill positions which are vacated or up to three additional newly created positions;

              (g) not adopt, enter into or amend in any material respect any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, health care, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any employee or retiree, except as required to comply with changes in applicable law (it being expressly understood that the interpretation and administration of any such plan or arrangement by a duly authorized administrator or administrative body consistent with the terms thereof shall not constitute a breach hereof), provided, however, that the Company may make such amendments to certain of its outstanding option agreements as required by Section 7.12;

              (h) use commercially reasonable efforts to maintain with financially responsible insurance companies insurance on its tangible assets and its businesses in such amounts and against such risks and losses as are consistent with past practice; and

              (i) not implement any change in accounting principles, practices or methods, other than as may be required by United States generally accepted accounting principles, the Financial Accounting Standards Board, the SEC or any other government authority or oversight agency; and

              (j) not make, change or revoke any material Tax election or make any material agreement or settlement regarding Taxes with any taxing authority.

         SECTION 6.2 CONDUCT OF BUSINESS BY PARENT AND SUBSIDIARY PENDING THE MERGER. Except as otherwise contemplated by this Agreement, after the date hereof and prior to the Closing Date or earlier termination of this Agreement, unless the Company shall otherwise agree in writing, Parent shall, and shall cause its subsidiaries to:

              (a) use their respective best efforts to conduct their respective businesses in the ordinary and usual course of business and consistent with past practice;

              (b) not (i) amend or propose to amend their respective certificates of incorporation (except for the amendment by Parent of its Amended and Restated Certificate of Incorporation to increase the number of authorized shares of Parent Stock as contemplated by the Parent Charter Amendment), by-laws or similar organizational documents,
         (ii) split, combine or reclassify (whether by stock dividend or otherwise) their outstanding capital stock, or (iii) declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise, except for the payment of dividends or distributions by a wholly-owned subsidiary of Parent;

              (c) not issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of, their capital stock of any class or any debt or equity securities convertible into or exchangeable for such capital stock, except that (i) Parent may issue shares upon conversion of convertible securities and exercise of options outstanding on the date hereof in accordance with their terms,
         (ii) Parent may issue options to purchase Parent Stock (and shares upon exercise of such options) pursuant to its employee stock option plans in effect on the date hereof in the ordinary course of business, consistent with past practices and in an aggregate amount not to exceed 2,000,000 shares of Parent Stock subject thereto, (iii) Parent may issue shares in accordance with the terms of its Employee Stock Purchase Plan in effect as of the date hereof, and (iv) Conference Plus, Inc., a subsidiary of Parent, may issue options to purchase shares of its common stock (the "CPI COMMON STOCK") (and shares of CPI Common Stock upon exercise of such options in accordance with their terms) in the ordinary course of business, consistent with past practices, and in an aggregate amount not to exceed 5,000 shares of CPI Common Stock.

              (d) not (i) incur or become  contingently  liable with  respect to any indebtedness for borrowed money other than (A) borrowings in the ordinary course of business or (B) borrowings to refinance existing indebtedness on terms which are reasonably acceptable to the Company,
         (ii) redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock or any options, warrants or rights to acquire any of its capital stock or any security convertible into or exchangeable for its capital stock, (iii) take or fail to take any action which action or failure to take action would cause Parent or its stockholders or Company's stockholders (except to the extent that any Company stockholders receive cash in lieu of fractional shares) to recognize gain or loss for federal income tax purposes as a result of the consummation of the Merger or would otherwise cause the Merger not to qualify as a reorganization under Section 368 of the Code, (iv) sell, pledge, dispose of or encumber any material assets or businesses other than sales in the ordinary course of business, (v) make any acquisition of any assets or businesses other than expenditures for current assets in the ordinary course of business and expenditures for fixed or capital assets in the ordinary course of business, (vi) except as otherwise permitted pursuant to the provisions hereof, take any action which would be reasonably likely to prevent Parent or Subsidiary from (A) obtaining the Parent Statutory Approvals, (B) performing its covenants and agreements under this Agreement, or (C) consummating the transactions contemplated hereby, or (vii) enter into any binding contract, agreement, commitment or arrangement with respect to any of the foregoing;

              (e) use all reasonable efforts to preserve intact their respective business organizations and goodwill, keep available the services of their respective present officers and key employees, and preserve the goodwill and business relationships with customers and others having business relationships with them and not engage in any action, directly or indirectly, with the intent to adversely impact the transactions contemplated by this Agreement;

              (f) not implement any change in accounting principles, practices or methods, other than as may be required by United States generally accepted accounting principles, the Financial Accounting Standards Board, the SEC or any other governmental authority or oversight agency; and

              (g) use commercially reasonable efforts to maintain with financially responsible insurance companies insurance on its tangible assets and its businesses in such amounts and against such risks and losses as are consistent with past practice.

         SECTION 6.3 ACQUISITION TRANSACTIONS.

              (a) After the date hereof and prior to the Effective Time or earlier termination of this Agreement, the Company shall not, and shall not permit any of its subsidiaries to, initiate, solicit, negotiate, knowingly encourage or provide confidential information to facilitate, and the Company shall, and shall cause each of its subsidiaries to, cause any officer, director or employee of, or any attorney, accountant, investment banker, financial advisor or other agent retained by it, not to initiate, solicit, negotiate, knowingly encourage or provide non-public or confidential information to facilitate, any proposal or offer to acquire all or any substantial part of the business and properties of the Company or any capital stock of the Company, whether by merger, purchase of assets, tender offer or otherwise, whether for cash, securities or any other consideration or combination thereof (any such transaction (other than the Merger) being referred to herein as an "ACQUISITION TRANSACTION").

              (b) Notwithstanding the provisions of paragraph (a) above, the Company may, in response to an unsolicited written proposal or indication of interest with respect to a potential or proposed Acquisition Transaction ("ACQUISITION PROPOSAL"), furnish (subject to the execution of a confidentiality agreement and standstill agreement containing provisions not more favorable than the confidentiality and standstill provisions of the Confidentiality Agreements, as defined in
         Section 10.4) confidential or non-public information to a financially capable corporation, partnership, person or other entity or group (a "POTENTIAL ACQUIRER") and negotiate with such Potential Acquirer if the Board of Directors of the Company in good faith, after consultation with its outside legal counsel, determines that the failure to provide such confidential or non-public information to or negotiate with such Potential Acquirer would constitute a breach of its fiduciary duty to the Company's stockholders. It is understood and agreed that negotiations conducted in accordance with this paragraph (b) shall not constitute a violation of paragraph (a) of this Section 6.3. The Company and its subsidiaries have ceased, and have directed all of their respective officers, directors, employees, financial advisors and other agents or representatives to cease, all activities, discussions or negotiations, if any, with any persons or entities conducted heretofore with respect to any Acquisition Proposals.

              (c) The Company shall notify Parent as soon as  practicable  after
         (i) the Company has received any Acquisition Proposal, (ii) the Company's Board of Directors or its chief executive officer or chief financial officer has actual knowledge that any person or entity intends to make an Acquisition Proposal, or (iii) the Company has received any request for nonpublic information relating to the Company or its subsidiaries in connection with an Acquisition Proposal or for access to the properties, books or records of the Company or any subsidiary by any person or entity that informs the Board of Directors of the Company or such subsidiary that it is considering making, or has made, an Acquisition Proposal. Such notice to Parent shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact. The Company will keep Parent fully informed of the status and details of any such Acquisition Proposal or request.

                                  ARTICLE VII

                              ADDITIONAL AGREEMENTS

         SECTION 7.1 ACCESS TO INFORMATION.

              (a) The Company and its subsidiaries shall afford to Parent and Subsidiary and their respective accountants, counsel, financial advisors and other representatives (the "PARENT REPRESENTATIVES") and Parent and its subsidiaries shall afford to the Company and its accountants, counsel, financial advisors and other representatives (the "COMPANY REPRESENTATIVES") access at reasonably scheduled times throughout the period prior to the Effective Time to all of their respective properties, books, contracts, commitments and records (including, but not limited to, Tax Returns) and, during such period, shall furnish promptly to one another (i) a copy of each report, schedule and other document filed or received by any of them pursuant to the requirements of federal or state securities laws or filed by any of them with the SEC throughout the period prior to the Effective Time,
         (ii) a copy of each notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement, and (iii) such other information concerning their respective businesses, properties and personnel as Parent or Subsidiary or the Company, as the case may be, shall reasonably request; provided, however, that (A) no investigation pursuant to this Section 7.1 shall amend or modify any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the Merger and (B) no access or disclosure shall be required to be provided if such access or disclosure would impair any attorney-client privilege of the disclosing party or would violate any applicable law or regulation. Parent and its subsidiaries shall hold and shall use their reasonable best efforts to cause the Parent Representatives to hold, and the Company and its subsidiaries shall hold and shall use their reasonable best efforts to cause the Company Representatives to hold, in strict confidence all non-public documents and information furnished to Parent and Subsidiary or to the Company, as the case may be, in connection with the transactions contemplated by this Agreement in accordance with the provisions of the Confidentiality Agreements, except that (i) Parent, Subsidiary and the Company may disclose such information as may be necessary in connection with seeking the Parent Required Statutory Approvals and Parent

         Stockholders' Approval, the Company Required Statutory Approvals and the Company Stockholders' Approval and (ii) each of Parent, Subsidiary and the Company may disclose any information that it is required by law or judicial or administrative order to disclose.

              (b) In the event that this Agreement is terminated in accordance with its terms, each party shall promptly redeliver to the other all non-public written material provided pursuant to this Section 7.1 and shall not retain any copies, extracts or other reproductions in whole or in part of such written material. In such event, all documents, memoranda, notes and other writings prepared by Parent or the Company based on the information in such material shall be destroyed (and Parent and the Company shall use their respective reasonable best efforts to cause their respective advisors and representatives to similarly destroy their documents, memoranda and notes), and such destruction (and reasonable best efforts) shall be certified in writing by an authorized officer supervising such destruction.

              (c) The Company shall promptly advise Parent and Parent shall promptly advise the Company in writing of any change or the occurrence of any event after the date of this Agreement having, or which, insofar as can reasonably be foreseen, in the future may have, any Parent Material Adverse Effect or Company Material Adverse Effect, as the case may be, taken as a whole.

         SECTION 7.2 REGISTRATION STATEMENT AND PROXY STATEMENT.

              (a) Parent and the Company shall file with the SEC as soon as is reasonably practicable after the date hereof the Joint Proxy Statement/ Prospectus and shall use all reasonable efforts to have the Registration Statement declared effective by the SEC as promptly as practicable. Parent shall also take any action required to be taken under applicable state blue sky or securities laws in connection with the issuance of Parent Stock pursuant hereto. Parent and the Company shall promptly furnish to each other all information, and take such other actions, as may reasonably be requested in connection with any action by any of them in connection with the preceding sentence. The information provided and to be provided by Parent and the Company, respectively, for use in the Joint Proxy Statement/Prospectus shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

              (b) Each of the parties agree that the financial information (including pro forma financial data and information) supplied or to be supplied by it or its representatives for inclusion or incorporation by reference in the Registration Statement or the Joint Proxy Statement/Prospectus shall comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, shall be prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited financial information, as permitted by the rules of the SEC) and shall fairly present (subject, in the case of unaudited financial information, to normal, recurring audit adjustments) the financial information reflected therein as of the dates thereof or for the periods then ended.

              (c) Prior to the date of approval of the Parent Stock Issuance and
         Parent Charter Amendment by Parent's stockholders and adoption of this Agreement by the Company's stockholders, each of the Company, Parent and Subsidiary shall correct promptly any information provided by it to be used specifically in the Joint Proxy Statement/Prospectus and Registration Statement that shall have become false or misleading in any material respect and shall take all steps necessary to file with the SEC and have declared effective or cleared by the SEC any amendment or supplement to the Joint Proxy Statement/Prospectus or the Registration Statement so as to correct the same and to cause the Joint Proxy Statement/Prospectus as so corrected to be disseminated to the stockholders of the Company and Parent, in each case to the extent required by applicable law.

              (d) None of the Joint Proxy Statement/Prospectus or the Registration Statement shall be filed or distributed, and, prior to the termination of this Agreement, no amendment or supplement to the Joint Proxy Statement/Prospectus or the Registration Statement shall be filed or distributed, by or on behalf of Parent or Company, without consultation with the other party and its counsel or without providing the other party the reasonable opportunity to review and comment thereon.

              (e) Notwithstanding the foregoing, the Company shall not be required to take any action pursuant to this Section 7.2 if, at the time, the Company is not obligated to make the recommendation to its stockholders contemplated by Section 7.3(a) hereof pursuant to the terms of such Section 7.3(a).

         SECTION 7.3 STOCKHOLDERS' APPROVALS.

              (a) The Company shall, as promptly as practicable, submit this Agreement for adoption by its stockholders at a meeting of stockholders and, subject to the final sentence of this Section 7.3(a), shall use its reasonable best efforts to obtain stockholder adoption (the "COMPANY STOCKHOLDERS' APPROVAL") of this Agreement. Such meeting of stockholders shall be held as soon as practicable following the date upon which the Registration Statement becomes effective. Except as may be required, in response to any unsolicited bona fide written Acquisition Proposal, in order to comply with the fiduciary duties of the Board of Directors under the DGCL as determined by the Board of Directors in good faith, after consultation with the Company's outside legal counsel, the Company's Board of Directors shall recommend to the Company's stockholders adoption of this Agreement.

              (b) Parent shall, as promptly as practicable, submit the Parent Stock Issuance and Parent Charter Amendment for the approval of its stockholders at a meeting of stockholders and, subject to the third to last sentence of this Section 7.3(b), shall use its reasonable best efforts to obtain stockholder approval (the "PARENT STOCKHOLDERS' APPROVAL") of the Parent Stock Issuance and Parent Charter Amendment. Such meeting of stockholders shall be held as soon as practicable following the date on which the Registration Statement becomes effective. Except as may be required, in response to any bona fide "Parent Acquisition Proposal", in order to comply with the fiduciary duties of Parent's Board of Directors under the DGCL as determined by Parent's Board of Directors in good faith, after consultation with
         Parent's outside legal counsel, Parent's Board of Directors shall recommend to its stockholders approval of the Parent Stock Issuance and Parent Charter Amendment. As soon as practicable after the date hereof, Parent shall authorize and cause an officer of Parent to vote Parent's shares of Subsidiary Common Stock for adoption of this Agreement and shall take all additional actions as the sole stockholder of Subsidiary necessary to adopt this Agreement. As used herein, a "PARENT ACQUISITION PROPOSAL" shall mean a proposal or offer to acquire all or any substantial part of the business and properties of Parent or any capital stock of Parent, whether by merger, purchase of assets, tender offer or otherwise, whether for cash, securities or any other consideration or combination thereof .

              (c) Subject to Sections 7.3(a) and (b), each of Parent and the Company shall use its reasonable best efforts to schedule and hold their respective stockholders' meetings so that the stockholders' meetings occur on the same day, and otherwise so as not to delay the transactions contemplated hereby.

         SECTION 7.4 COMPLIANCE WITH THE SECURITIES ACT AND EXCHANGE ACT.

              (a) The Company shall cause each of its principal executive officers and directors, and will use its reasonable best efforts to cause the other persons who are "affiliates" (as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act) of the Company (collectively, the "145 AFFILIATES"), to deliver to Parent on or prior to the Effective Time a written agreement in form and substance reasonably satisfactory to Parent and the Company (an "AFFILIATE AGREEMENT") to the effect that such person will not offer to sell, sell or otherwise dispose of any shares of Parent Stock issued in connection with the Merger, except, in each case, pursuant to an effective registration statement or in compliance with Rule 145, as amended from time to time, or in a transaction which, in the opinion of legal counsel reasonably satisfactory to Parent, is exempt from the registration requirements of the Securities Act. In addition, Parent shall cause all certificates for Parent Stock to be received by the 145 Affiliates to bear a legend substantially similar to the following:

              THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE PROVISIONS OF RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF BY THE HOLDER EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FILED UNDER THE ACT AND IN COMPLIANCE WITH APPLICABLE SECURITIES LAWS OF ANY STATE WITH RESPECT THERETO, (B) IN ACCORDANCE WITH RULE 145(d) UNDER THE ACT, OR (C) IN ACCORDANCE WITH AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER THAT AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

              (b) The Board of Directors or Compensation Committee of the Company and Parent will each grant all approvals and take all other actions required pursuant to Rules 16b-3(d) and 16b-3(e) under the Exchange Act to cause the disposition in connection with the Merger of Company Common Stock and Company Options (as hereinafter defined) and the acquisition in connection with the Merger of Parent Stock and options to acquire Parent Common Stock to be exempt from the provisions of Section 16(b) of the Exchange Act. SECTION 7.5 NASDAQ LISTING. Parent shall cause, at or before the Effective Time, authorization for listing on the Nasdaq National Market ("NASDAQ"), upon official notice of issuance, of the shares of Parent Stock (i) to be issued in connection with the Merger and (ii) to be reserved for issuance upon exercise of stock options issued in connection with the Merger.

         SECTION 7.6 EXPENSES AND FEES.

              (a)  Except  as set  forth in this  Section  7.6,  all  costs  and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except that those expenses incurred in connection with printing and filing the Joint Proxy Statement/Prospectus shall be shared equally by Parent and the Company.

              (b) The Company agrees to immediately pay to Parent a fee of $7,177,632 if:

                   (i) the Company  terminates this Agreement pursuant to clause
              (iii) of Section 9.1(a); or

                   (ii) Parent terminates this Agreement pursuant to clause (iv)
              of Section 9.1(b); or

                   (iii) Parent  terminates  this  Agreement  pursuant to clause
              (vi) of Section 9.1(b) or the Company terminates this Agreement pursuant to clause (iv)(2) of Section 9.1(a), in each case if, but only if, the Company enters into a definitive agreement with respect to an Acquisition Transaction within three months following such termination.

              (c) Parent agrees to immediately pay to the Company a fee of $7,177,632 if:

                   (i) Parent terminates this Agreement pursuant to clause (vii)
              of Section 9.1(b) or the Company terminates this Agreement pursuant to clause (vii) of Section 9.1(a) and, in each case, if, but only if, Parent enters into a definitive agreement with respect to a Parent Acquisition Proposal within nine months following such termination; or

                   (ii) Parent,  in  accordance  with Section  7.3(b),  does not recommend  to  its  stockholders  approval  of  the  Parent  Stock
              Issuance and the Parent Charter Amendment and the Company terminates this Agreement pursuant to clause (iv)(1) of Section 9.1(a), if, but only if, Parent enters into a definitive agreement with respect to a Parent Acquisition Proposal within three months following such termination.

         SECTION 7.7 AGREEMENT TO COOPERATE.

              (a) Subject to the terms and conditions herein provided, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using its reasonable efforts to obtain all necessary or appropriate waivers, consents or approvals of third parties required in order to preserve material contractual relationships of the Company and its subsidiaries, all necessary or appropriate waivers, consents and approvals and SEC "no-action" letters to effect all necessary registrations, filings and submissions and to lift any injunction or other legal bar to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible).

              (b) Without limitation of the foregoing, each of Parent and the Company undertakes and agrees to file as soon as practicable after the date hereof a Notification and Report Form under the HSR Act with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "ANTITRUST DIVISION"). Each of Parent and the Company shall (i) use its reasonable efforts to comply as expeditiously as possible with all lawful requests of the FTC or the Antitrust Division for additional information and documents and (ii) not extend any waiting period under the HSR Act or enter into any agreement with the FTC or the Antitrust Division not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other parties hereto.

              (c) In the event any litigation is commenced against the Company by any person or entity relating to the transactions contemplated by this Agreement, including any Acquisition Transaction, Parent shall have the right, at its own expense, to participate therein, and the Company will not settle any such litigation without the consent of Parent, which consent will not be unreasonably withheld or delayed; provided, however, that nothing contained in this Section 7.7(c) shall be construed as granting Parent a right to consent to a particular settlement, if the Company's Board of Directors determines in good faith after consultation with the Company's outside legal counsel that the existence or exercise of such right with respect to that particular settlement would violate the fiduciary duties of the Company's Board of Directors.

              (d) Parent shall reasonably consider taking such actions as may be useful in resolving any antitrust objections that may be asserted with respect to the transactions contemplated by this Agreement by the FTC, the Antitrust Division or any other federal or state agency.

         SECTION 7.8 Each party hereto shall consult with each other before issuing any press release or otherwise issuing any other similar written public statement with respect to this Agreement or the Merger and shall not issue any such press release or make any such public statement without the prior consent of each other party, which consent shall not be unreasonably withheld or delayed; provided, however, that a party may, without the prior consent of any other party, issue such a press release or other similar written public statement as may be required by law or any listing agreement with a national securities exchange or market to which Parent or the Company is a party if it has used all reasonable efforts to consult with such other party and to obtain such other party's consent but has been unable to do so in a timely manner. Further, the parties shall use their respective reasonable best efforts to coordinate and jointly schedule and interface with the various governmental authorities and other applicable regulatory bodies involved or otherwise interested in the transactions contemplated by this Agreement.

         SECTION 7.9 OPTION PLANS.

              (a) Prior to the Effective Time, the Company and Parent shall take such action as may be necessary to cause each unexpired and unexercised option to purchase shares of Company Common Stock (each a "COMPANY Option") to be automatically converted at the Effective Time into an option (each a "PARENT OPTION") which will be (1) to purchase a number of shares of Parent Stock equal to the number of shares of Company Common Stock that could have been purchased under the Company Option multiplied by the Exchange Ratio, at a price per share of Parent Stock equal to the option exercise price determined pursuant to the Company Option divided by the Exchange Ratio and (2) otherwise subject to the same terms and conditions as the Company Option; provided that (i) if the applicable agreement evidencing the Company Option provides for acceleration of vesting of such Company Option upon the Merger, the converted stock option will be so vested following the Merger and, (ii) the terms of the Company Options outstanding under the Company's 1997 Non-Employee Director Stock Option Plan shall be amended so that such options may be exercised (A) with respect to those directors of the Company who do not become directors of Parent, until the earlier of (x) six months following the Effective Time or (y) the date on which the options expire in accordance with their terms, and (B) with respect to those directors of the Company who are appointed directors of Parent pursuant to Section 2.4, until the earlier of (x) 90 days following the date on which such persons cease to be directors of Parent and (y) the date on which the options expire in accordance with their terms. The date of grant of a substituted Parent Option shall be the date on which the corresponding Company Option was granted. At the Effective Time, all references in the Company Options to the Company shall be deemed to refer to Parent. Parent shall assume all of the Company's obligations with respect to Company Options as so amended and shall, from and after the Effective Time, make available for issuance upon exercise of the Parent Options all shares of Parent Stock covered thereby and, at or prior to the Effective Time, amend its Registration Statement on Form S-8 or file a new registration statement to cover the additional shares of Parent Stock subject to Parent Options granted in replacement of Company Options. Following the Effective Time, Parent will use all reasonable efforts to maintain the effectiveness of the foregoing registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as any of the converted Company Options remain outstanding and unexercised.

              (b) As soon as practicable after the Effective Time, Parent shall deliver to the holders of Company Options immediately prior to the Effective Time appropriate notices setting forth (1) such holders' rights pursuant to the respective Company Options, and (2) stating that the Company Options have been converted into Parent Options as contemplated herein and have been assumed by Parent and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section to give effect to the Merger).

              (c) The holders of Company Options immediately prior to the Effective Time, and their respective legal representatives and heirs, shall be deemed third-party beneficiaries of this Section 7.9.

         SECTION 7.10 NOTIFICATION OF CERTAIN MATTERS. Each of the Company, Parent and Subsidiary agrees to give prompt notice to each other of, and to use their respective reasonable best efforts to prevent or promptly remedy, (i) the occurrence or failure to occur or the impending or threatened occurrence or failure to occur, of any event which occurrence or failure to occur would be likely to cause any of its representations or warranties in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time and (ii) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 7.10 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

         SECTION 7.11 DIRECTORS' AND OFFICERS' INDEMNIFICATION.

              (a) From and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless all past and present officers and directors of the Company (the "COVERED PARTIES") to the same extent and in the same manner and subject to the same limits as such persons are indemnified as of the date of this Agreement by the Company pursuant to the DGCL, the Company's Certificate of Incorporation or the Company's By-Laws for acts or omissions occurring at or prior to the Effective Time.

              (b) The Certificate of Incorporation and By-laws of the Surviving Corporation shall contain, and Parent shall cause the Certificate of Incorporation and By-laws of the Surviving Corporation to contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers, employees and agents of the Company and its subsidiaries than are presently set forth in the Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws of the Company.

              (c) The Surviving Corporation shall use its reasonable best efforts to provide, and Parent shall cause the Surviving Corporation to use its reasonable best efforts to provide, for a period of not less than 6 years from the Effective Time, one or more policies of directors' and officers' liability insurance that provide(s) coverage for events occurring prior to the Effective Time (the "D&O INSURANCE") that is/are substantially similar to the Company's existing policy or, if substantially equivalent insurance coverage is unavailable, the most similar available coverage; provided, however, that in no event shall the Surviving Corporation be required to pay an annual premium for the D&O Insurance in excess of 150% of the last annual premium paid prior to the date hereof (the "MAXIMUM PREMIUM"). If the Company's existing insurance expires, is terminated or canceled during such six-year period or exceeds the Maximum Premium, the Surviving Corporation shall obtain, and Parent shall cause the Surviving Corporation to obtain, as much directors' and officers' liability insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions no less advantageous to the Covered Parties than the Company's existing directors' and officers' liability insurance.

              (d) In addition to the indemnification and advancement of expenses provisions set forth herein, in the event that (i) the indemnification or advancement of expenses to be provided by the Surviving Corporation in accordance with Section 7.11(a) or 7.11(b) above, together with the D&O Insurance to be maintained by the Surviving Corporation in accordance with Section 7.11(c) above, after each is fully exhausted, is not adequate to fully indemnify or provide advancement of expenses to any Covered Party to the same extent and in the same manner that such indemnification or advancement of expenses would have been required to be provided by the Company prior to the Effective Time, and
         (ii) there has been a diminution of the net book value of the Surviving Corporation from the net book value of the Company as reflected on the balance sheet included in the Last Company SEC Report, then Parent shall indemnify such Covered Party to the extent of such diminution.

              (e) Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against any Covered Party, on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 7.11 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

              (f) The covenants contained in this Section are intended to be for the benefit of, and shall be enforceable by, each of the Covered Parties and their respective heirs and legal representatives and shall not be deemed exclusive of any other rights to which a Covered Party is entitled, whether pursuant to law, contract or otherwise.

              (g) In the event that Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors or assigns of Parent, the Surviving Corporation or any of their respective successors or assigns, as the case may be, shall succeed to the obligations set forth in this Section 7.11.

         SECTION 7.12 CERTAIN BENEFITS. At the Effective Time, Parent will assume, and, subject to Parent's right to thereafter amend, modify or terminate the Policy in accordance with its terms, Parent will thereafter pay, perform and discharge when due, all of the Company's obligations under the Company's Executive Officer Severance Plan, as amended (the "POLICY"), with respect to the individuals who participate in the Policy (the "PARTICIPANTS"). A copy of the Policy and a list of the Participants is attached to the Company Disclosure Schedule. With respect to those Participants who become employed by Parent or any of its subsidiaries in connection with the Merger, all references in the Policy to the "Company" shall be deemed to be references to Parent and its subsidiaries, each such Participant shall be an "Executive" for all purposes under the Policy and such Participants' service to the Company and its subsidiaries prior to the Merger shall be included in determining their total years of services for purposes of the Policy. The Participants, and their respective legal representatives and heirs, shall be third-party beneficiaries of this Section 7.12. Prior to the Effective Time, the Company shall use its reasonable best efforts to amend the options to acquire Company Common Stock which are held by Participants so that the provisions of Section 2.6 of the Policy are reflected in such options.

         SECTION 7.13 SEC REPORTS. The parties agree that whenever a representation or warranty contained in this Agreement is made subject to any fact or circumstance referenced, disclosed, set forth or described in either the Parent SEC Reports or the Company SEC Reports (collectively, the "SEC REPORTS"), such representation or warranty shall be subject only to those matters that it is reasonably apparent from a reading of such SEC Reports would apply thereto.

                                  ARTICLE VIII

                                   CONDITIONS

         SECTION 8.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

              (a) the Parent Stock Issuance and Parent Charter Amendment shall have been approved by the requisite vote of the stockholders of the Parent and this Agreement shall have been adopted by the requisite vote of the stockholders of the Company, in each case under applicable law and applicable listing requirements of the Nasdaq National Market ("Nasdaq");

              (b) the shares of Parent Stock issuable in connection with the Merger and those to be reserved for issuance upon exercise of stock options or warrants or the conversion of convertible securities shall have been authorized for listing on Nasdaq upon official notice of issuance;

              (c) the waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated;

              (d) the Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order suspending such effectiveness shall have been issued and remain in effect and no proceeding for that purpose shall have been instituted, or to the knowledge of Parent and the Company no such proceeding shall have been threatened, by the SEC or any state regulatory authorities;

              (e) no governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which materially restricts, prevents or prohibits consummation of the Merger or any transaction contemplated by this Agreement (it being understood that the parties hereto hereby agree to use their reasonable efforts to cause any such decree, judgment, injunction or other order to be vacated or lifted as promptly as possible);

              (f) no action shall have been taken, and no statute, rule or regulation shall have been enacted, by any state or federal government or governmental agency in the United States which would prevent the consummation of the Merger or make the consummation of the Merger illegal; and

              (g) all governmental waivers, consents, orders and approvals legally required for the consummation of the Merger and the transactions contemplated hereby shall have been obtained and be in effect at the Effective Time, except where the failure to obtain the same would not be reasonably likely to have a Company Material Adverse Effect, following the Effective Time.

         SECTION 8.2 CONDITIONS TO OBLIGATION OF THE COMPANY TO EFFECT THE MERGER. Unless waived by the Company, the obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

              (a) Parent and Subsidiary shall have performed in all material respects their agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of Parent and Subsidiary contained in this Agreement shall be true and correct in all material respects on and as of the date made and (except to the extent that such representations and warranties expressly speak as of an earlier date, which shall be true and correct in all material respects as of the specified date) on and as of the Closing Date as if made at and as of such date;

              (b) since the date hereof, there shall have been no changes that constitute, and no event or events (including, without limitation, litigation developments) shall have occurred which have resulted in or constitute, a Parent Material Adverse Effect; and

              (c) the Company shall have received certificates, dated the Closing Date, of:

                   (i) the President or any Vice President of each of Parent and
              Subsidiary certifying as to the matters specified in Sections 8.2(a) and (b) hereof; and

                   (ii) the Secretary of each of Parent and Subsidiary certifying as to: (A) the content and continuing effectiveness as of the Closing Date of the resolutions of the Board of Directors of Parent approving this Agreement and the transactions contemplated hereby; (B) the fact that the Parent Stock Issuance and Parent Charter Amendment have been duly approved by the requisite vote of the stockholders of Parent in accordance with the certificate of incorporation and by-laws of Parent, the rules of Nasdaq and the DGCL and that such approval is in full force and effect; and (C) the fact that this Agreement has been duly adopted by the requisite vote of Parent as the sole stockholder of Subsidiary in accordance with the certificate of incorporation and by-laws of Subsidiary and the DGCL and that such adoption is in full force and effect.

         SECTION 8.3 CONDITIONS TO OBLIGATIONS OF PARENT AND SUBSIDIARY TO EFFECT THE MERGER. Unless waived by Parent and Subsidiary, the obligations of Parent and Subsidiary to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the additional following conditions:

              (a) the Company shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects on and as of the date made and (except to the extent that such representations and warranties expressly speak as of an earlier date, which shall be true and correct in all material respects as of the specified date) on and as of the Closing Date as if made at and as of such date;

              (b) the Affiliate Agreements to the extent required to be delivered to Parent pursuant to Section 7.4, shall have been furnished as required by Section 7.4;

              (c) those certain options to acquire Company Common Stock shall have been amended, to the extent required by Section 7.12;

              (d) since the date hereof, there shall have been no changes that constitute, and no event or events (including, without limitation, litigation developments) shall have occurred which have resulted in or constitute, a Company Material Adverse Effect.

              (e) Parent shall have received certificates, dated the Closing Date, of:

                   (i) the President or any Vice President of the Company certifying as to the matters specified in Sections 8.3(a) and (c) hereof; and

                   (ii) the  Secretary of the Company  certifying as to: (A) the content and continuing effectiveness as of the Closing Date of the resolutions of the Board of Directors of the Company (1) approving and declaring the advisability of this Agreement, (2) rendering
              Section 203 of the DGCL inapplicable to this Agreement and the transactions contemplated hereby, and (3) amending the Rights Agreement as described in Section 5.22 hereof; and (B) the fact that this Agreement has been duly adopted by the requisite vote of the stockholders of the Company in accordance with the Company's Restated Certificate of Incorporation and Amended and Restated Bylaws and the DGCL and that such adoption is in full force and effect.

                                   ARTICLE IX

                        TERMINATION, AMENDMENT AND WAIVER

         SECTION 9.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing Date, whether before or after adoption by the stockholders of the Company or Parent, by the mutual written consent of the Company and Parent or as follows:

              (a) The Company shall have the right to terminate this Agreement:

                   (i) if the Merger is not  completed  by June 30, 2000 (unless due to a delay or default on the part of the Company), provided, however, that such date shall be extended to September 30, 2000 if, as of June 30, 2000, the parties are engaged in ongoing discussions with the FTC or Antitrust Division regarding the transactions contemplated hereby;

                   (ii) if the Merger is enjoined by a final, unappealable court order not entered at the request or with the support of the Company and if the Company shall have used reasonable efforts to prevent the entry of such order;

                   (iii) if (A) the Company  receives an offer or proposal  from any Potential Acquirer (excluding any director or officer of the Company or any group of which any director or officer of the Company is a member) with respect to a merger, sale of substantial assets or other business combination involving the Company, (B) the Company's Board of Directors determines, in good faith and after consultation with an independent financial advisor, that such offer or proposal (if consummated pursuant to its terms) would result in an Acquisition Transaction more favorable to the Company's stockholders than the Merger (any such offer or proposal being referred to as a "SUPERIOR PROPOSAL") and resolves to accept such Superior Proposal and (C) the Company shall have given Parent two days' prior written notice of its intention to terminate pursuant to this provision; provided, however, that such termination shall not be effective until such time as the payment required by Section 7.6(b) shall have been received by Parent;

                   (iv) if (1) the  stockholders  of Parent  fail to approve the
              Parent Stock Issuance and Parent Charter Amendment at a duly held meeting of stockholders called for such purpose or any adjournment thereof or (2) the stockholders of the Company fail to adopt this Agreement at a duly held meeting of stockholders called for such purpose or any adjournment thereof;

                   (v) if the representations and warranties of the Parent shall fail to be true and correct in all material respects on and as of the date made or, except in the case of any such representations and warranties made as of a specified date, on and as of any subsequent date as if made at and as of such subsequent date and such failure shall not have been cured in all material respects within 30 days after written notice of such failure is given to the Parent by the Company;

                   (vi) if Parent (A) fails to perform in any  material  respect any of its material covenants in this Agreement and (B) does not cure such default in all material respects within 30 days after notice of such default is given to Parent by the Company; or

                   (vii) if the Board of Directors of Parent shall have resolved to accept a Parent Superior Proposal.

              (b) Parent shall have the right to terminate this Agreement:

                   (i) if the  representations  and  warranties  of the  Company shall fail to be true and correct in all material respects on and as of the date made or, except in the case of any such representations and warranties made as of a specified date, on and as of any subsequent date as if made at and as of such subsequent date and such failure shall not have been cured in all material respects within 30 days after written notice of such failure is given to the Company by Parent;

                   (ii) if the Merger is not  completed by June 30, 2000 (unless due to a delay or default on the part of Parent or Subsidiary), provided, however, that such date shall be extended to September 30, 2000 if, as of June 30, 2000, the parties are engaged in ongoing discussions with the FTC or Antitrust Division regarding the transactions contemplated hereby;

                   (iii) if the  Merger  is  enjoined  by a final,  unappealable court order not entered at the request or with the support of Parent or Subsidiary and if Parent shall have used reasonable efforts to prevent the entry of such order;

                   (iv) if the Board of  Directors  of the  Company  shall  have resolved to accept a Superior Proposal or shall have recommended to the stockholders of the Company that they tender their shares in a tender or an exchange offer commenced by a third party (excluding any affiliate of Parent or any group of which any affiliate of Parent is a member);

                   (v) if the  Company  (A)  fails to  perform  in any  material respect any of its material covenants in this Agreement and (B) does not cure such default in all material respects within 30 days after notice of such default is given to the Company by Parent;

                   (vi) if the  stockholders  of the Company  fail to adopt this
              Agreement at a duly held meeting of stockholders called for such purpose or any adjournment thereof; or

                   (vii) if (A) Parent receives a Parent  Acquisition  Proposal, which proposal expressly states in writing that it is subject to Parent terminating this Agreement or to otherwise not consummating the transactions contemplated hereby, (B) as a result thereof, Parent's Board of Directors does not recommend to Parent's stockholders approval of the Parent Stock Issuance and Parent Charter Amendment in reliance on the third sentence of Section 7.3(b) hereof, and (C) Parent's Board of Directors determines, in good faith and after consultation with an independent financial advisor, that such offer or proposal (if consummated pursuant to its terms) would result in a transaction more favorable to Parent's stockholders than the Merger (any such offer or proposal being referred to as a "PARENT SUPERIOR PROPOSAL") and resolves to accept such Parent Superior Proposal.

         SECTION 9.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by either Parent or the Company pursuant to the provisions of Section 9.1, this Agreement shall forthwith become void and there shall be no further obligation on the part of the Company, Parent, Subsidiary or their respective officers or directors (except as set forth in this Section 9.2, in the second sentence of Section 7.1(a) and in Sections 7.1(b) and 7.6, all of which shall survive the termination). Nothing in this Section 9.2 shall relieve any party from liability for any willful or intentional breach of this Agreement.

         SECTION 9.3 AMENDMENT. This Agreement may not be amended except by action taken by the parties' respective Boards of Directors or duly authorized committees thereof and then only by an instrument in writing signed on behalf of each of the parties hereto and in compliance with applicable law. Such amendment may take place at any time prior to the Closing Date, whether before or after approval by the stockholders of the Company, Parent or Subsidiary; provided, however, that after any such approval, there shall not be made any amendment that by law requires the further approval of such stockholders without such further approval.

         SECTION 9.4 WAIVER. At any time prior to the Effective Time, subject to applicable law, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant thereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE X

                               GENERAL PROVISIONS

         SECTION 10.1 NON-SURVIVAL AND SCOPE OF REPRESENTATIONS AND WARRANTIES AND AGREEMENTS. No representations, warranties or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger, and after effectiveness of the Merger neither the Company, Parent, Subsidiary or their respective officers or directors shall have any further obligation with respect thereto except for the agreements contained in Articles II, III and X, Section 7.9, Section 7.11 and Section 7.12. Except as set forth in Articles IV and V hereof, the parties make no representations or warranties whatsoever, and each party disclaims all liability and responsibility for any other representation, warranty, statement or information made or communicated (orally or in writing) to another party (including, but not limited to, any opinion, information or advice which may have been provided to Parent by any officer, stockholder, director, employee, agent or consultant of the Company, its financial advisors or any other agent or representative of the Company).

         SECTION 10.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by registered or certified mail (return receipt requested) or sent via facsimile to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (a) If to Parent or Subsidiary to:

                           Westell Technologies, Inc.
                           750 N. Commons Drive
                           Aurora, Illinois 60504
                           Attention:  Chief Executive Officer
                           Facsimile:  630-375-4128

                  with a copy to:

                           McDermott, Will & Emery
                           227 West Monroe
                           Chicago, Illinois 60606
                           Attention:  Helen R. Friedli, Esq.
                           Facsimile:  312-984-3669

                           (b) If to the Company, to:

                           Teltrend Inc.
                           620 Stetson Avenue
                           St. Charles, Illinois 60174
                           Attention:  Chief Executive Officer
                           Facsimile:  630-377-0128

                  with a copy to:

                           Jenner & Block
                           One IBM Plaza
                           Chicago, Illinois 60611
                           Attention:  Jodi A. Simala, Esq.
                           Facsimile:  312-840-7692

         SECTION 10.3 INTERPRETATION. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, unless a contrary intention appears, (i) the words "herein", "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision, (ii) reference to any Article or Section means such Article or Section hereof and (iii) "including" shall be deemed to mean including without limitation. No provision of this Agreement shall be interpreted or construed against any party hereto solely because such party or its legal representative drafted such provision.

         SECTION 10.4 MISCELLANEOUS. This Agreement (including the documents and instruments referred to herein) (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof (provided, that the provisions of those certain agreements dated September 3, 1999 by and between the Company and Parent concerning confidentiality and related matters (the "CONFIDENTIALITY AGREEMENTS"), shall remain in effect), (b) is not intended to confer upon any other person any rights or remedies hereunder, except under
Section 7.9, Section 7.11, Section 7.12 and Article III and (c) shall not be assigned by operation of law or otherwise. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE.

         SECTION 10.5 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

         SECTION 10.6 PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and except as set forth in
Article III, Section 7.9, Section 7.11 and Section 7.12, nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

         SECTION 10.7 SEVERABILITY. Wherever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

         IN WITNESS WHEREOF, Parent, Subsidiary and the Company have caused this Agreement to be signed by their respective officers as of the date first written above.

                                            WESTELL TECHNOLOGIES, INC.



                                            By: /s/ Robert H. Gaynor
                                            Name:  Robert H. Gaynor
                                            Title: Chairman and Chief Executive
                                                   Officer



                                            THETA ACQUISITION CORP.



                                            By:  /s/ Robert H. Gaynor
                                            Name:  Robert H. Gaynor
                                            Title: Chairman and Chief Executive
                                                   Officer


                                            TELTREND INC.


                                            By: /s/ Douglas P. Hoffmeyer
                                            Name:  Douglas P. Hoffmeyer
                                            Title: Sr. Vice President, Finance

                                                                      APPENDIX B

                              Goldman, Sachs & Co.
                                 85 Broad Street
                             New York, New York 1004
                                Tel: 212-902-1000


PERSONAL AND CONFIDENTIAL
-------------------------


December 13, 1999



Board of Directors
Westell Technologies, Inc.
750 N. Commons Drive
Aurora, IL 60504

Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to Westell Technologies, Inc. (the "Company") of the exchange ratio (the "Exchange Ratio") of 3.30 shares of Class A Common Stock, par value $0.01 per share (the "Company Shares"), of the Company to be exchanged by the Company for each share of Common Stock, par value $0.01 per share (the "Teltrend Shares"), of Teltrend Inc. ("Teltrend") pursuant to the Agreement and Plan of Merger, dated as of December 13, 1999, by and among the Company, Theta Acquisition Corp., a wholly owned subsidiary of the Company, and Teltrend (the "Agreement").

Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement. Goldman, Sachs & Co. provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of the Company or Teltrend for its own account and for the accounts of customers.

We understand that SoundView Technology Group, Inc. ("SoundView") is acting as financial advisor to Teltrend in connection with the transaction contemplated by the Agreement. SoundView and Wit Capital Group, Inc. ("Wit") have entered into an agreement pursuant to which Wit will acquire SoundView. Goldman, Sachs & Co. currently owns approximately 16.5% of the outstanding shares of common stock of Wit and warrants to acquire additional shares of common stock of Wit which, if exercised, would result in Goldman, Sachs & Co. owning approximately 24.7% of the outstanding shares of common stock of Wit.

In connection with this opinion, we have reviewed, among other things, the Agreement; Annual Reports to Stockholders and Annual Reports on Form 10-K of Teltrend and of the Company for the five fiscal years ended July 31, 1999 and the four fiscal years ended March 31, 1999, respectively; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Teltrend and the Company; certain other communications from Teltrend and the Company to their respective stockholders; and certain internal financial analyses and forecasts for Teltrend and the Company prepared by the managements of Teltrend and the Company, including certain cost savings and operating synergies projected by the management of the Company to result from the transaction contemplated by the

Agreement (the "Synergies"). We also have held discussions with members of the senior management of Teltrend and the Company regarding their assessment of the strategic rationale for, and the potential benefits of, the transaction contemplated by the Agreement and the past and current business operations, financial condition and future prospects of their respective companies. In addition, we have reviewed the reported price and trading activity for the Teltrend Shares and the Company Shares, compared certain financial and stock market information for Teltrend and the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the telecommunications equipment, data communications and networking industries specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

We have relied upon the accuracy and completeness of all of the financial and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed, with your consent, that the internal financial forecasts prepared by the managements of Teltrend and the Company, including the Synergies, have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of Teltrend and the Company, and that the Synergies will be realized in the amounts and time periods contemplated thereby. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of Teltrend or the Company or any of their subsidiaries and we have not been furnished with any such evaluation or appraisal. We also have assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the transaction contemplated by the Agreement will be obtained without any adverse effect on Teltrend or the Company or on the benefits of the transaction contemplated by the Agreement. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Agreement, and such opinion does not constitute a recommendation as to how any holder of Company Shares should vote with respect to such transaction.

Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the Exchange Ratio pursuant to the Agreement is fair from a financial point of view to the Company.

Very truly yours,


/s/ Goldman, Sachs & Co.

(GOLDMAN, SACHS & CO.)

                                                                      APPENDIX C

                        SoundView Technology Group, Inc.
                                22 Gatehouse Road
                        Stamford, Connecticut 06902-7908


December 13, 1999



Board of Directors
Teltrend Inc.
620 Stetson Avenue
St. Charles, IL 60174

Ladies and Gentlemen:

         We understand that Westell Technologies, Inc. ("Westell"), Theta Acquisition Corp., a wholly owned subsidiary of Westell ("Merger Sub"), and Teltrend Inc. ("Teltrend" or the "Company") are considering entering into an agreement and plan of merger substantially in the form of the draft dated December 13, 1999 (the "Draft Merger Agreement") pursuant to which, among other things, Merger Sub shall be merged with and into the Company in a transaction (the "Merger") in which each share of common stock, par value $.01 per share, of the Company, subject to the conditions and limitations set forth in the Draft Merger Agreement, shall be converted into the right to receive, without interest, 3.3 shares (the "Exchange Ratio") of the Class A Common Stock, par value $0.01 per share, of Westell. The terms and conditions of the Merger are set forth in more detail in the Draft Merger Agreement, a copy of which has been furnished to us.

         You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the stockholders of the Company, of the Exchange Ratio.

         In conducting our analysis and arriving at our opinion as expressed herein, we have, among other things:

               (i) reviewed the Draft Merger Agreement and the specific terms of the Merger set forth therein;

               (ii) reviewed the draft Voting Agreement dated December 13, 1999;

               (iii)reviewed Teltrend's financial and operating  information for the two-year period ended July 31, 1999 and the three-month period ended October 30, 1999;

               (iv) reviewed Westell's  financial and operating  information for the two-year period ended March 31, 1999 and the six-month period ended September 30, 1999;

               (v) reviewed certain information regarding the private placement by Westell of 6% Subordinated Convertible Debentures and Stock Purchase Warrants to Capital Ventures International, Castle Creek Technology Partners LLC, and Marshall Capital Management, Inc.;

               (vi) reviewed   certain   financial  and  operating   information
                    regarding the business, operations and prospects of Teltrend and Westell, including forecasts and projections, provided to us by the managements of the Company and Westell, respectively;

               (vii)reviewed certain publicly available  information  concerning certain other companies we deemed to be reasonably similar to the Company and Westell and the trading markets for certain of such companies' securities;

               (viii) reviewed the financial terms of certain recent mergers and acquisitions that we deemed relevant;

               (ix) conducted   discussions   with  certain  members  of  senior
                    management  of the  Company  and  Westell  concerning  their respective businesses and operations, assets, present condition and future prospects; and

               (x) performed such other analyses, examinations and procedures, reviewed such other agreements and documents, and considered such other factors as we have deemed, in our sole judgment, to be necessary, appropriate or relevant to render the opinion set forth herein.

         In arriving at our opinion, we have not made, obtained or assumed any responsibility for any independent evaluation or appraisal of the properties and facilities or of the assets and liabilities (contingent or otherwise) of either the Company or Westell. We have assumed and relied upon the accuracy and completeness of the financial and other information supplied to or otherwise used by us in arriving at our opinion and have not attempted independently to verify, or undertaken any obligation to verify such information. We have further relied upon the assurances of the managements of Teltrend and Westell that they were not aware of any facts that would make such information inaccurate or misleading. In addition, we have assumed that the forecasts and projections provided to SoundView Technology Group, Inc. by Westell and the Company represent the best currently available estimates and judgments of Westell's and the Company's managements as to the future financial condition and results of operations of Westell and the Company, respectively, and have assumed that such forecasts and projections have been reasonably prepared based on such currently available estimates and judgments. We assume no responsibility for and express no view as to such forecasts and projections or the assumptions on which they are based.

         We have also taken into account our assessment of general economic, market and financial conditions and our experience in similar transactions, as well as our experience in securities valuation in general. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof.

         We do not express any view as to the price at which the Company's stock will trade prior to the closing of the Merger, or the price at which Westell's stock will trade prior to or subsequent to the closing of the Merger. This letter is for the benefit and use of the Board of Directors of the Company in its consideration of the Merger. This letter does not constitute a recommendation of the Merger over any other alternative transactions which may be available to the Company and does not address the underlying business decision of the Board of Directors of the Company to proceed with or effect the Merger.

         We have, in the past, provided financial advisory and investment banking services for the Company and have received fees for the rendering of such services. In the ordinary course of our business, we may trade in the equity securities of the Company for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. The Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion.

         Based upon and subject to the foregoing, it is our opinion as investment bankers that, as of the date hereof, the Exchange Ratio pursuant to the Draft Merger Agreement is fair, from a financial point of view, to the Company's stockholders.
                                           Very truly yours,


                                           /s/ SoundView Technology Group, Inc.

                                           SoundView Technology Group, Inc.

                                     PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS


ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS


         Under Delaware law, a corporation may indemnify any person who was or is a party or is threatened to be made a party to an action (other than an action by or in the right of the corporation) by reason of his service as a director, officer, employee or agent of the corporation, or his service, at the corporation's request, as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees) that are actually and reasonably incurred by him ("Expenses"), and judgments, fines and amounts paid in settlement that are actually and reasonably incurred by him in connection with the defense or settlement of such action, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. Although Delaware law permits a corporation to indemnify any person referred to above against Expenses in connection with the defense or settlement of an action by or in the right of the corporation, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, if such person has been judged liable to the corporation, indemnification is only permitted to the extent that the Court of Chancery (or the court in which the action was brought) determines that, despite the adjudication of liability, such person is entitled to indemnity for such Expenses as the court deems proper. The determination as to whether a person seeking indemnification has met the required standard of conduct is to be made (1) by a majority vote of disinterested members of the board of directors even though less than a quorum, or (2) by a committee of disinterested directors designated by a majority vote of such directors, even though less than a quorum, or (3) by independent legal counsel in a written opinion, if there are no disinterested directors or if the disinterested directors so direct, or (4) by the stockholders. The General Corporation Law of the State of Delaware also provides for mandatory indemnification of any present or former director or officer against Expenses to the extent such person has been successful in any proceeding covered by the statute. In addition, the General Corporation Law of the State of Delaware provides the general authorization of advancement of a director's, officer's, employee's and agent's litigation expenses and that indemnification and advancement of expenses provided by the statute shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement or otherwise.

         Westell's Amended and Restated Certificate of Incorporation and Westell's Amended and Restated By-laws provide for indemnification of Westell's directors, officers, employees and other agents to the fullest extent not prohibited by the Delaware law.

         Westell maintains liability insurance for the benefit of its directors and officers.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

         (a)    EXHIBITS.

         2.1 Agreement and Plan of Merger, dated as of December 13, 1999, by and among Westell Technologies, Inc., Theta Acquisition Corp. and Teltrend Inc. (included as Appendix A to the joint proxy statement/prospectus and incorporated herein by reference to Exhibit 99.2 to Westell Technologies, Inc.'s Current Report on Form 8-K filed December 17, 1999)
         4.1 Amended and Restated Certificate of Incorporation, as amended (incorporated herein by reference to Exhibit 3.1 to Westell Technologies, Inc.'s Registration Statement on Form S-3, as amended, Registration No. 333-79407)
         4.2       Amended and Restated By-laws

         5.1       Opinion of McDermott, Will & Emery*
         23.1 Consent of Arthur Andersen LLP, on behalf of Westell Technologies, Inc.
         23.2      Consent of Ernst & Young LLP, on behalf of Teltrend Inc.
         23.3      Consent of McDermott, Will & Emery (included in Exhibit 5.1)
         23.4      Consent of Goldman, Sachs & Co.*
         23.5      Consent of SoundView Technology Group, Inc.
         24.1 Powers of Attorney (included in the signature page of this Registration Statement)
         99.1 Voting Agreement, dated December 13, 1999, by and among Robert C. Penny III and Melvin J. Simon, individually, as trustees pursuant to a Voting Trust Agreement dated February 23, 1994, as amended, and as trustees for any Holder (as defined in the Voting Trust), and Teltrend Inc. (incorporated herein by reference to Exhibit 99.3 to Westell Technologies, Inc.'s Current Report on Form 8-K filed December 17, 1999)
         99.2 Consent of Howard L. Kirby, Jr. to become a director of Westell Technologies, Inc.
         99.3 Consent of Bernard F. Sergesketter to become a director of Westell Technologies, Inc.
         99.4 Form of Proxy Card to be mailed to stockholders of Westell Technologies, Inc.
         99.5      Form  of Proxy Card to be  mailed to stockholders of Teltrend
                   Inc.

         *To be filed by amendment.

         (b)    FINANCIAL STATEMENT SCHEDULES.  None

ITEM 22. UNDERTAKINGS

         (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

         (d) The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (e) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

         (f) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Aurora, Illinois on January 26, 2000.

                                       WESTELL TECHNOLOGIES, INC.

                                       By: /s/ Marc Zionts
                                          --------------------------------------
                                                Marc Zionts,
                                                Chief Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert H. Gaynor, Marc Zionts and Melvin
J. Simon and each of them, his true and lawful attorney-in-fact and agent, with full power to act without the other and with full power of substitution and resubstitution, for him and on his behalf and in his name, place and stead, in any and all capacities (including his capacity as a director and/or officer of Westell Technologies, Inc.) to sign any and all amendments (including post-effective amendments) to this Registration Statement and to sign any registration statement for the same offering to which this Registration Statement relates, that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and any amendments thereto, and to file all of the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on January 26, 2000.

     /s/ Robert H. Gaynor           Chairman of the Board of Directors
     Robert H. Gaynor

     /s/ Marc Zionts                Chief Executive Officer (Principal Executive
     Marc Zionts                    Officer) and Director

     /s/ Nicholas C. Hindman        Interim  Chief  Financial Officer (Principal
     Nicholas C. Hindman            Financial and Accounting Officer)

     /s/ Paul A. Dwyer              Director
     Paul A. Dwyer

     /s/ Robert C. Penny III        Director
     Robert C. Penny III

     /s/ John W. Seazholtz          Director
     John W. Seazholtz

     /s/ Melvin J. Simon            Director
     Melvin J. Simon

     /s/ J. William Nelson          Director
     J. William Nelson

     /s/ Thomas A. Reynolds, III    Director
     Thomas A. Reynolds, III